Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

NIOCORP DEVELOPMENTS LTD.,

GX ACQUISITION CORP. II

and

BIG RED MERGER SUB LTD

Dated: September 25, 2022

i

(continued)

ii

(continued)

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated September 25, 2022, is by and among GX Acquisition Corp. II, a Delaware corporation (“GX”), NioCorp Developments Ltd., a company organized under the laws of the Province of British Columbia (the “Company”), and Big Red Merger Sub Ltd, a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”). GX, Merger Sub and the Company are collectively referred to herein as the “Parties” and, each, a “Party.”

RECITALS

A. GX is a publicly traded special purpose acquisition company formed for the purpose of effecting an acquisition of one or more businesses or assets.

B. The Parties intend to effect (a) a merger of Merger Sub with and into GX (the “First Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), with GX surviving the First Merger as the “First Merger Surviving Company”, (b) immediately following the First Merger Effective Time, a purchase by the Company of each First Merger Class A Share (other than those First Merger Class A Shares then held by the Company) in exchange for a number of new Company Common Shares equal to the Exchange Ratio (the “Exchange”), (c) immediately following the Exchange, the transfer of the First Merger Class A Shares then owned by the Company to 0896800 B.C. Ltd., a company organized under the laws of the Province of British Columbia and a direct wholly owned subsidiary of the Company (“Intermediate Holdco”), in exchange for additional shares of Intermediate Holdco (the “Contribution”), and (d) immediately following the Contribution, the merger of Elk Creek Resources Corporation, a Nebraska corporation and a direct wholly owned subsidiary of Intermediate Holdco (“ECRC”), with and into the First Merger Surviving Company in accordance with this Agreement, the DGCL and the Nebraska Model Business Corporation Act (the “NMBCA”) (the “Second Merger” and, together with the First Merger, the “Mergers”), with the First Merger Surviving Company surviving the Second Merger as the “Second Merger Surviving Company”.

C. The board of directors of GX (the “GX Board”) has (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, GX and its shareholders (the “GX Shareholders”), (b) approved this Agreement and the Transactions and declared their advisability, and (c) recommended that the GX Shareholders approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the GX Shareholders at the GX Shareholder Meeting.

D. The board of directors of the Company (the “Company Board”) has (a) determined that the Transactions are fair to the Company’s shareholders (the “Company Pre-Closing Shareholders”), (b) declared that the Transactions and the entering into of this Agreement are in the best interests of the Company, and (c) recommended that the Company Pre-Closing Shareholders approve the Transactions and directed that the Transactions be submitted for consideration by the Company Pre-Closing Shareholders at the Company Shareholder Meeting.

E. The board of directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Sub and the Company as its sole shareholder and (b) recommended that the Company approve and adopt this Agreement and approve the Transactions.

F. The board of directors of ECRC (the “ECRC Board”) has (a) determined that the Transactions are fair to, and in the best interests of, ECRC and Intermediate Holdco as its sole shareholder and (b) recommended that Intermediate Holdco approve the Transactions.

G. The Company, in its capacity as sole shareholder of Merger Sub, has approved and adopted this Agreement and approved the Transactions.

H. Intermediate Holdco, in its capacity as sole shareholder of ECRC, has approved the Transactions.

I. Concurrently with the execution of this Agreement, GX, the Company, GX Sponsor II LLC (“Sponsor”), in its capacity as a shareholder of GX, and certain other GX Shareholders are entering into a support agreement (the “GX Support Agreement”), pursuant to which Sponsor and certain other GX Shareholders are agreeing, among other things, to vote in favor of each of the GX Resolutions.

J. Concurrently with the execution of this Agreement, GX, the Company and certain Company Pre-Closing Shareholders are entering into a support agreement (the “Company Support Agreement”), pursuant to which certain Company Pre-Closing Shareholders are agreeing, among other things, to vote in favor of each of the Company Resolutions.

K. In connection with the Transactions, GX is obligated under the terms of its Amended and Restated Certificate of Incorporation (the “GX Charter”) to provide the GX Public Shareholders the option to have their Class A Shares redeemed, for the consideration and on the terms and subject to the conditions and limitations set forth in the GX Charter (the “Redemption Right”).

L. At the Closing, the Company, certain Company Pre-Closing Shareholders and the Sponsor will enter into a registration rights and lock-up agreement providing for, among other things, the registration rights and certain restrictions contained therein in substantially the form attached hereto as Exhibit A (the “Registration Rights and Lock-Up Agreement”).

M. At the Closing, the Company, GX and Sponsor will enter into an exchange agreement in substantially the form attached hereto as Exhibit B (the “Exchange Agreement”).

N. Concurrently with the execution of this Agreement, each of the Key Employees is entering into an employment agreement with the Company, in a form acceptable to GX, the effectiveness of which is conditioned on the occurrence of the Closing (each, a “Key Employee Agreement”).

O. Immediately following the Second Merger Effective Time, (a) the Company will effectuate a reverse stock split of the Company Common Shares issued and outstanding at the Closing (including the Company Common Shares issued pursuant to this Agreement) (the “Company Post-Closing Common Shares”) sufficient to meet any applicable listing requirements, with the ratio to be mutually agreed by the Parties and (b) the Second Merger Surviving Company will effectuate a proportionate reverse stock split of (i) the Second Merger Class A Shares and (ii) the Second Merger Class B Shares (each, a “Reverse Stock Split”).

NOW, THEREFORE, the Parties, in consideration of the representations, warranties and covenants contained in this Agreement, agree as follows:

ARTICLE I
CLOSING TRANSACTIONS

1.1 Closing. The closing (the “Closing”) of the Mergers and other transactions contemplated hereby and by the Ancillary Agreements (collectively, the “Transactions”) will take place remotely by the electronic exchange of documentation under procedures to be agreed by GX and the Company, each acting reasonably, or, if they are unable so to agree, at the offices of Jones Day, 250 Vesey Street, New York, New York, at 10:00 a.m. (New York City, New York time) no later than the second Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”); provided that, in the event that on the anticipated Closing Date (i) all conditions set forth in Article VI (other than Section 6.2(c)) shall have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and (ii) the conditions set forth in Section 6.2(c) would have been satisfied but for the deductions set forth in clauses (e) and (f) in the definition of “Closing Cash”, then, upon the written request of GX, the Closing shall be postponed to a date determined by GX in its sole discretion, not to exceed five Business Days following the anticipated Closing Date; provided, further, that if the conditions set forth in Section 6.2(c) shall become satisfied during such time and the other conditions set forth in Article VI are satisfied at such time (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the Parties shall effect the Closing as promptly as reasonably practicable and no later than the second Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), and nothing in this proviso will be deemed to require a Party to consummate the Closing unless the conditions to such Party’s obligation to consummate the Closing set forth in Article VI have been satisfied or waived.

1.2 Closing Transactions. At the Closing, the Parties will cause the following actions and transactions to be taken or completed in the following order on the terms and subject to the conditions of this Agreement:

(a) Class A Shares held by GX Public Shareholders who duly elect to redeem their Class A Shares pursuant to the Redemption Right will be redeemed and cancelled and such GX Public Shareholders will cease to have any rights as shareholders of GX other than the right to be paid the redemption amount of their Class A Shares in accordance with the GX Charter (each such share, a “Redemption Share”).

(b) Any Forfeited Shares (as defined in the GX Support Agreement) will be forfeited pursuant to the terms of the GX Support Agreement and will not remain outstanding.

(c) The Company will deposit (or cause to be deposited) with the Exchange Agent the Company Common Shares issuable pursuant to this Agreement.

(d) The First Merger Effective Time will occur.

(e) Immediately following the First Merger Effective Time, pursuant to the Exchange, the Company will purchase each First Merger Class A Share not held by the Company from the holder thereof in exchange for a number of new Company Common Shares equal to the Exchange Ratio, as described in Section 2.1(b) (such time, the “Exchange Time”).

(f) At the Exchange Time, and in connection with the First Merger, the Company will assume the GX Warrant Agreement and each GX Warrant that is issued and outstanding immediately prior to the Exchange Time will, pursuant to and in accordance with the terms of the GX Warrant Agreement and without any action on the part of its holder, be converted into a warrant to acquire a number of Company Common Shares as determined pursuant to Section 2.1(b)(ii) (each such warrant, a “Former GX Company Warrant”).

(g) Immediately following the Exchange Time, the Company will contribute all of the First Merger Class A Shares to Intermediate Holdco in exchange for a number of additional shares in Intermediate Holdco to be determined by the Company and Intermediate Holdco (the “Contribution” and such time, the “Contribution Time”).

(h) Immediately following the Contribution Time, the Second Merger Effective Time will occur.

(i) Immediately following the Second Merger Effective Time, each of the Company and the Second Merger Surviving Company will effectuate the applicable Reverse Stock Split.

1.3 Effective Times. At the Closing, in the order set forth in Section 1.2, the Parties will cause each of the First Merger and the Second Merger to be consummated, in each case by filing a certificate of merger pursuant to Section 252(c) of the DGCL with the Secretary of State of Delaware and, with respect to the Second Merger only, filing articles of merger pursuant to Section 21-2,166(b) of the NMBCA with the Secretary of State of Nebraska (collectively, the “Merger Filings”, and the date and time of the filing of the Merger Filings, or such later time as is specified in the Merger Filings as is agreed to by the Parties, the “First Merger Effective Time” and the “Second Merger Effective Time,” respectively).

1.4 Effects of the Mergers. The Mergers will have the effects set forth in this Agreement, the Merger Filings and the DGCL and, with respect to the Second Merger only, the NMBCA.

1.5 Organizational Documents.

(a) At the First Merger Effective Time, the Certificate of Incorporation and the Bylaws of the First Merger Surviving Company will be in substantially the form attached hereto as Exhibit C and Exhibit D.

(b) At the Second Merger Effective Time, the Bylaws of the First Merger Surviving Company as in effect immediately prior to the Second Merger Effective Time will continue as the Bylaws of the Second Merger Surviving Company (the “Surviving Company Bylaws”) and the Certificate of Incorporation of the Second Merger Surviving Company will be in substantially the form attached hereto as Exhibit E (the “Surviving Company Charter”).

1.6 Directors and Officers of the Company. Effective as of the First Merger Effective Time, the Company will take all action necessary to cause (a) the directors and officers of the Company as of the date hereof and (b) two additional directors identified by GX prior to the time that the Form S-4 becomes effective, which such two additional directors are subject to the Company’s approval, acting reasonably (the “Closing Directors and Officers”) to become the directors and officers of the Company, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Company Articles and applicable Law.

1.7 Directors and Officers of the First Merger Surviving Company. Effective as of the First Merger Effective Time, the directors and officers set forth on Annex 1.7 (the “Subsidiary Directors and Officers”) will become the directors and officers of the First Merger Surviving Company, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with its organizational documents and applicable Law.

1.8 Directors and Officers of the Second Merger Surviving Company. Effective as of the Second Merger Effective Time, the Subsidiary Directors and Officers will become the directors and officers of the Second Merger Surviving Company, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Surviving Company Charter, the Surviving Company Bylaws and applicable Law.

1.9 Cash Transaction Expenses. At least three Business Days prior to the Closing Date, each Party will deliver written notice to the other Party setting forth its good faith estimate of the amount of Cash Transaction Expenses attributable to such Party, including reasonably detailed support for such calculation.

1.10 Stock Exchange Listing. The (i) Company Post-Closing Common Shares issuable pursuant to the Exchange, (ii) Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, and (iii) Company Common Shares issuable upon the exercise of Former GX Company Warrants will be authorized for listing on NASDAQ and the TSX. The Former GX Company Warrants will be authorized for listing on NASDAQ.

ARTICLE II
MERGER CONSIDERATION

2.1 Effect on Capital Stock.

(a) At the First Merger Effective Time, by virtue of the First Merger and without any further action:

(i) Each issued and outstanding Founder Share (excluding, for the avoidance of doubt, any Forfeited Shares) will be converted into one Class B common share of the First Merger Surviving Company (each, a “First Merger Class B Share”).

(ii) Each issued and outstanding Class A Share that is not a Redemption Share will be converted into one Class A common share of the First Merger Surviving Company, each of which will be, by its terms, exchangeable for a number of new Company Common Shares equal to the Exchange Ratio in accordance with this Agreement at the Company’s sole option and without further action by any holder thereof (each, a “First Merger Class A Share”).

(iii) Each issued and outstanding share of capital stock of GX then held by GX (including shares held in treasury) will be canceled and retired and cease to exist, and no consideration will be delivered in exchange therefor.

(iv) All of the issued and outstanding shares of capital stock of Merger Sub (other than those shares addressed by Section 2.1(a)(v) below) will be converted into one First Merger Class A Share.

(v) Each issued and outstanding share of capital stock of Merger Sub then held by Merger Sub (including shares held in treasury) will be canceled and retired and cease to exist, and no consideration will be delivered in exchange therefor.

(b) At the Exchange Time:

(i) the Company will exercise its unilateral option to purchase each First Merger Class A Share not held by the Company from the holder thereof in exchange for a number of new Company Common Shares equal to the Exchange Ratio, with no further action required on the part of any Person, such that each holder who submits a Letter of Transmittal will do so with respect to the applicable number of Company Common Shares and not the applicable number of First Merger Class A Shares; and

(ii) in connection with the First Merger, the Company shall assume the GX Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of this Section 2.1(b)(ii), and each GX Warrant that is issued and outstanding immediately prior to the Exchange Time will automatically, and without any action on the part of its holder, be converted into one Former GX Company Warrant pursuant to and in accordance with the GX Warrant Agreement. Each Former GX Company Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding GX Warrant immediately prior to the Exchange Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Exchange Time: (A) each Former GX Company Warrant shall be exercisable solely for Company Common Shares; (B) the number of Company Common Shares subject to each Former GX Company Warrant shall be equal to (x) the number of shares of GX Common Stock subject to the applicable GX Warrant multiplied by (y) the Exchange Ratio; and (C) the per share exercise price for the Company Common Shares issuable upon exercise of such GX Former Company Warrant shall be equal to (x) the per share exercise price for the GX Common Shares subject to the applicable GX Warrant, as in effect immediately prior to the Exchange Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent; and (D) if the aggregate number of Company Common Shares that a holder of any Former GX Company Warrants would be entitled to receive upon any exercise of any Former GX Company Warrants would otherwise include a fraction of a Company Common Share, the Company shall, upon such exercise, round down to the nearest whole number the aggregate number of Company Common Shares to be issued to such holder as a result of the exercise of all such Former GX Company Warrants so exercised. In the event that the Class A Shares and the GX Public Warrants comprising a single GX Public Unit have not been detached so as to permit separate transferability or trading thereof prior to the First Merger Effective Time, then effective immediately prior to the First Merger Effective Time, any and all GX Public Units shall be automatically detached and broken out into their constituent parts, such that a holder of one GX Public Unit shall thereupon hold one Class A Share and one-third of one GX Public Warrant, and such underlying constituent securities shall be converted in accordance with Sections 2.1(a) and 2.1(b)(ii), respectively; provided, however, that if upon such detachment, a holder of GX Public Warrants would be deemed to hold a fractional GX Public Warrant, then prior to such conversion the number of GX Public Warrants deemed to be held by such holder shall be rounded down to the nearest whole number.

(c) Immediately following the Exchange Time, the Contribution will occur.

(d) Immediately following the Contribution Time, the Second Merger will occur. At the Second Merger Effective Time, by virtue of the Second Merger and without any further action:

(i)    Each issued and outstanding First Merger Class A Share (which, for the avoidance of doubt, will be held only by Intermediate Holdco at such time) (other than those shares addressed by Section 2.1(d)(iii) below) will be converted into a number of Class A common shares of the Second Merger Surviving Company, newly issued by the Second Merger Surviving Company, equal to the Exchange Ratio (each, a “Second Merger Class A Share”).

(ii) Each issued and outstanding First Merger Class B Share will be converted into a number of Class B common shares of the Second Merger Surviving Company, newly issued by the Second Merger Surviving Company, equal to the Exchange Ratio (each, a “Second Merger Class B Share”), which will be exchangeable into Company Common Shares only upon the terms and subject to the conditions specified in the Exchange Agreement.

(iii) Each issued and outstanding First Merger Class A Share then held by First Merger Surviving Company (including shares held in treasury) will be canceled and retired and cease to exist, and no consideration will be delivered in exchange therefor.

(iv) Each issued and outstanding share of capital stock of ECRC (other than those shares addressed by Section 2.1(d)(v) below) will be converted into a number of Second Merger Class A Shares, newly issued by the Second Merger Surviving Company, equal to the Second Merger Class A Ratio.

(v) Each issued and outstanding share of capital stock of ECRC then held by ECRC (including shares held in treasury) will be canceled and retired and cease to exist, and no consideration will be delivered in exchange therefor.

2.2 Company Options, Company Warrants and Certain Indebtedness.

(a) Company Options. All Company Options outstanding at the Closing shall remain outstanding immediately following the Closing pursuant to their terms, the Company Board shall take such action as required under the Company Incentive Plans in connection with the Reverse Stock Split and, if the Company Board shall determine that an equitable adjustment should be made pursuant to the Company Options in respect of the Reverse Stock Split (including the requirements under Section 5.1 of each Company Incentive Plan), then the Company Options shall be equitably adjusted as determined by the Company Board in accordance with the terms of Section 5.1 of each of the Company Incentive Plans, without any action required on the part of the holder thereof; provided that the Company’s Board shall consult with GX in connection with making any equitable adjustments to the Company Options in accordance with this Section 2.2(a).

(b) Company Warrants. The Company Warrants will remain outstanding in connection with the Transactions. The Company will provide holders of the Company Warrants with notice required in connection with the Reverse Stock Split, if any, and such Company Warrants will be adjusted as required pursuant to their terms in connection therewith, if so required.

(c) Company Convertible Note. The Company will use reasonable best efforts to cause the convertible security agreement set forth on Annex 2.2(c) (the “Convertible Security Funding Agreement”) to remain outstanding in connection with the Transactions (unless GX and the Company mutually agree to enter into an agreement as a result of which the Convertible Security Funding Agreement must be paid off in full and terminated in accordance with its terms), and to obtain any required consent under the Convertible Security Funding Agreement in connection therewith.

(d) CEO Loan Agreement. The Smith Credit Agreement and the Smith GSA (each, as defined in the Company Support Agreement) will remain outstanding in connection with the Transactions.

2.3 Issuance of Merger Consideration.

(a) No Issuance of Fractional Shares. No fractional Company Common Shares will be issued pursuant to the Transactions, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

(b) Exchange Fund. The Exchange Agent will be appointed as exchange agent. At the Closing, the Company will deposit, or will cause to be deposited, in book-entry form, with the Exchange Agent for the benefit of the GX Shareholders, for exchange in accordance with this Agreement, the number of Company Common Shares issuable pursuant to Section 2.1(b)(i) (the “Transaction Consideration Shares” and such deposited Transaction Consideration Shares, the “Exchange Fund”). The Company will cause the Exchange Agent to issue the Transaction Consideration Shares out of the Exchange Fund to the GX Shareholders in accordance with this Agreement. The Exchange Fund will not be used for any other purpose other than as contemplated by this Agreement.

(c) Exchange Procedures. As soon as practicable following the First Merger Effective Time, and in any event within two Business Days following the First Merger Effective Time, the Company will cause the Exchange Agent to deliver to each GX Shareholder, as of immediately prior to the First Merger Effective Time, represented by certificate or book entry, a letter of transmittal and instructions (in customary form reasonably agreed to by the Company and GX prior to the First Merger Effective Time) for use in exchanging such GX Shareholder’s Class A Shares for such GX Shareholder’s applicable portion of the Transaction Consideration Shares from the Exchange Fund (a “Letter of Transmittal”), and promptly following receipt of a GX Shareholder’s properly executed Letter of Transmittal, deliver such GX Shareholder’s applicable portion of the Transaction Consideration Shares to such GX Shareholder. The Company shall use its reasonable best efforts to cause the Exchange Agent to deliver each GX Shareholder’s applicable portion of the Transaction Consideration Shares to such GX Shareholder within two Business Days following receipt of the applicable Letter of Transmittal.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the GX Shareholders one year after the First Merger Effective Time will be delivered to the Company, upon demand, and any GX Shareholders who have not complied with this Section 2.3 will thereafter look only to the Company for their Transaction Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by the GX Shareholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto.

2.4 Other Adjustments. If at any time during the period between the date of this Agreement and the First Merger Effective Time, any change in the capitalization of the Company or GX occurs as a result of any reclassification, recapitalization, split (including a reverse split or consolidation) or combination, exchange or readjustment of interests, or any dividend or distribution is declared with a record date during such period, then the Transaction Consideration Shares will be equitably adjusted to reflect such change.

2.5 Tax Treatment. The Transactions are intended to be treated as follows for U.S. federal (and applicable state and local) income Tax purposes: (a) the First Merger and the transactions described in Section 2.1(a)-(b) in connection with the First Merger are intended to be treated as a taxable exchange of the Class A Shares for Company Common Shares by the shareholders of GX and a taxable exchange of the GX Warrants for Former GX Company Warrants by the warrant holders of GX, in each case, that is governed by section 1001 of the Code, (b) the Second Merger is intended to be treated as a reorganization described in section 368(a) of the Code that is not subject to gain or income recognition or withholding under section 897 or section 1445 of the Code and (c) the Transactions, collectively, are intended to result in no Party or Affiliate thereof satisfying the requirements of section 7874(a)(2)(B)(ii) of the Code or otherwise being treated as an “expatriated entity” or “surrogate foreign corporation” under section 7874 of the Code and the Treasury Regulations thereunder (collectively, subject to any changes agreed to pursuant to Section 5.9(d), the “Intended Tax Treatment”). This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3(a) with respect to the Second Merger. The Parties shall report the Transactions in all cases in accordance with the Intended Tax Treatment except, and then solely to the extent, otherwise required by a final determination under applicable Law. Each Party shall use reasonable best efforts to notify the others regarding any challenge to the Intended Tax Treatment by any Governmental Entity.

2.6 Withholding. Notwithstanding any provision contained herein to the contrary, the Parties, and their respective Affiliates and Representatives, shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld under any applicable Law. Any amounts so deducted or withheld will be treated for all purposes of this Agreement as having been paid to such Person.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Except as disclosed in the Company Public Disclosure Record, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, or as disclosed in the disclosure letter delivered by the Company to GX in connection with the execution of this Agreement (the “Company Disclosure Letter”), with such Company Disclosure Letter making reference to the particular section or subsection of this Agreement to which exception is being taken (provided that such disclosure will be deemed to qualify that particular section or subsection and any other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent on its face) the Company represents and warrants as of the date hereof as set forth below:

3.1 Organization, Good Standing and Qualification. Each of the Company and the Company Subsidiaries (a) is duly organized, validly existing and in good standing or is subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) under the Laws of its jurisdiction of formation, (b) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (c) is qualified to do business and is in good standing or subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) as a foreign legal entity, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except in each case where the failure of the Company or a Company Subsidiary, respectively, to be so qualified, be in good standing as a foreign corporation or have such authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to GX true, complete and correct copies of the organizational documents of the Company and the Company Subsidiaries, each as amended through the date of this Agreement, and each such document as so made available is in full force and effect on the date of this Agreement and none of the Company or the Company Subsidiaries is in material violation of their respective organizational documents.

3.2 Corporate Authority; Non-Contravention.

(a) The Company Board, at a meeting duly called and held, has approved this Agreement and the Transactions and recommended that the Company Pre-Closing Shareholders approve the Company Resolutions. Each of the Company and Merger Sub has the requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is, or is contemplated to be, party and, subject to the Company Shareholder Approval, to consummate the Transactions. Subject to the Company Shareholder Approval, each of Intermediate Holdco and ECRC has the requisite corporate power and authority to consummate the Transactions. The execution and delivery of this Agreement and the applicable Ancillary Agreements by the Company and Merger Sub, as applicable, and the consummation by the Company and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and Merger Sub, as applicable, subject, in the case of the Company, to the Company Shareholder Approval. The consummation by Intermediate Holdco and ECRC of the Transactions have been duly authorized by all necessary corporate action on the part of Intermediate Holdco and ECRC, as applicable, and no other corporate proceedings on the part of Intermediate Holdco and ECRC are necessary to consummate the Transactions. This Agreement has been duly executed and delivered by each of Company and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by GX, constitutes the legal, valid and binding obligation of each of the Company and Merger Sub, enforceable against each of Company and Merger Sub in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) the fact that equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b) The execution and delivery of this Agreement does not, and the consummation of the Transactions do not and will not, (i) contravene, conflict with or result in any violation or breach of the respective certificates of incorporation, bylaws or comparable governing documents of the Company or the Company Subsidiaries, (ii) subject to the governmental filings and other matters referred to in Section 3.2(c), contravene, conflict with or result in any violation or breach of provision of applicable Law, or (iii) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, adverse claim, lien, charge, encumbrance or security interest (collectively, “Liens”), other than a Permitted Lien, upon any of the properties (including the Elk Creek Project and Company Mining Rights) or assets of each of the Company and the Company Subsidiaries under, any Company Permit or any contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or their respective properties or assets may be bound, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, has not had and would not reasonably be expected (A) to have a Company Material Adverse Effect or (B) prevent or materially delay the consummation of any of the Transactions.

(c) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, provincial, local, foreign or supranational government, any court, legislative, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority or any stock exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company and Merger Sub or the consummation by the Company, Merger Sub, Intermediate Holdco and ECRC of the Transactions, except for (i) compliance with any applicable requirements of any Competition Laws, (ii) the filing or submission with the SEC and the Canadian Securities Administrators of a management information and proxy circular relating to the Company Shareholder Meeting (such proxy circular, together with the proxy statement relating to the GX Shareholder Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”), (iii) compliance with the applicable requirements of the TSX and NASDAQ, including the required approval of the TSX for the issuance and listing of the (x) Company Post-Closing Common Shares issuable pursuant to the Exchange, (y) Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, and (z) Company Common Shares issuable upon the exercise of Former GX Company Warrants, (iv) compliance with the applicable requirements, if any, of the Exchange Act, the Securities Act, state securities laws or “blue sky” laws, state takeover laws, and the Canadian Securities Laws and the BCBCA, (v) the filing of the Merger Filings with the Secretary of State of the State of Delaware and, with respect to the Second Merger only, the Secretary of State of the State of Nebraska, and appropriate documents with the relevant authorities of other states in which the Company or the Company Subsidiaries are qualified to do business, and (vi) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Company Material Adverse Effect or (2) prevent or materially delay the consummation of any of the Transactions.

3.3 Capital Structure.

(a) The authorized share capital of the Company consists of an unlimited number of common shares, without par value (the “Company Common Shares”). At the close of business on September 20, 2022 (the “Measurement Date”), (i) 279,085,881 Company Common Shares were issued and outstanding, (ii) 0 Company Common Shares were reserved for issuance upon exercise of options (the “2016 Options”) granted pursuant to the Company’s 2016 Incentive Stock Option Plan (as amended, the “2016 Company Incentive Plan”), (iii) 14,464,000 Company Common Shares were reserved for issuance upon exercise of options (the “2017 Options,” and together with the 2016 Options, the “Company Options”) granted pursuant to the Company’s Long-Term Incentive Plan (as amended, the “2017 Company Incentive Plan,” and together with the 2016 Company Incentive Plan, the “Company Incentive Plans”)), and (iv) 18,516,253 Company Common Shares were reserved for issuance upon exercise of the warrants granted pursuant to the agreements set forth on Section 3.3(a) of the Company Disclosure Letter (the “Company Warrants”). No shares in the capital of the Company or other equity securities are owned by any of its Subsidiaries.

(b) All outstanding Company Common Shares are, and all (i) Company Post-Closing Common Shares issuable pursuant to the Exchange, (ii) Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, (iii) Company Common Shares issuable upon the exercise of the Former GX Company Warrants, and (iv) Former GX Company Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable, free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the organizational documents of the Company, and not subject to preemptive rights. Except as set forth in this Section 3.3 or as otherwise contemplated by this Agreement and except for changes since the Measurement Date resulting from the issuance of Company Common Shares pursuant to Company Warrants or Company Options outstanding on the Measurement Date in accordance with their present terms or as expressly permitted by Section 5.1, (A) there are not issued or outstanding any (1) shares of capital stock or other voting or equity securities or interests of the Company, (2) securities or interests of the Company or the Company Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of the Company (including any “phantom” stock), or (3) warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from the Company or any of the Company Subsidiaries (including, in this instance, any subsidiary trust), or obligations of the Company or any of the Company Subsidiaries to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of the Company, and (B) there are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of the Company. The terms of the 2016 Company Incentive Plan, the 2017 Company Incentive Plan, and any contracts governing the terms of Company Options, including, without limitation, the underlying award agreements, permit the treatment described in this Agreement, including, without limitation, Section 2.2.

(c) Except as set forth on Section 3.3(c) of the Company Disclosure Letter, (1) there are no shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company (or, to the Company’s Knowledge, a shareholder of the Company) is a party with respect to the voting, or restricting the transfer, of the share capital or any other equity interest of the Company and (2) the Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its securities that are in effect. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Pre-Closing Shareholders or otherwise on any matter.

(d) As of the date of this Agreement, there is no shareholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of the Company Subsidiaries is subject, party or otherwise bound.

(e) The Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any other recapitalization of, any of its share capital, as applicable, or agreed to, directly or indirectly repurchase, redeem or otherwise acquire any of its voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of the Company.

3.4 Company Subsidiaries.

(a) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, and all of the outstanding shares of common stock of Merger Sub are owned by the Company and are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) The authorized share capital of Intermediate Holdco consists of an unlimited number of common shares, and all of the outstanding common shares of Intermediate Holdco are owned by the Company and are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c) The authorized capital stock of ECRC consists of 1,000,000 shares of common stock, par value $0.001 per share, and all of the outstanding shares of capital stock of ECRC are owned by Intermediate Holdco and are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(d) All outstanding shares of capital stock or other voting or equity securities or interests of each Company Subsidiary (i) have been validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under applicable Laws of such Company Subsidiary’s jurisdiction of organization) and (ii) are owned by the Company or one of its wholly owned Subsidiaries, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by applicable Laws) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and free of transfer restrictions (other than transfer restrictions under applicable Laws or under the organizational documents of such Company Subsidiary).

(e) There are no outstanding (i) securities of the Company or any of the Company Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities or interests in any Company Subsidiary or (ii) warrants, calls, options or other rights to acquire from the Company or any of the Company Subsidiaries, or any obligation of the Company or any of the Company Subsidiaries to issue, any capital stock or other voting or equity securities or interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or voting or equity securities or interests in, any Company Subsidiary.

3.5 Reporting Issuer Status and Securities Laws Matters.

(a) The Company is a “reporting issuer” within the meaning of applicable Canadian Securities Laws in each of the Provinces and the United States and is not on the list of reporting issuers in default in each of the Provinces in which such concept exists, no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Company, and the Company is not in default of any material requirement of applicable securities Laws or the rules or regulations of the TSX. Trading in Company Common Shares on the TSX is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of the Company is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, no inquiry, review or investigation (formal or informal) of the Company by any Canadian Securities Administrator or the TSX under applicable securities Laws or regulations of the TSX is pending or threatened. The Company has not taken any action to cease to be a reporting issuer in any of the Provinces nor has the Company received notification from any Canadian Securities Administrator seeking to revoke the reporting issuer status of the Company. The documents and information comprising the Company Public Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects with applicable securities Laws and, where applicable, the rules and policies of the TSX and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and did not contain any misrepresentation. The Company has not filed any confidential material change report that remains confidential.

(b) The Company has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the Canadian Securities Administrators under applicable Canadian Securities Laws in each of the Provinces which are all available on SEDAR and with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. The disclosures filed with the SEC were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be. No Company Subsidiary is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC or with any Canadian Securities Administrator. As used in this Section 3.5(b) the term “file” will be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. The Company Common Shares are listed on the TSX, the Company has not received any written deficiency notice from the TSX relating to the continued listing requirements of such Company securities, there is no Action pending or, to the Knowledge of the Company, threatened against Company by any Governmental Entity with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Company securities on the TSX and the Company is in compliance with all of the applicable corporate governance rules of the TSX.

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from any securities commission or similar regulatory authority with respect to any of the Company Public Disclosure Record (other than such comment and response letters a copy of which has been provided to GX prior to the date hereof) and neither the Company nor any of the Company Public Disclosure Record is, to the Knowledge of the Company, subject of an ongoing audit, review, comment or investigation by any securities commission or similar regulatory authority or the TSX.

(d) The Company Common Shares are registered pursuant to Section 12 of the Exchange Act, and the Company is required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company is not and upon closing of the Mergers will not be required to be registered as an investment company under the Investment Company Act. There is no legal proceeding pending or, to the Knowledge of the Company threatened against the Company by the SEC with respect to deregistration of the Company Common Shares under the Exchange Act. Neither the Company nor any of its Representatives has taken any action that is designed to terminate the registration of the Company Common Shares under the Exchange Act. The documents and information comprising the Company Public Disclosure Record, as at the respective dates that they were filed, were in compliance in all material respects with applicable securities Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has not made any filing with the SEC that at the date hereof remains confidential.

(e) The Company financial statements and notes of the Company contained or incorporated by reference in the Company Public Disclosure Record (the “Company Financial Statements”) fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of the Company at the respective dates of and for the periods referred to in such financial statements, all prepared in accordance with (i) GAAP consistently applied, (ii) the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company Financial Statements, and (iii) the applicable requirements of Canadian securities laws.

(f) Except as and to the extent reflected or reserved against in the Company Financial Statements, the Company has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Company Financial Statements, other than liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not material to the Company and the Company Subsidiaries, taken as a whole, or that have been incurred since June 30, 2022 in the ordinary course of business.

(g) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(c) of the Exchange Act) and DC&P (as defined in National Instrument 52-109 – “Certification of disclosure in issuers’ annual and interim filings” of the Canadian Securities Administrators) that comply with the requirements of the Exchange Act and applicable Canadian securities laws. Such disclosure controls and procedures are designed to ensure that material information relating to the Company and other material information required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(h) The Company maintains systems of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) and of ICFR (as defined under National Instrument 52-109 – “Certification of disclosure in issuers’ annual and interim filings” of the Canadian Securities Administrators) that comply with the requirements of the Exchange Act and applicable Canadian securities laws and that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has delivered to GX a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data. To the Company’s Knowledge, there have not been any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company. Since June 30, 2022, there have been no material changes in the Company’s internal control over financial reporting.

3.6 Information Supplied. None of the information relating to the Company or the Company Subsidiaries supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Form S-4 (and any amendment or supplement thereto) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company Pre-Closing Shareholders and the GX Shareholders and at the time of the Company Shareholder Meeting and the GX Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or contain any misrepresentation. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, the BCBCA, applicable Canadian securities laws and the requirements of the NASDAQ and the TSX. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of GX for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

3.7 Absence of Certain Changes.

(a) From June 30, 2022 through the date of this Agreement, other than with respect to or in connection with the process through which the Company and its Representatives discussed and negotiated this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.

(b) Since June 30, 2022, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

3.8 Compliance with Applicable Laws; Outstanding Orders. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties or required for the ownership, operation, development, maintenance or use of the material assets of the Company and the Company Subsidiaries, including the Company Mining Rights (the “Company Permits”), (ii) all such Company Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval and (iii) there are no Actions pending or, to the Knowledge of the Company, threatened, seeking the revocation, cancellation, suspension or adverse modification thereof. To the Knowledge of the Company, there are no facts or circumstances that would result in the Company Permits not being renewed. All Company Permits are in good standing and there has been no material default under any such Company Permit, and all material fees and other amounts required to be paid with respect to such Company Permits to the date hereof have been paid, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits and all applicable Laws enacted, promulgated or entered by any Governmental Entity relating to the Company and the Company Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Company Permits or applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order that (i) individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or (ii) as of the date hereof, would reasonably be expected to prevent or materially delay the consummation of any of the Transactions.

3.9 Foreign Corrupt Practices Act. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, none of the Company or the Company Subsidiaries, nor any director, manager, officer, employee, or, to the Knowledge of the Company, agent or representative of the Company or any of the Company Subsidiaries, has directly or indirectly through another person made, offered to make, attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws. Since January 1, 2020, none of the Company or any of the Company Subsidiaries, or any of their respective directors, officers, employees or representatives has been under internal or, to the Knowledge of the Company, Governmental Entity investigation for any material violation of any Anti-Corruption Laws or has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws. Since January 1, 2020, the Company and the Company Subsidiaries have implemented, maintained and enforced an adequate system or systems of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and prevent and detect violations of the Anti-Corruption Laws. Since January 1, 2020, neither the Company nor any of the Company Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

3.10 Sanctions. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of the Company Subsidiaries, and, to the Knowledge of the Company, no director, officer or employee thereof, (A) is a Sanctioned Person or (B) as of the date of this Agreement, has pending or, to the Knowledge of the Company, threatened claims against it, him or her with respect to applicable sanctions and (ii) each of the Company and the Company Subsidiaries is and, since January 1, 2020, has been, in compliance with all applicable sanctions.

3.11 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or the Company Subsidiaries or any of their respective properties or the Elk Creek Project or any of their respective officers, directors or employees (in their respective capacities as such) that, individually or in the aggregate, would reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent or materially delay the consummation of any of the Transactions.

3.12 Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available, upon request, to GX complete and accurate copies of (i) such Company Benefit Plan and, to the extent applicable, a summary plan description thereof, (ii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, if applicable, (iii) if the Company Benefit Plan is funded through a trust or any other funding arrangement, a copy of such trust or other funding arrangement; (iv) each current ERISA summary plan description and summary of material modifications, if any, (v) the three most recently filed Annual Reports on Form 5500, (vi) all material non-routine correspondence to and from any governmental authority within the last three (3) years, if any, and (vii) with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recently received IRS determination or opinion letter.

(b) (i) Each of the Company Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder, in all material respects, (ii) no Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 or comparable U.S. state law, (iii) all contributions, distributions or other amounts that are due by the Company or the Company Subsidiaries as of the Closing pursuant to each Company Benefit Plan and any Multiemployer Plan, Multiple Employer Plan or MEWA to which the Company or any of the Company Subsidiaries is obligated to contribute in respect of current or prior plan years have been timely paid in accordance with the terms of each such applicable plan and applicable Laws or, to the extent not yet due, have been accrued in accordance with GAAP, (iv) neither the Company nor any of the Company Subsidiaries has engaged in a transaction in connection with which the Company or the Company Subsidiaries could be subject to material liability from either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (v) there are no pending or, to the Knowledge of the Company, threatened in writing, material claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(c) Except as set forth on Section 3.12(c) of the Company Disclosure Letter, none of the Company, any of the Company Subsidiaries or any of their respective ERISA Affiliates (i) maintains, sponsors, contributes to or has any obligation to contribute to, (ii) has maintained, sponsored, contributed to or had an obligation to contribute to, in any such case, within the preceding six years, or (iii) has any liability under or with respect to (A) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302, 303 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, in any such case, covering employees who reside or work primarily in the United States, (B) a Multiemployer Plan, (C) a Multiple Employer Plan, or (D) a MEWA. None of the Company, any of the Company Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(d) No Company Benefit Plan is or is intended to be: (i) a “registered pension plan”, (ii) a “retirement compensation arrangement”, or (iii) an “employee life and health trust” as such terms are defined in subsection 248(1) of the Income Tax Act (Canada), or (iv) a “health and welfare trust” within the meaning of Canada Revenue Agency Income Tax Folio S2-F1-C1. No Company Benefit Plan contains or has ever contained a “defined benefit provision” as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada). No Company Benefit Plan is intended to be, or has ever been found or alleged by a Governmental Entity to be, a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada).

(e) No Company Benefit Plan is or has been maintained, sponsored, or contributed to (or required to be contributed to) by the Company for any director, officer, consultant, worker or employee subject to the Laws of Canada.

(f) Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) is so qualified and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect, in any material respect, the qualified status of any such plan and (ii) has received a favorable determination letter, or may rely upon a current opinion letter, as to its qualification.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) entitle any current or former employee, director or other service provider of the Company or any of the Company Subsidiaries to any payment, benefit or other compensation, (ii) result in the acceleration of vesting, exercisability, funding or delivery of, or the increase in the amount or value of, any payment, right or other benefit to any current or former employee, director or other service provider of the Company or any of the Company Subsidiaries, (iii) result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Company Benefit Plan, or (iv) result in any limitation on the right of the Company or any of the Company Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust on or after the First Merger Effective Time. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of the Company Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) No person is entitled to receive any additional payment (including any Tax gross-up, indemnification, reimbursement, or other payment) from the Company or any of the Company Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(i) Each Company Option has been granted in accordance with the terms of the Company Incentive Plan applicable to such Company Options. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Shares on the date of grant, as determined in accordance with Section 409A of the Code, as well as Section 422 of the Code if applicable. Each Company Option is intended to be exempt from Section 409A of the Code and has been maintained in a manner consistent with that intent. The Company has made available to GX, accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreement under the Company Incentive Plans, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under the Company Incentive Plans, together with the material terms thereof (including grant date, exercise price, vesting terms, expiration date, and number of shares underlying such award).

3.13 Labor and Employment Matters.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete and correct list of all employees of the Company and the Company Subsidiaries as of the date hereof, stating each such employee’s: (i) name, (ii) position, (iii) employing entity, (iv) hire date, (v) work location (city, state, country), (vi) current annual base compensation rate, (vii) commission, bonus or other incentive-based compensation, (viii) full-time or part-time status, (ix) overtime exempt or non-exempt status, (x) active or leave status (and, if on leave, the nature of the leave and the expected return date), (xi) type of employer sponsored visa, if applicable; and (xii) employment status (whether such person is or is not employed “at will”).

(b) Section 3.13(b) of the Company Disclosure Letter sets forth a complete and correct list of all independent contractors of the Company and the Company Subsidiaries as of the date hereof, stating each such independent contractor’s: (i) name; (ii) entity engaging the independent contractor; (iii) date of commencement of service and anticipated termination date, if applicable; (iv) work location (city, state, country); (v) material terms of engagement, including fees or other remuneration; and (vi) if there is a written contract for the work to be performed. All individuals who are performing, and for the three (3) year period preceding the date hereof have performed, services for the Company or any of the Company Subsidiaries while classified as independent contractors have been properly so classified for all purposes.

(c) No employee of the Company or any of the Company Subsidiaries is represented by any labor union or other employee association in respect of his/her employment with the Company or any of the Company Subsidiaries. There is no collective bargaining or other labor-related agreement or arrangement in force, or currently being negotiated, with respect to the employees of the Company or any of the Company Subsidiaries, and there are no current or, to the Knowledge of the Company, threatened attempts to organize or establish any labor union or other employee association with respect to the employees of the Company or any of the Company Subsidiaries, nor have there been any such attempts since January 1, 2020. There is no, and has not been since January 1, 2020, a strike, lockout, slow down or work stoppage with respect to any employees of the Company or any of the Company Subsidiaries nor, to the Knowledge of the Company, has any such action been threatened since January 1, 2020. There is no, and has not been since January 1, 2020, an unfair labor practice complaint, material labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries since January 1, 2020.

(d) The Company and each of the Company Subsidiaries is in material compliance with all applicable Laws relating to employment and labor matters, including relating to wages, hours of work, vacation pay, pay equity, overtime pay, occupational health and safety, child labor, worker’s compensation, disability rights and benefits, employee leave issues, unemployment insurance, anti-discrimination and anti-harassment, equal opportunity, plant closures and layoffs, affirmative action, labor relations, immigration, and any other terms and conditions of employment.

(e) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received written notice since January 1, 2020 of the intent of any Governmental Entity responsible for the enforcement of employment or labor matters, including occupational health and safety, workplace safety and workers compensation insurance Laws, to conduct an investigation of the Company or any of the Company Subsidiaries and no such investigation is in progress or, to the Knowledge of the Company, threatened. There are no outstanding Actions relating to employment or labor matters, there have been no such Actions since January 1, 2020 and, to the Knowledge of the Company, no such Actions are currently threatened.

(f) Neither the Company nor any of the Company Subsidiaries is a party to a settlement agreement with a current or former director, officer, employee or independent contractor of the Company or any of the Company Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either an officer or employee of the Company or any of the Company Subsidiaries. As of the date hereof, and since January 1, 2020, no allegations of sexual harassment or sexual misconduct have been made against any officer or employee of the Company or any of the Company Subsidiaries.

(g) To the Knowledge of the Company, no employee of the Company or any of the Company Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition or other restrictive covenant agreement or other obligation to the Company, any of the Company Subsidiaries or a third party.

(h) Neither the Company nor any of the Company Subsidiaries currently employ any employee in Canada, and neither the Company nor any of the Company Subsidiaries has employed any employee in Canada since January 1, 2021.

3.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) All Tax Returns required to have been filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and all such Tax Returns are true, correct and complete in all material respects; (ii) all Taxes due and payable by the Company or any of the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid or will be timely paid (other than those Taxes being contested in good faith and for which adequate reserves have been established in the Company Financial Statements), and where payment of any Taxes is not yet due, each of the Company and the Company Subsidiaries has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which it ordinarily records items in its books and records, and such Taxes will be remitted when due; (iii) no deficiency for any Tax has been asserted, proposed or assessed by a Governmental Entity against the Company or any of the Company Subsidiaries that has not been satisfied by payment, settled or withdrawn or that is being contested in good faith through appropriate proceedings; (iv) no audit or other Action by any Governmental Entity is pending or threatened in writing with respect to the Company or any Company Subsidiary; (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of the Company Subsidiaries for any taxable period and no request for any such waiver is currently pending; (vi) each of the Company and the Company Subsidiaries is not subject to any pending tax collection suit, proceeding or claim that in any way could result in any liability; (vii) each of the Company and the Company Subsidiaries is not a party or subject to any Tax deficiency or infraction notice, proceeding or claim of assessment, collection or debt in arrears regarding any Taxes, either in court or in the administrative sphere; (viii) neither the Company nor any Company Subsidiary is party to any Tax allocation or sharing agreement, and neither the Company nor any Company Subsidiary has any liability for Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a result of filing Tax Returns on an affiliated, consolidated, combined, unitary or aggregate basis with such Person, or as a transferee or successor; (ix) each of the Company and the Company Subsidiaries has collected, deducted, withheld and paid all Taxes required to have been collected, deducted, withheld and paid by it in connection with amounts paid or owing to it or to any employee, independent contractor, creditor, shareholder, or other third party, (x) there are no Tax liens on any assets of the Company or any of the Company Subsidiaries (other than Permitted Liens); (xi) the Company and the Company Subsidiaries are in compliance, in all material respects, with applicable transfer pricing requirements (including section 247 of the Income Tax Act (Canada)); and (xii) no Governmental Entity of a jurisdiction where any of the Company and the Company Subsidiaries does not file a Tax Return has made a claim that such entity is or may be subject to Tax or is required to file any Tax Return in such jurisdiction. The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

3.15 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all issuances, registrations and applications for registration of all Intellectual Property owned by the Company or the Company Subsidiaries (together with all other Intellectual Property owned or purported to be owned by the Company or the Company Subsidiaries, the “Company Owned IP”) are subsisting and, if registered, valid and enforceable, (ii) the Company or one of the Company Subsidiaries exclusively owns all Company Owned IP, (iii) the Company and the Company Subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for the conduct of their business operations as currently conducted or contemplated by the Company to be conducted, (iv) to the Knowledge of the Company, the conduct of the Company’s and the Company Subsidiaries’ businesses as currently conducted does not, and, since January 1, 2020 did not, infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, (v) no claims are, or have been since January 1, 2020, pending or threatened against the Company in a writing received by the Company adversely affecting the rights of the Company in any Company Owned IP, (vi) to the Knowledge of the Company, no third party has infringed, misappropriated, diluted or otherwise violated any rights in Company Owned IP, (vii) the Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets and other confidential information owned by or provided to them under conditions of confidentiality, including requiring all persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality, and (viii) to the Knowledge of the Company, there has been no unauthorized access to, or unauthorized use or disclosure of any such trade secrets or confidential information of or relating to the Company or any of the Company Subsidiaries by or to any Person. Notwithstanding anything to the contrary in the foregoing, the representations and warranties given by the Company and Merger Sub in clause (iii) are not representations and warranties relating to infringement by the Company of Intellectual Property rights, which such representations and warranties are given solely in clause (iv) above.

3.16 Information Technology; Data Protection. The IT Assets of the Company and the Company Subsidiaries are sufficient in all material respects and operate and perform as needed by the Company and the Company Subsidiaries, to adequately conduct their respective businesses as currently conducted and as contemplated to be conducted by the Company. Since January 1, 2020, there have not been, and there are not currently, any vulnerabilities or defects that would reasonably be expected to result in, any security breaches, intrusions or unauthorized access, unauthorized use or disclosure, failures or unplanned outages or other adverse integrity or security access incidents (i) affecting, in a material manner, the material IT Assets of the Company or the Company Subsidiaries or any other Persons to the extent used by or on behalf of the Company or the Company Subsidiaries (or, in each case, Personal Data and other information and transactions stored or contained therein or transmitted thereby) or (ii) resulting in a partial or complete loss of control, in a material manner, of any material products of the Company or the Company Subsidiaries. The Company and the Company Subsidiaries (A) are and have been since January 1, 2020 in material compliance with all applicable Laws, as well as their own rules, policies and procedures and all contracts to which they are bound, in each case to the extent relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage. Since January 1, 2020, (i) to the Knowledge of the Company, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any IT Assets or any Personal Data maintained by or on behalf of the Company or any of the Company Subsidiaries, (ii) the Company and the Company Subsidiaries have not notified or been required to notify any Person of any security breach or other incident affecting the IT Assets or any information or data stored or contained therein, and (iii) there have not been and are no Actions, complaints, citations or fines pending, issued to or received by, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by any Person with respect to privacy or other incidents, or with respect to the Company’s handling, use or processing of Personal Data within the Company’s possession or control, that, in the case of (i), (ii) and (iii), were or are, individually or in the aggregate, material to the business of the Company.

3.17 Certain Contracts. Except as set forth on Section 3.17 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by (collectively, the “Company Material Contracts”):

(a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC and under National Instrument 51-102 – “Continuous Disclosure Obligations” of the Canadian Securities Administrators), excluding any Company Benefit Plan or Company Permit;

(b) any contract relating to indebtedness for borrowed money in excess of $1,000,000 or any pledge agreement, security agreement or other collateral agreement in which the Company or any Company Subsidiary granted to any Person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, or any agreement or instrument guaranteeing the debts or other obligations of any Person;

(c) any contract that contains a non-competition restriction or other agreement or obligation that limits the manner in which the businesses of the Company and the Company Subsidiaries is or would be conducted, including any contract that creates an exclusive dealing arrangement or right of first offer or refusal, in each case that would, after giving effect to the Transactions, materially impact the businesses and activities of the Company and the Company Subsidiaries, taken as a whole;

(d) any contracts with any (A) executive officer or director of the Company, excluding any Company Benefit Plan, (B) Affiliate, or (C) “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or affiliate;

(e) any contract establishing a partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among the Company and the Company Subsidiaries) or other similar arrangement;

(f) any contract that relates to the direct or indirect acquisition or disposition of any business or asset (whether by merger, sale of stock, sale of assets or otherwise) and would reasonably be expected to result in the receipt or making by the Company or any of the Company Subsidiaries of future payments in excess of $1,000,000;

(g) any contract that is material to the Company’s or any Company Subsidiary’s relationship with a material customer or material supplier;

(h) any contract under which the Company or the Company Subsidiaries have granted or received any license or other rights with respect to material Intellectual Property or otherwise affecting their ability to own, enforce, use, license or disclose any material Intellectual Property (other than (A) licenses to “off-the-shelf,” non-customized, commercially available software for an aggregate license fee of less than $1,000,000, and (B) Intellectual Property assignment and confidentiality agreements entered into with employees and independent contractors of the Company and the Company Subsidiaries, in each case of this clause (h), in the ordinary course of business consistent with past practice);

(i) any contract or agreement involving any resolution or settlement of any actual or threatened Action or other dispute which requires payment in excess of $50,000 or imposes continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(j) any contract with any Governmental Entity (other than a Company Permit);

(k) any contract granting any royalty, production payment, earn-out, stream or other interest in the Company Mining Rights or the production or proceeds therefrom;

(l) any contract that is a lease, sublease, license (relating to real property) or right of way or occupancy agreement that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(m) any contract providing for subscription rights, preemptive rights, rights of first refusal or anti-dilution rights of any kind which obligate the Company or any Company Subsidiary to sell, issue or deliver any voting or equity securities based on actions that are outside of the Company’s control; or

(n) any collective bargaining agreements or union agreements applicable to the Company or any Company Subsidiary and all related letters, memoranda of understanding, or other written communication with bargaining agents for any employees of the Company or any Company Subsidiary which impose obligations upon the Company or any Company Subsidiary.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (1) each Company Material Contract is valid and binding on the Company (or, to the extent a Company Subsidiary is a party, such Company Subsidiary) and is in full force and effect (subject to the Enforceability Exceptions) and (2) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract to which it is a party or bound. To the Company’s Knowledge, neither the Company nor any Company Subsidiary has received written or oral notice of, any violation or default (nor, to the Knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Company Material Contract, except in each case that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has furnished or made available to GX in the VDR true and complete copies, in all respects, of all Company Material Contracts, including amendments thereto that are material in nature.

3.18 Environmental Conditions. (i) The Company and each of the Company Subsidiaries are and, except for matters which have been fully resolved, have been in compliance, in all material respects, with all applicable Environmental Laws, and neither the Company nor any of the Company Subsidiaries has received any unresolved written, or to the Knowledge of the Company, verbal communication from any person or Governmental Entity that alleges that the Company or any of the Company Subsidiaries is not in such compliance with, or has any material liability under, applicable Environmental Laws, (ii) the Company and each of the Company Subsidiaries have obtained all environmental, health and safety permits, licenses, variances, exemptions, registrations, approvals and authorizations of all Governmental Entities (“Environmental Permits”) required or necessary pursuant to applicable Environmental Law for the construction and operation of their facilities and the conduct of their business and operations, and all such Environmental Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and the Company Subsidiaries are, and, except for matters which have been fully resolved, have been, in compliance in all material respects with all terms and conditions of the Environmental Permits, (iii)  there are no Actions under any Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, (iv) there has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any material Action under any Environmental Laws against the Company or any of the Company Subsidiaries or for which the Company or any of the Company Subsidiaries has retained or assumed by contract or, to the Knowledge of the Company, by operation of law any material cost, liability or obligation (excluding reclamation, decontamination, or remediation required under the Environmental Permits), (v) the Company and the Company Subsidiaries have not entered into any written agreement or incurred any legal obligation providing for or requiring them to defend, indemnify or hold harmless any person from or against any material liabilities or costs of such other Person arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Materials, or otherwise arising in connection with or under applicable Environmental Laws, except as required by applicable Laws and Environmental Permits, and (vi) the Company has delivered or otherwise made available complete and correct copies and results of any environmental audit, assessments and reports (including Phase I environmental site assessments and Phase II environmental site assessments), written notices of violation or liability and environmental sampling data prepared in the past five years in the possession of the Company or any of its Subsidiaries pertaining to: (A) any material unresolved liabilities under Environmental Law; (B) any material Hazardous Material contamination in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (C) the Company’s or any of its Subsidiaries’ material non-compliance with applicable Environmental Laws. Except for liabilities for which the Company has posted financial assurance in the amount of the full liability, none of the Company or the Company Subsidiaries is subject to any material liability relating to (A) the restoration or rehabilitation of land, water or any other part of the environment, or (B) mine closure, reclamation, remediation or other post-operational requirements. The Company has posted in the time and manner required, the required amount of any reclamation and rehabilitation financial assurance required by applicable Environmental Laws and any Environmental Permits and has completed all progressive reclamation and rehabilitation in the time and manner required by applicable Environmental Laws and any Environmental Permits in respect of any disturbances and activities undertaken by the Company to date.

3.19 Real Property and Company Mining Rights.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of the Company Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction), free and clear of all Liens (other than Permitted Liens), to all of its owned real property, except as set forth on Section 3.19(a)(i) of the Company Disclosure Letter, and good and valid leasehold title, free and clear of all Liens (other than Permitted Liens), to all of its leased property, except as set forth on Section 3.19(a)(ii) of the Company Disclosure Letter, pursuant to leases with third parties which are in full force and effect and enforceable in accordance with their respective terms against the Company or its applicable Company Subsidiary (as the case may be) and, to the Knowledge of the Company, each of the other parties thereto, subject in each case to the Enforceability Exceptions, (ii) there are no existing (or to the Knowledge of the Company, threatened in writing) expropriation or condemnation proceedings or plans with respect to any such real property, (iii) with respect to all such leased real property, the Company and each of the Company Subsidiaries and, to the Knowledge of the Company, each of the other parties thereto, is in compliance with all material terms and conditions of each lease therefor, and neither the Company nor any of the Company Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure, (iv) the Company and each of the Company Subsidiaries enjoy quiet possession of the leased property, free and clear of all Liens (other than Permitted Liens) and (v) except as set forth on Section 3.19(a)(i) or Section 3.19(a)(ii) of the Company Disclosure Letter, no consent, authorization or approval of, or notification to any landlord or tenant that is a counterparty to a leased real property is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) The Company or the Company Subsidiaries have or have the option to acquire a 100% legal and beneficial ownership in and to the real property assets associated with the Elk Creek Project, to the extent required to permit the use of land by the Company and Company Subsidiaries, and mineral interests that are required to exploit the development potential of the Elk Creek Project or Company Mining Rights, in each case as contemplated in the Company Public Disclosure Record filed (and available on SEDAR) on or before the date hereof. The Company Mining Rights in the Elk Creek Project have been duly and validly located and recorded pursuant to the laws of the jurisdictions in which the Elk Creek Project is situate and include valid and subsisting mineral claims.

(c) Except pursuant to any Company Material Contract forth on Section 3.17 of the Company Disclosure Letter, there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the Company’s or Company Subsidiaries’ interest in the Elk Creek Project or Company Mining Rights in any material respect and to the Knowledge of the Company, no such rights have been alleged or threatened.

(d) All mineral rights located in or on the lands of the Company and Company Subsidiaries or lands pooled or unitized therewith, which have been abandoned by the Company or Company Subsidiaries have been abandoned in compliance with all applicable Laws in all material respects.

3.20 Mineral Information

(a). The Technical Report complied in all material respects with the requirements of NI 43-101 at the time of filing thereof.

(a) To the Knowledge of the Company, the Company made available to the authors of the Technical Report, prior to the issuance thereof, for the purpose of preparing such report, all material information requested by them, and to the Knowledge of the Company, none of such information contained any misrepresentation at the time such information was so provided.

(b) The Company is in compliance in all material respects with the provisions of NI 43-101, has filed all technical reports required thereby, and there has been no material change of which the Company is or reasonably should be aware that would materially disaffirm or materially change any aspect of the Technical Report or that would require the filing of a new technical report under NI 43-101.

3.21 Aboriginal Matters.

(a) Neither the Company nor any Company Subsidiary has received any written notice of any Aboriginal Claim made by any Aboriginal Peoples which would materially affect or materially impair the Company’s or Company Subsidiary’s right, title or interest in the Elk Creek Project or Company Mining Rights. To the Knowledge of the Company, no Aboriginal Claim is threatened by any Aboriginal Peoples which would materially affect or materially impair the Company’s or Company Subsidiary’s right, title or interest in the Elk Creek Project or Company Mining Rights.

(b) To the Knowledge of the Company, there are no archaeological sites currently regulated by a Governmental Entity on the Elk Creek Project.

3.22 Board Approval; Voting Requirements.

(a) The Company Board, by resolutions duly adopted by unanimous vote of the members of the Company Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that the Transactions are fair to the Company Pre-Closing Shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the Company Pre-Closing Shareholders approve the Transactions and directed that the Transactions be submitted for consideration by the Company Pre-Closing Shareholders at the Company Shareholder Meeting.

(b) The Merger Sub Board, by resolutions duly adopted by unanimous vote of the members of the Merger Sub Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Sub and the Company as its sole shareholder and (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that the Company approve and adopt this Agreement and approve the Transactions. The Company, in its capacity as sole shareholder of Merger Sub, has approved and adopted this Agreement and approved the Transactions.

(c) The ECRC Board, by resolutions duly adopted by unanimous vote of the members of the ECRC Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, ECRC and Intermediate Holdco as its sole shareholder and (ii) recommended that Intermediate Holdco approve and adopt this Agreement and approve the Transactions. Intermediate Holdco, in its capacity as sole shareholder of ECRC, has approved and adopted this Agreement and approved the Transactions.

(d) The affirmative vote of the holders of at least a majority of the Company Common Shares present in person or represented by proxy at the Company Shareholder Meeting is necessary to approve the Company Resolutions (such approval, the “Company Shareholder Approval”). The Company Shareholder Approval is the only vote of holders of any securities of the Company necessary to approve the Transactions.

3.23 Opinion of Financial Advisors. The Company Board has received the opinion of GenCap Mining Advisory Ltd. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the consideration payable to holders of GX Shares and GX Warrants, being Company Common Shares, Second Merger Class B Shares and Former GX Company Warrants, as applicable, is fair, from a financial point of view, to the Company (it being acknowledged that such opinion is for the benefit of the Company Board and, for the avoidance of doubt, may not be relied upon by GX or any of its Affiliates).

3.24 Brokers. Except as set forth on Section 3.24 of the Company Disclosure Letter, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

3.25 Transactions with Affiliates. Except for employment or consulting relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, in each case, that are paid with respect to such employment or consulting relationships, (a) there are no agreements, arrangements or understandings under which there are any existing or future liabilities or obligations between Company or the Company Subsidiaries and any (i) present or former director, officer or employee or Affiliate of the Company or the Company Subsidiaries, or any immediate family member of any of the foregoing, or (ii) record or beneficial owner of more than 5% of the Company’s outstanding capital ((i) and (ii), each a “Related Party”) and (b) no Related Party has any material interest in any person that sells or provides material goods or services to or receives material goods or services from the Company or the Company Subsidiaries.

3.26 Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the Transactions any restriction on business combinations contained in any applicable takeover Law which is or would reasonably be expected to become applicable the Company, Merger Sub or GX as a result of the Transactions.

3.27 No Other Representations.

(a) Except for the representations and warranties made in this Article III, or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person acting on behalf of the Company or the Company Subsidiaries makes or has made any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) or prospects, including in respect of information furnished or provided to GX or made available to GX in the VDR, management presentations or in any other form, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to GX or any of its Affiliates or Representatives with respect to (i) any projection, forecast, estimate, budget or prospective financial information relating to the Company or any of the Company Subsidiaries or their respective businesses or (ii) except for the representations and warranties made in this Article III or any certificate delivered pursuant to this Agreement, any oral or written information presented to GX or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of GX or any other person acting on behalf of GX has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to GX, express or implied, beyond those expressly given by GX in Article IV or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding GX or any other matter furnished or made available to the Company or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective financial information that may have been made available to the Company or any of its Representatives, except as expressly given by GX in Article IV or any certificate delivered pursuant to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GX

Except as disclosed in the GX Public Disclosure Record, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, or as disclosed in the disclosure letter delivered by GX to the Company in connection with the execution of this Agreement (the “GX Disclosure Letter”), with such GX Disclosure Letter making reference to the particular section or subsection of this Agreement to which exception is being taken (provided that such disclosure will be deemed to qualify that particular section or subsection and any other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), GX represents and warrants as of the date hereof as set forth below:

4.1 Organization, Good Standing and Qualification. GX (a) is duly organized, validly existing and in good standing or is subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) under the Laws of its jurisdiction of formation, (b) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (c) is qualified to do business and is in good standing or subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) as a foreign legal entity, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except in each case where the failure of GX to be so qualified, be in good standing as a foreign corporation or have such authority has not had or would not reasonably be expected to have, individually or in the aggregate, a GX Material Adverse Effect. GX has made available to the Company true, complete and correct copies of the organizational documents of GX, each as amended through the date of this Agreement, and each such document as so made available is in full force and effect on the date of this Agreement. GX does not have, and has not had, any direct or indirect Subsidiaries.

4.2 Corporate Authority; Non-Contravention.

(a) GX has the requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is, or is contemplated to be, party and, subject to the GX Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the applicable Ancillary Agreements by GX and the consummation by GX of the Transactions have been duly authorized by all necessary corporate action on the part of GX. This Agreement has been duly executed and delivered by GX and, assuming the due authorization, execution and delivery of this Agreement by the Company and Merger Sub, constitutes the legal, valid and binding obligation of GX, enforceable against GX in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution and delivery of this Agreement does not, and the consummation of the Transactions do not and will not, (i) contravene, conflict with or result in any violation or breach of the respective certificates of incorporation or bylaws of GX, (ii) subject to the governmental filings and other matters referred to in Section 4.2(c), contravene, conflict with or result in any violation or breach of provision of applicable Law, or (iii) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of each of GX under any GX Permit or any contract by which GX or its properties or assets may be bound, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, has not had and would not reasonably be expected to have a GX Material Adverse Effect.

(c) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to GX in connection with the execution and delivery of this Agreement by GX or the consummation by GX of the Transactions, except for (i) compliance with any applicable requirements of any Competition Laws, (ii) the filing or submission with the SEC of the proxy statement relating to the GX Shareholder Meeting as part of the Joint Proxy Statement, (iii) compliance with the applicable requirements of NASDAQ, (iv) compliance with the applicable requirements, if any, of the Exchange Act, the Securities Act, state securities laws or “blue sky” laws, state takeover laws, and the Canadian Securities Laws and the BCBCA, (iv) the filing of the Merger Filings with the Secretary of State of the State of Delaware and, with respect to the Second Merger only, the Secretary of State of the State of Nebraska, and appropriate documents with the relevant authorities of other states in which GX is qualified to do business, and (v) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, has not had and would not reasonably be expected to have a GX Material Adverse Effect.

4.3 Capital Structure.

(a) The authorized share capital of GX consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“GX Preferred Shares”), and (ii) 220,000,000 shares of common stock, par value $0.0001 per share (“GX Common Stock”), with (A) 200,000,000 shares of GX Common Stock being designated as Class A Shares and (B) 20,000,000 shares of GX Common Stock being designated as Founder Shares. As of the Measurement Date, (i) no GX Preferred Shares were issued and outstanding, (ii) 30,000,000 Class A Shares were issued and outstanding, (iii) 7,500,000 Founder Shares were issued and outstanding, (iv) 5,666,667 Class A Shares were subject to issuance upon exercise of the Founder’s Warrants and (v) 10,000,000 Class A Shares were subject to issuance upon exercise of the GX Public Warrants.

(b) All outstanding Class A Shares and Founder Shares are, and all Class A Shares and Founder Shares that may be issued as permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the organizational documents of GX, and not subject to preemptive rights. Except (i) as set forth in this Section 4.3, (ii) for the GX Public Units and (iii) for changes since the Measurement Date resulting from the issuance of shares of Class A Shares pursuant to Founder’s Warrants or the GX Public Warrants outstanding on the Measurement Date in accordance with their present terms or as expressly permitted by Section 5.3, (A) there are not issued or outstanding any (1) shares of capital stock or other voting or equity securities or interests of GX, (2) securities or interests of GX convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of GX (including any “phantom” stock), or (3) warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from GX (including, in this instance, any subsidiary trust), or obligations of GX to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of the Company, and (B) there are no outstanding obligations of GX to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of the GX.

(c) Except as set forth on Section 4.3(c) of the GX Disclosure Letter or as contemplated by this Agreement, (1) there are no shareholder agreements or voting trusts or other agreements or understandings to which GX is a party with respect to the voting, or restricting the transfer, of the capital stock or any other equity interest of GX and (2) GX has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. GX does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the GX Shareholders on any matter.

(d) As of the date of this Agreement, there is no shareholder rights plan, “poison pill” antitakeover plan or similar device in effect to which GX is subject, party or otherwise bound.

(e) GX does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person.

(f) GX has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any other recapitalization of, any of its share capital, as applicable, or agreed to, directly or indirectly repurchase, redeem or otherwise acquire any of its voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of GX.

4.4 Reporting Issuer Status and Securities Laws Matters.

(a) The issued and outstanding GX Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “GXIIU.” The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “GXII.” The issued and outstanding GX Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “GXIIW.” No securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of GX, and GX is not in default of any material provision of applicable securities Laws or the rules or regulations of NASDAQ. Trading in GX Public Units, Class A Shares, and GX Public Warrants on NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of GX is pending or, to the Knowledge of GX, threatened. No Action (whether formal or informal) against GX by any securities commission, stock exchange (including NASDAQ) or similar regulatory authority under applicable securities Laws or the rules and regulations of NASDAQ is in effect or ongoing. GX has not taken any action in an attempt to terminate the registration of the GX Public Units, the Class A Shares or the GX Public Warrants under the Exchange Act.

(b) GX has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by GX with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. The disclosures filed with the SEC were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be. As used in this Section 4.4(b) the term “file” will be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. The documents and information comprising the GX Public Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects with applicable securities Laws and, where applicable, the rules and policies of NASDAQ and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from any securities commission or similar regulatory authority with respect to any of the GX Public Disclosure Record (other than such comment letters a copy of which has been provided to the Company prior to the date hereof) and neither GX nor any of the GX Public Disclosure Record is, to the Knowledge of GX, subject of an ongoing audit, review, comment or investigation by any securities commission or similar regulatory authority.

(d) GX is not, and upon closing of the Mergers will not be, required to be registered as an investment company under the Investment Company Act.

(e) The financial statements (including, in each case, any notes thereto) of GX contained or incorporated by reference in the GX Public Disclosure Record (the “GX Financial Statements”) fairly present in all material respects the financial position, results of operations, changes in shareholders’ equity and cash flows of GX at the respective dates of and for the periods referred to in such financial statements, all prepared in accordance with (i) GAAP consistently applied and (ii) applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the GX Financial Statements.

(f) Except as and to the extent reflected or reserved against in the GX Financial Statements, GX has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in GX Financial Statements, other than liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the date of GX’s incorporation in the ordinary course of business.

(g) GX has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to GX and other material information required to be disclosed by GX in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to GX’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting GX’s principal executive officer and principal financial officer to material information required to be included in GX’s periodic reports required under the Exchange Act.

(h) GX maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that GX maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. GX has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data. GX has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of GX. Since December 31, 2021, there have been no material changes in the GX’s internal control over financial reporting.

4.5 Information Supplied. None of the information relating to GX or its Affiliates supplied or to be supplied by GX for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company Pre-Closing Shareholders and the GX Shareholders and at the time of the Company Shareholder Meeting and the GX Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Form S-4 and the Joint Proxy Statement relating to GX and its Affiliates and the other portions of such documents within the reasonable control of GX will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by GX with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

4.6 Absence of Certain Changes. Since December 31, 2021, there have been no changes, effects, conditions, events, circumstances, occurrences or developments that, individually or in the aggregate, have had or would reasonably be expected to have a GX Material Adverse Effect.

4.7 Compliance with Applicable Laws; Outstanding Orders. Except as, individually or in the aggregate, would not reasonably be expected to have a GX Material Adverse Effect, (i) GX holds all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are necessary for GX to own, lease and operate its properties or required for the operation of the businesses of GX (the “GX Permits”) and (ii) all such GX Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval. No suspension or cancellation of any of the GX Permits is pending or, to the Knowledge of the Company, threatened in writing. GX is in compliance with the terms of the GX Permits and all applicable Laws enacted, promulgated or entered by any Governmental Entity relating to GX or its businesses or properties, except where the failure to be in compliance with such GX Permits or applicable Laws, individually or in the aggregate, would not reasonably be expected to have a GX Material Adverse Effect. GX is not subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a GX Material Adverse Effect.

4.8 Foreign Corrupt Practices Act. Except as, individually or in the aggregate, would not reasonably be expected to be material to GX, since its formation, neither GX, nor any director, manager, officer, employee, or, to the Knowledge of GX, agent or representative of GX, has directly or indirectly through another person made, offered to make, attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws. Since its formation, neither GX nor any of its directors, officers, employees or representatives has been under internal or, to the Knowledge of GX, Governmental Entity investigation for any material violation of any Anti-Corruption Laws or has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws. Since its formation, GX has implemented, maintained and enforced an adequate system or systems of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and prevent and detect violations of the Anti-Corruption Laws. Since its formation, GX has not made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

4.9 Sanctions. Except as, individually or in the aggregate, would not reasonably be expected to be material to GX, taken as a whole, (i) neither GX nor, to the Knowledge of GX, no director, officer or employee thereof, (A) is a Sanctioned Person or (B) as of the date of this Agreement, has pending or, to the Knowledge of the GX, threatened claims against it, him or her with respect to applicable sanctions and (ii) GX is and, since its formation, has been, in compliance with all applicable sanctions.

4.10 Litigation. There is no Action pending or, to the Knowledge of GX, threatened against or affecting GX or any of its properties or any of its respective officers, directors or employees (in their respective capacities as such).

4.11 Business Activities. Since the date of GX’s incorporation, GX has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in GX’s organizational documents, there is no agreement, commitment, or Order binding upon GX or to which GX is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of GX, any acquisition of property by GX or the conduct of business by GX as currently conducted or as contemplated to be conducted as of the Closing other than such effects as would not, individually or in the aggregate, reasonably be expected to have a GX Material Adverse Effect.

4.12 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a GX Material Adverse Effect: (i) All Tax Returns required to have been filed by or with respect to GX have been timely filed (taking into account any extension of time to file granted or obtained), and all such Tax Returns are true, correct and complete in all material respects; (ii) all Taxes due and payable by GX (whether or not shown on any Tax Return) have been timely paid or will be timely paid (other than those Taxes being contested in good faith and for which adequate reserves have been established in the GX Financial Statements), and where payment of any Taxes is not yet due, GX has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which it ordinarily records items in its books and records, and such Taxes will be remitted when due; (iii) no deficiency for any Tax has been asserted, proposed or assessed by a Governmental Entity against GX that has not been satisfied by payment, settled or withdrawn or that is being contested in good faith through appropriate proceedings; (iv) no audit or other Action by any Governmental Entity is pending or threatened in writing with respect to GX; (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from GX for any taxable period and no request for any such waiver is currently pending; (vi) GX is not subject to any pending tax collection suit, proceeding or claim that in any way could result in any liability; (vii) GX is not a party or subject to any Tax deficiency or infraction notice, proceeding or claim of assessment, collection or debt in arrears regarding any Taxes, either in court or in the administrative sphere; (viii) GX is not a party to any Tax allocation or sharing agreement, and does not have any liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a result of filing Tax Returns on an affiliated, consolidated, combined, unitary or aggregate basis with such Person, or as a transferee or successor; (ix) GX has collected, deducted, withheld and paid all Taxes required to have been collected, deducted, withheld and paid by it in connection with amounts paid or owing to it or to any employee, independent contractor, creditor, shareholder, or other third party; (x) there are no Tax liens on any of the assets of GX; (xi) GX is in compliance, in all material respects, with applicable transfer pricing requirements (including section 247 of the Income Tax Act (Canada)); and (xii) no Governmental Entity of a jurisdiction where GX does not file a Tax Return has made a claim that GX is or may be subject to Tax or is required to file any Tax Return in such jurisdiction. GX has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. For purposes of the representations and warranties in clauses (ii) and (ix) of the first sentence of this Section 4.12, the term “Tax” excludes any taxes imposed pursuant to section 4501 of the Code in connection with the redemption of any stock of GX.

4.13 Transactions with Affiliates. Except as disclosed in the GX Public Disclosure Record and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, there are no agreements, arrangements or understandings that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between GX and any (a) present or former director, officer or employee or Affiliate of GX, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than 5% of GX’s outstanding capital stock as of the date hereof.

4.14 Brokers and Finders. Except as set forth on Section 4.14 of the GX Disclosure Letter, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of GX.

4.15 Trust Account. As of the close of business three Business Days prior to the execution and delivery of this Agreement, GX has cash in the trust account established for the indirect benefit of redeeming GX Public Shareholders (the “Trust Account”), and for the benefit of GX in the amount set forth on the signature page, and such monies are held in trust and maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated March 17, 2021, between GX and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. GX has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by GX or, to the Knowledge of GX, by the Trustee. There are no separate contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the GX Public Disclosure Record to be inaccurate in any material respect and/or that would entitle any Person (other than the payment of deferred underwriting commissions to the IPO Underwriter and applicable taxes as described in the GX Public Disclosure Record and the payment to GX Public Shareholders who elect to redeem their Class A Shares pursuant to the GX Charter), to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account will have been released, except to cover any tax obligation owed by GX as a result of assets of GX or interest or other income earned, and upon the exercise of Redemption Rights pursuant to the GX Charter. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of GX, threatened in writing with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Merger Sub herein and the compliance by the Company and Merger Sub with their respective obligations hereunder, GX has no reason to believe that (a) any of the conditions to the use of funds in the Trust Account will not be satisfied or (b) funds available in the Trust Account will not be available to GX at the Closing.

4.16 Board Approval; Voting Requirements.

(a) The GX Board, by resolutions duly adopted by unanimous vote of the members of the GX Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the GX Shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the GX Shareholders approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the GX Shareholders at the GX Shareholder Meeting.

(b) The affirmative vote of the holders of a majority of the outstanding GX Shares, including the affirmative vote of a majority of the outstanding Founder Shares, voting separately as a single class, is necessary to approve the GX Resolutions (such approval, the “GX Shareholder Approval”). The GX Shareholder Approval is the only vote of holders of any securities of GX necessary to approve the Transactions.

4.17 No Other Representations.

(a) Except for the representations and warranties made in this Article IV, or any certificate delivered pursuant to this Agreement, neither GX nor any other Person acting on behalf of GX makes or has made any express or implied representation or warranty with respect to GX or its businesses, operations, assets, liabilities or conditions (financial or otherwise) or prospects, including in respect of information furnished to the Company in any form, and GX hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither GX nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any projection, forecast, estimate, budget or prospective financial information relating to GX or its businesses or (ii) except for the representations and warranties made in this Article IV or any certificate delivered pursuant to this Agreement, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of GX, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, GX acknowledges and agrees that none of the Company or any other Person acting on behalf of the Company has made or is making, and GX expressly disclaims reliance upon, any representations, warranties or statements relating to the Company, express or implied, beyond those expressly given by GX in Article III or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or any other matter furnished or made available to GX or any of its Representatives. Without limiting the generality of the foregoing, GX acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective financial information that may have been made available to GX or any of its Representatives, except as expressly given by the Company in Article III or any certificate delivered pursuant to this Agreement.

ARTICLE V
COVENANTS

5.1 Interim Operations of the Company and its Subsidiaries. Except (i) as consented to in writing by GX or (ii) as contemplated by this Agreement or any Ancillary Agreement (including with respect to the Contemplated Financing), the Company covenants that, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date:

(a) the Company will, and will cause its Subsidiaries to, use reasonable best efforts to (i) conduct business, in all material respects, in the ordinary course of business consistent with past practice, (ii)  preserve intact its assets and business including, but not limited to, the Company Mining Rights, (iii) maintain and preserve all of its rights under each of the Elk Creek Project and Company Mining Rights under each applicable Company Permit, and (iv) to the extent consistent with the foregoing, use reasonable best efforts to (A) preserve intact its current business organization and (B) maintain its existing relationships with its employees and other Persons (including Aboriginal Peoples and Governmental Entities) with whom the Company and its Subsidiaries have material business relations; except that no action or failure to take action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) will constitute a breach under this Section 5.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 5.1(b), as applicable;

(b) neither the Company nor any of its Subsidiaries will:

(i) except as required in furtherance of the Transactions to comply with applicable listing requirements of NASDAQ, amend its organizational documents;

(ii) issue, sell, pledge, dispose of or encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition or encumbrance of or otherwise amend the terms of, any equity interests or interests convertible into or exchangeable for equity interests, or any rights, warrants or options to acquire or with respect to equity interests or convertible or exchangeable securities;

(iii) modify, renew, extend or enter into any collective bargaining or other labor-related agreement or arrangement with any labor union or other employee association; or recognize or certify any labor union, other employee association or group of employees of the Company or any of the Company Subsidiaries as the bargaining representative for any employees of the Company or any of the Company Subsidiaries, in all cases, except as required by applicable Law;

(iv) split, combine or reclassify, or redeem, purchase or otherwise acquire, directly or indirectly, any equity interests of any of the Company or any of its Subsidiaries, except for in connection with the conversion of the Company Options and the Company Warrants;

(v) declare, set aside, authorize, make or pay any dividends on or make any distribution with respect to its capital stock (whether in cash, assets, stock or other securities of the Company or any Company Subsidiary);

(vi) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets, in excess of $250,000 in the aggregate;

(vii) except as required under the terms of any Company Benefit Plan as in effect on the date hereof, or by applicable Law, (A) grant or announce any increase in salaries or bonus opportunity payable or to become payable by the Company or any of its Subsidiaries to any current employee, except for increases in salary or bonus opportunity (x) of less than 17.5% of such employee’s salary immediately prior to the date of this Agreement or (y) in the ordinary course of business in a manner consistent with past practice, (B) agree to pay any severance, retention, change in control or termination or similar compensation or benefits to any employee, officer, director or other service provider of the Company, (C) hire or terminate any officer, director or employee of the Company receiving annual base compensation equal to or in excess of $150,000, other than terminations of employment for cause or due to death or disability, (D) terminate, adopt, establish or enter into, or amend any Company Benefit Plan, other than in the case of the renewal of group health or welfare plans in the ordinary course of business consistent with past practice, (E) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of its Subsidiaries to any employee, officer, director or other service provider of the Company or its Subsidiaries, (F) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of its Subsidiaries, (G) grant any new equity awards to any employee, officer, director or other service provider of the Company or any of its Subsidiaries (whether under the Company Incentive Plans or otherwise), or (H) amend, waive or modify any of the Key Employee Agreements (or any of the terms thereof);

(viii) knowingly waive, release, amend or fail to enforce the restrictive covenant obligations of any current or former employee, independent contractor, officer or director of the Company or any of the Company Subsidiaries;

(ix) except as required to comply with Section 1.6, increase the number of directors on the Company Board or appoint any additional director (other than to fill vacancies);

(x) make any loans or advances to any of its directors and executive officers (other than payroll advances or other advances consistent with past custom and practice made for travel, entertainment or other reimbursable expenses incurred in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons;

(xi) change any of the accounting principles, methodologies or practices used by it, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xii) acquire, including by merger, consolidation or acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments, other than the purchase of supplies, equipment and products in the ordinary course of business consistent with past practice, or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(xiii) except in the ordinary course of business consistent with past practice, renew, extend, terminate or consent to the termination (excluding expiration in accordance with its terms) of, waive, or amend in any material respect any Company Material Contract or any of its rights thereunder;

(xiv) make or authorize any capital expenditure except as would not, in the aggregate, exceed $1,000,000;

(xv) except in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber, subject to any Lien or otherwise dispose of any of its tangible assets, tangible properties or businesses, except for sales, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice (including dispositions of inventory or of obsolete equipment in the ordinary course of business consistent with past practice);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) make, change or revoke any material Tax election, adopt or change any accounting method in respect of Taxes, amend any Tax Return, enter into any Tax sharing or allocation agreement, request or obtain any Tax ruling or incentive, settle or compromise any income or other material Tax liability, enter into any closing or similar agreement in respect of Taxes, waive or extend any statute of limitations with respect to Taxes, or take any action which to the Knowledge of the Company could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xviii) except in the ordinary course of business consistent with past practice: (A) assign, license, or agree to assign or license, to any other Person, or dispose of, cancel, abandon, withdraw or permit to lapse any right to any material Company Owned IP; or (B) license, receive an assignment for, or agree to license or receive an assignment for, from any other Person, any right to any material Intellectual Property; or

(xix) enter into a contract to do any of the foregoing.

(c) The Company shall use reasonable best efforts to permit GX a reasonable opportunity to review in advance any proposed substantive applications, notices, filings, submissions, undertakings, correspondence and communications in respect of any Company Permits in respect of the Elk Creek Project that are not in place as of the date hereof or require a renewal and shall use reasonable best efforts to provide GX with a reasonable opportunity to comment thereon and will consider those comments which are submitted promptly in good faith, and the Company shall provide GX with any substantive applications, notices, filings, submissions, undertakings or other substantive correspondence provided to a Governmental Entity and/or Aboriginal Peoples, or any substantive communications received from a Governmental Entity or Aboriginal Peoples, in respect of any Company Permits in respect of the Elk Creek Project that are not in place as of the date hereof or require a renewal, in each case, to the extent permitted by applicable Law.

(d) The Company and Merger Sub, on the one hand, and GX, on the other hand, acknowledge and agree that (i) nothing contained in this Agreement is intended to give GX, directly or indirectly, the right to control or direct the operations of the Company and the Company Subsidiaries prior to the Closing and (ii) prior to the Closing, the Company will exercise, consistent with the terms and conditions of this Agreement, control and supervision over its operations.

5.2 Alternative Acquisitions; Business Combination Proposals.

(a) The Company will, and will cause the Company Subsidiaries and its and their respective Representatives to immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussions, negotiations or other activities with any Person or group (other than GX and its Representatives) that may be ongoing relating to any offer, proposal, expression of interest or inquiry that constitutes, or would reasonably be expected to result in, an Alternative Acquisition (an “Acquisition Proposal”). With respect to any Person or group with whom such discussions or negotiations have been terminated, the Company will, (i) immediately discontinue access to, and disclosure of, all information regarding the Company or any Company Subsidiaries, including any data room and any confidential information, properties, facilities and books and records of the Company or any Company Subsidiary, and (ii) within two Business Days of the execution of this Agreement, request and exercise all rights it has to require that such Person or group promptly return or destroy in accordance with the terms of the applicable confidentiality agreement all information furnished by or on behalf of the Company or any of its Affiliates and use reasonable best efforts to enforce compliance with such request, to the extent the Company has such rights under applicable agreements. The Company represents and warrants that it has not waived any confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant to which the Company or any Company Subsidiary is a party. The Company also covenants, agrees and confirms that (A) the Company shall take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant to which the Company or any Company Subsidiary is a party or may hereafter become a party in accordance with Section 5.2(c), and (B) neither the Company, nor any Company Subsidiary nor any of their respective Representatives have released or will, without the prior written consent of GX (which may be withheld or delayed in GX’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify, such Person’s obligations respecting the Company or any Company Subsidiary under any confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant to which the Corporation or any Subsidiary is a party (provided that the foregoing will not apply to any commercial contract unrelated to an Alternative Transaction, where such confidentiality or non-solicitation restrictions are incidental thereto).

(b) During the period from the execution of this Agreement until the Closing Date (or earlier termination of this Agreement in accordance with its terms) (the “Interim Period”), the Company will not, and will cause the Company Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, assist, encourage or otherwise facilitate any inquiries or requests for information with respect to or the making of any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in, an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than GX and its Representatives) with respect to, or provide access to its properties, books and records or any non-public information or data concerning the Company or any of its Affiliates to any Person (other than GX and its Representatives) relating to, any proposal or offer that constitutes, or would reasonably be expected to result in, an Acquisition Proposal (for avoidance of doubt, it being understood that the foregoing will not prohibit the Company or its Representatives from making such Person aware of the restrictions of Section 5.2(a)-(f) (the “Section 5.2 Company Provisions”) in response to the receipt of an Acquisition Proposal), (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement executed in accordance with Section 5.2(c)), acquisition agreement, merger agreement or similar agreement relating to an Acquisition Proposal (in each case, whether or not legally binding) or (v) resolve or agree to do any of the foregoing.

(c) Notwithstanding anything in this Agreement to the contrary, if at any time prior to obtaining the Company Shareholder Approval, the Company Board receives a bona fide written Acquisition Proposal that did not result from a breach of this Agreement (including as a result of actions taken by any Representative of the Company that would have constituted a breach of the Section 5.2 Company Provisions if such actions had been taken by the Company) and the Company Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal, subject to the Company having been, and continuing to be in compliance with the Section 5.2 Company Provisions, the Company and its Representatives may (i) furnish information with respect to the Company and its Subsidiaries to the Person (or group of Persons) making such proposal (and such Person’s or group’s, as the case may be, Representatives) subject to having entered into an Acceptable Confidentiality Agreement, and (ii) participate in discussions or negotiations regarding such proposal with the Person (or group of Persons) making such proposal and such Person’s or group’s, as the case may be, Representatives; provided that the Company shall provide to GX any material non-public information, documentation or data that is provided to any Person given such access that was not previously made available to GX prior to or substantially concurrently with the time it is provided to such Person (and in any event within 24 hours thereof). For purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal made after the date hereof by any Person or group (other than GX and its Representatives) to enter into an Alternative Acquisition that (A) did not result from a breach of the Section 5.2 Company Provisions (including as a result of actions taken by any Representative of the Company that would have constituted a breach of the Section 5.2 Company Provisions if such actions had been taken by the Company), (B) is, based on a good faith determination of the Company Board (after consultation with its outside financial advisors and outside legal counsel), in the best interest of the Company and more favorable, from a financial point of view, to the Company than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by GX in response to such Acquisition Proposal), (C) is determined in good faith by the Company Board (after consultation with its outside financial advisors and outside legal counsel) to be reasonably likely to be completed in accordance with its terms without undue delay, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal and does not present a materially greater regulatory risk as compared to the Transactions, (D) provides for 100% cash consideration (and no non-cash consideration) to be paid to Company shareholders in such transaction, at a premium of at least 17.5% per Company Common Share over the higher of (1) the 5-day VWAP of the Company’s trading price on the TSX ending on the Business Day immediately prior to entering into a definitive merger, business combination or other similar transaction agreement in respect of such Superior Proposal and (2) the publicly disclosed per Company Common Share value of the Transactions, (E) is made by a Person or group of Persons who has demonstrated to the satisfaction of the Company Board, acting in good faith (after consultation with its outside financial advisors and outside legal counsel), that it has (i) adequate cash on hand and/or (ii) fully committed financing in place at the time of execution of the definitive transaction agreement in connection with such Acquisition Proposal from a bank or other recognized and reputable financial institution, fund or organization that makes debt or equity investments or financing as part of its usual activities, and that is not subject to any condition or contingency other than customary closing conditions to complete such Acquisition Proposal at the time and on the basis set out therein, (F) is not subject to any due diligence or to any material additional closing conditions as compared to the Transactions pursuant to this Agreement; provided that, notwithstanding anything in this Agreement to the contrary, no Acquisition Proposal can be a Superior Proposal if such Acquisition Proposal is made by a third party, including a group consisting of joint actors with a third party, that (1) is a related party (as defined under Canadian securities laws) or an Affiliate of the Company, (2) is an issuer whose principal asset is cash, cash equivalents, or its exchange listing, including, without limitation, a special purpose acquisition company (other than GX), (3) has been approached by either GX or the Company, with the consent of the other Party, or (4) has been approached by the Company in connection with the Transaction prior to the receipt by the Company of such Superior Proposal; provided, further, that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that (x) the references to “15% or more” in such definition shall be deemed to be references to “100%” and (y) the references to “assets of the Company and its Subsidiaries which constitute 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole” shall be deemed to be references to “all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole”. For purposes of this Agreement, an “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions on terms no less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement.

(d) The Company Board will not (and no committee or subgroup thereof will) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, or fail to make, the approval or recommendation by the Company Board of the Transactions or this Agreement, (ii) approve, recommend, adopt or otherwise declare advisable, or propose publicly to approve, recommend, adopt or otherwise declare advisable, any Alternative Acquisition, (iii) fail to include in the Joint Proxy Statement the recommendation of the Company Board in favor of this Agreement and the Transactions, (iv) take no position or remain neutral with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than five (5) Business Days (or beyond the second (2nd) Business Day prior to the date of the Company Shareholder Meeting, if sooner), or (v) fail to publicly reaffirm its recommendation of this Agreement and the Transactions within five business days of GX’s written request to do so (or, if earlier, at least two Business Days prior to the Company Shareholder Meeting) following the public announcement of any Alternative Acquisition (or any material amendment thereof, including any change to the price or form of consideration) provided that GX will not be entitled to make such written request, and the Company Board will not be required to make such reaffirmation, more than once with respect to any particular Alternative Acquisition (any action or failure to act in clauses (i) through (iv) being referred to as a “Company Recommendation Change”). Notwithstanding the foregoing, subject to Section 5.2(e), in the event that, prior to obtaining the Company Shareholder Approval, the Company Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) that (A) it has received a Superior Proposal and (B) the failure to make a Company Recommendation Change or terminate this Agreement would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company Board shall give GX at least five Business Days from the later of the date on which GX received notice of a Superior Proposal in accordance with Section 5.2(e) and the date on which GX received all of the materials referred to in Section 5.2(e) with respect to each new Superior Proposal from the Company (the “Right to Match Period”) advance notice of any action to be taken by the Company Board to enter into or approve the entering into of an agreement in respect of the Superior Proposal and GX shall, during the Right to Match Period, have the right, but not the obligation, to propose in writing to amend the terms of this Agreement. The Company Board shall review in good faith and in consultation with its outside financial advisors and outside legal counsel any proposal by GX to amend the terms of this Agreement and the Transactions in order to determine, in good faith in the exercise of its fiduciary duties (after consultation with its outside financial advisors and outside legal counsel), whether GX’s proposal to amend the terms of this Agreement and the Transactions would result in the Acquisition Proposal not being a Superior Proposal, with respect to which the failure to make a Company Recommendation Change or terminate this Agreement would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. If requested by GX, the Company will, and will cause its Representatives to, during any Right to Match Period, engage in good faith negotiations with GX and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal. Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.2, and GX shall be afforded a new full five (5) Business Day Right to Match Period from the later of the date on which GX received notice thereof in accordance with Section 5.2(e) and the date on which GX received all of the materials referred to in Section 5.2(e) with respect to each new Superior Proposal from the Company. The Company Board may (A) effect a Company Recommendation Change in respect of a Superior Proposal or (B) terminate this Agreement in accordance with Section 7.3(b) to enter into an agreement, understanding or arrangement in respect of a Superior Proposal only if (Y) GX does not, prior to the expiry of the Right to Match Period, propose to amend the terms of this Agreement, or (Z) GX delivers to the Company, prior to the expiry of the Right to Match Period, a proposal to amend the terms of this Agreement as contemplated in this Section 5.2(d), and thereafter the Company Board determines, in good faith in the exercise of its fiduciary duties (after consultation with its outside financial advisors and outside legal counsel), taking into account GX’s proposal to amend this Agreement, that (1) the Acquisition Proposal remains a Superior Proposal and (2) the failure to make a Company Recommendation Change or terminate this Agreement would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. It is understood and agreed that any amendment to any material term or condition of any Superior Proposal will require a new notice and a new Right to Match Period that will expire five Business Days following delivery of such new notice from the Company to GX.

(e) In addition to the obligations of the Company set forth in the Section 5.2 Company Provisions, the Company will promptly advise GX, at first orally and then in any event within 24 hours in writing of receipt or otherwise becoming aware thereof, of any request for information, proposal or inquiry relating to, or that would reasonably be expected to result in, an Alternative Acquisition, the material terms and conditions of such request, proposal or inquiry (including any changes thereto), the identity of the Person making such request, proposal or inquiry and copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Person. The Company will keep GX fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a prompt basis and shall promptly provide to GX copies of all material correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material or substantive terms of such correspondence communicated to the Company by or on behalf of any Person making such Acquisition Proposal, inquiry, proposal, offer or request and shall respond as promptly as practicable to all inquiries by GX with respect thereto. Following the Company Board’s good faith determination (after consultation with its outside financial advisors and outside legal counsel) that (i) it has received a Superior Proposal in accordance with Section 5.2(c) and (ii) the failure to make a Company Recommendation Change or terminate this Agreement would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company shall promptly, and in any event within 24 hours of such determination, deliver to GX a written notice of the determination of the Company Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Company Board to enter into such definitive agreement with respect to such Superior Proposal and to make a Company Recommendation Change, along with a complete copy of the definitive agreement for the Superior Proposal and all material supporting documentation, including any financing documents supplied to the Corporation in connection therewith. During any Right to Match Period, the Company shall discuss and negotiate in good faith and make its Representatives available to discuss and negotiate in good faith (in each case to the extent GX desires to negotiate) with GX and GX’s Representatives any proposed modifications to the terms and conditions of this Agreement or the Transactions so that the Acquisition Proposal does constitute a Superior Proposal, with respect to which the failure to make a Company Recommendation Change or terminate this Agreement would no longer be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement shall prohibit the Company Board, acting in good faith and upon advice of its outside financial advisors and outside legal counsel, from making any disclosure to Company Pre-Closing Shareholders as required by applicable Laws, including complying with section 2.17 of National Instrument 62-104 – “Take-Over Bids and Issuer Bids” of the Canadian Securities Administrators, as it may be amended from time to time, and similar provisions under applicable U.S. securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal; provided, however, that neither the Company nor the Company Board shall fail to reaffirm its recommendation of this Agreement and the Transactions in any such disclosure, or be permitted to recommend that the Company Pre-Closing Shareholders tender any securities in connection with any take-over bid that is an Acquisition Proposal or effect a Company Recommendation Change with respect thereto except as permitted by this Section 5.2.

(g) The Company Board shall promptly reaffirm the Company Recommendation by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or publicly disclosed or the Company Board determines that a proposed amendment to the terms of this Agreement or the Transactions as contemplated under Section 5.2(d) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide GX and its outside legal with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by GX and its outside legal counsel.

(h) GX will, and will cause its Representatives to, immediately cease any discussions or negotiations with any Person or group (other than the Company and its Representatives) that may be ongoing relating to any offer, proposal, expression of interest or inquiry with respect to an alternative Business Combination (as defined in the GX Charter) (a “Business Combination Proposal”). With respect to any Person or group with whom such discussions or negotiations have been terminated, GX will request that such Person or group promptly return or destroy all information furnished by or on behalf GX or any of its Affiliates and use reasonable best efforts to enforce compliance with such request. During the Interim Period, GX (i) will not authorize, direct or permit any Representatives to, (A) initiate, solicit or knowingly encourage the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Business Combination Proposal, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning GX or any of its Affiliates to any Person relating to, any proposal or offer that constitutes, or would reasonably be expected to result in, a Business Combination Proposal (for avoidance of doubt, it being understood that the foregoing will not prohibit GX or its Representatives from making such Person aware of the restrictions of this Section 5.2(h) in response to the receipt of a Business Combination Proposal), or (C) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle or any other agreement relating to a Business Combination Proposal.

5.3 Interim Operations of GX. Except (i) as consented to in writing by the Company or (ii) as contemplated by this Agreement or any Ancillary Agreement (including with respect to the Contemplated Financing), GX covenants that, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date:

(a) GX will (i) use reasonable best efforts to conduct business, in all material respects, in the ordinary course of business consistent with past practice and (ii) to the extent consistent with the foregoing, use reasonable best efforts to (A) preserve intact its current business organization and (B) maintain its existing relationships with its employees and other Persons with whom GX has material business relations; except that no action or failure to take action by GX with respect to matters specifically addressed by any provision of Section 5.3(b) will constitute a breach under this Section 5.3(a) unless such action or failure to take action would constitute a breach of such provision of Section 5.3(b), as applicable;

(b) GX will not:

(i) amend its organizational documents (other than with respect to the GX Resolutions or with respect to an Extension);

(ii) seek any approval from GX Shareholders (other than with respect to the GX Resolutions or with respect to an Extension);

(iii) declare, set aside, authorize, make or pay any dividends on or make any distribution with respect to its capital stock (whether in cash, assets, stock or other securities of GX);

(iv) issue, sell, pledge, dispose of or encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition or encumbrance of or otherwise amend the terms of, any equity interests or interests convertible into or exchangeable for equity interests, or any rights, warrants or options to acquire or with respect to equity interests or convertible or exchangeable securities;

(v) split, combine or reclassify, or redeem, purchase or otherwise acquire, directly or indirectly, any equity interests of GX, other than with respect to the Contemplated Financing;

(vi) increase the compensation or benefits of its directors or officers or increase the number of directors on the GX Board or appoint any additional director (other than to fill vacancies);

(vii) acquire, including by merger, consolidation or acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any assets in connection with acquisitions or investments;

(viii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interests or interests convertible into or exchangeable for equity interests, or any rights, warrants or options to acquire or with respect to equity interests or convertible or exchangeable securities, or split, combine or reclassify the equity interests of GX;

(ix) make any loans or advances to any of its directors and executive officers or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons;

(x) incur, assume, guarantee, cancel, forgive or prepay any indebtedness for borrowed money, except in the ordinary course of business or to enter into a loan with GX’s directors, officers or shareholders (including the Sponsor or members of the Sponsor) to fund GX’s transaction costs in connection with its Business Combination, of which up to $1,500,000 may be convertible into up to an additional 1,000,000 warrants at a price of $1.50 per warrant;

(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xii) make, change or revoke any material Tax election, adopt or change any accounting method in respect of Taxes, amend any Tax Return, enter into any Tax sharing or allocation agreement, request or obtain any Tax ruling or incentive, settle or compromise any income or other material Tax liability, enter into any closing or similar agreement in respect of Taxes, waive or extend any statute of limitations with respect to Taxes, or form any new Subsidiary, or take any action which to the Knowledge of GX could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xiii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Company;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xv) enter into a contract to do any of the foregoing.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or restrict GX from extending, in accordance with the GX Charter, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection with the first such Extension to occur; provided that any further Extension will require the consent of the Company.

(d) The Company and Merger Sub, on the one hand, and GX, on the other hand, acknowledge and agree that (i) nothing contained in this Agreement is intended to give the Company or Merger Sub, directly or indirectly, the right to control or direct the operations of GX prior to the Closing and (ii) prior to the Closing, GX will exercise, consistent with the terms and conditions of this Agreement, control and supervision over its operations.

5.4 Efforts to Satisfy Conditions.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Company, GX and Merger Sub will use (and cause its Affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable following the date hereof, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from (A) Governmental Entities and (B) to the extent reasonably determined by GX and the Company to be appropriate, parties to contracts with the Company and the Company Subsidiaries as set forth in Section 3.2(b) of the Company Disclosure Letter and (ii) the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity.

(b) Subject to the terms and conditions set forth in this Agreement, and without limiting the foregoing, the Company and GX will (i) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (ii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable following the date hereof, (iii) promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the Transactions, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Company or GX, as the case may be, from any Governmental Entity with respect to the Transactions. Each of the Company and GX will permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed substantive written communication to any Governmental Entity. Each of the Company and GX agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate, (B) extend any waiting period with respect to the consummation of the Transactions under any applicable Law without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), or (C) enter into any agreement with any Governmental Entity not to consummate the Transactions without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding the foregoing, nothing in this Agreement or otherwise will require any Party to agree to any arrangement wherein the Company, GX, Merger Sub or the Second Merger Surviving Company or any of their Affiliates would be required to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such actions or proceedings (or agree to do any of the foregoing) to resolve such action or proceeding or threat thereof so that the Transactions may be consummated, and nothing in this Section 5.4 will limit a Party’s right to terminate this Agreement pursuant to Article VII.

(d) The Company shall use reasonable best efforts to promptly obtain conditional approval for the listing and posting for trading on the TSX of (i) those Company Post-Closing Common Shares issuable pursuant to the Exchange, (ii) the Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, and (iii) the Company Common Shares issuable upon the exercise of Former GX Company Warrants, in each case subject only to satisfaction of the customary conditions of the TSX, as applicable. GX shall cooperate with the Company in respect of the foregoing, including by providing information reasonably requested by the Company in connection therewith in a timely manner.

(e) Nothing in this Section 5.4 will be deemed to apply to communications with, or approvals from, the SEC, which are addressed in Section 5.11.

5.5 Access and Reports; Confidentiality.

(a) During the Interim Period, the Company will (and will cause the Company Subsidiaries to) afford to GX and its Representatives reasonable access during normal business hours, through the Closing, to its and its Subsidiaries’ officers, employees, properties, other facilities, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and will furnish GX with financial, operating and other data and information as GX, through its respective officers, employees or other authorized Representatives may from time to time reasonably request in writing; provided, however, that GX and its Representatives will conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company and its Subsidiaries.

(b) During the Interim Period, GX will afford to the Company and its Representatives reasonable access during normal business hours, to its and its Subsidiaries’ officers, employees, properties, other facilities contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and will furnish the Company with financial, operating and other data and information as the Company, through its respective officers, employees or other authorized Representatives may from time to time reasonably request in writing; provided, however, that the Company and its Representatives will conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of GX.

(c) Notwithstanding the foregoing, this Section 5.5 will not require any Party to permit (i) any access to any property to conduct any Phase II or other sampling or testing of the environmental or of building materials or (ii) any access, or to disclose any information that the such Party determines is likely to result in any violation of any Law or cause any privilege (including attorney-client privilege) that such Party would be entitled to assert to be undermined with respect to such information; except that the Parties will cooperate in seeking to find a way to allow disclosure of such information addressed in Section 5.5(c)(ii) to the extent doing so would not be reasonably likely to result in the violation of any such Law or be likely to cause such privilege to be undermined with respect to such information.

(d) All information obtained by the Parties pursuant to this Section 5.5 shall be kept confidential in accordance with the Confidentiality Agreement.

5.6 Notification of Certain Matters. During the Interim Period, each Party will give prompt notice to the other Parties if, to the Knowledge of such Party, such Party: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Entity) alleging (i) that the consent of such third party is or may be required in connection with the Transactions or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Entity in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice will constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.7 Listing. During the Interim Period, (a) GX will use reasonable best efforts to ensure that GX remains listed as a public company on, and for the Class A Shares and the GX Warrants to be traded on, NASDAQ, and (b) the Company will use reasonable best efforts to (i)  ensure that the Company remains listed as a public company on the Toronto Stock Exchange (the “TSX”), (ii) ensure that the Company Post-Closing Common Shares issuable pursuant to the Exchange, the Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, and the Company Common Shares issuable upon the exercise of Former GX Company Warrants are approved for listing on the TSX and NASDAQ as Nasdaq Capital Market securities at the Closing, (iii) ensure that the Former GX Company Warrants are approved for listing on NASDAQ as Nasdaq Capital Market securities at the Closing, and (iv) fulfill the requirements of TSX and any applicable transfer agent in connection with the Transactions, including the Reverse Stock Split.

5.8 Publicity. The initial press release regarding this Agreement, the Mergers and the Transactions will be substantially in the form previously agreed to by GX and the Company. Thereafter until the Closing Date (or the earlier termination of this Agreement in accordance with Article VII), neither the Company nor GX will issue or cause the publication of any press release or similar public statement with respect to, or otherwise make any public statement concerning, this Agreement, the Mergers or the other Transactions that is inconsistent with such prior release in any material respect without the prior written consent of the other Party; provided, however, that, in the case of any release or public statement (a) in connection with any dispute between the Parties regarding this Agreement or the Transactions or (b) as a Party may in good faith determine is required by Law or listing requirements, GX or the Company, as applicable, will use its reasonable best efforts to coordinate such release or public statement with the other Party, prior to publishing such press release or public announcement (except to the extent such press release or public statement is consistent with any prior release previously approved by the other Party).

5.9 Tax Matters.

(a) All transfer, documentary, sales, use, registration and property transfer or gains tax, stamp tax, excise tax, equity transfer tax, or other similar Taxes imposed in connection with the Transactions (collectively, “Transfer Taxes”), shall be borne and paid by the Person required to pay under applicable Law. The Parties agree to cooperate in the filing of any Tax Returns with respect to the Transfer Taxes.

(b) GX and the Company shall cooperate, and shall cause their respective Affiliates to cooperate, with respect to Tax matters relating to the Transactions, including by maintaining records and making records available to each other (for inspection, review and copying), making personnel available as reasonably required, and furnishing powers of attorney or other approvals or similar documents necessary or helpful for to address Tax matters or minimize applicable Taxes (all such activities to be conducted (i) during normal business hours and (ii) at the expense of the requesting Party to the extent there are any necessary and material costs to the non-requesting Parties).

(c) Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, the Company and its Subsidiaries shall be permitted to take actions prior to, on, or after the Closing Date, as is necessary or helpful in the reasonable judgment of the Company in order to (i) cease to qualify as, or mitigate any impact from qualification as, a passive foreign investment company under section 1297 of the Code for any taxable year, or (ii) retain or address any Tax incentive, abatement, holiday or similar agreement or arrangement; provided that, without the written consent of GX (not to be unreasonably withheld, conditioned, or delayed), no such action shall be permitted to be taken on or before the Closing Date if such action would reasonably be expected to result in any non-de minimis increase in any Party’s (or its members’ or shareholders’) Tax costs, any non-de minimis adverse impact with respect to any Party’s (or its members’ or shareholders’) economic position, or any non-de minimis delay in the consummation of the Transactions. The Company shall consider in good faith and confer with GX regarding any actions proposed by GX in order to accomplish the results described in clause (i) or (ii) of the foregoing sentence.

(d) Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, the Parties recognize that the structure of the Transactions is subject to continuing review and analysis in light of tax, accounting, governance and other considerations. If any changes to the structure of the Transactions are suggested by any Party in writing, the Parties shall reasonably discuss such suggested changes and each Party shall, and shall cause its Affiliates to, reasonably cooperate in the implementation of any reasonable suggested changes (including by entering into appropriate amendments to this Agreement, subject to Section 8.2); provided that, without the written consent of each Party (not to be unreasonably withheld, conditioned, or delayed), no such changes shall be permitted if such changes would reasonably be expected to result in any non-de minimis increase in such Party’s (or its members’ or shareholders’) Tax costs, any non-de minimis adverse impact with respect to such Party’s (or its members’ or shareholders’) economic position, or any non-de minimis delay in the consummation of the Transactions.

(e) Certain Excise Tax Matters.

(i) The Parties shall, beginning at least sixty (60) days prior to the anticipated Closing Date, cooperate in good faith to agree upon a reasonable formula (the “Excise Tax Formula”) that, when applied to the final number of Redemption Shares (taking into account any reversals of redemptions prior to the GX Shareholder Meeting) will estimate GX’s Tax liability under Section 4501 of the Code that will be incurred as a result of the Transactions (taking into account stock issuances that are part of the Transactions, and other available offsets, if any, to the extent such issuances and offsets are expected to actually reduce such Tax liability) (such Tax liability, the “Excise Tax Amount”).  The Excise Tax Formula shall (i) take into account only the Transactions, (ii) not take into account any stock issuances that are not part of the Transactions, (iii) not take into account the time value of money or whether the Excise Tax Amount, as of the Closing Date, is or could be deferred for a period of time, in each case, except to the extent the expected date of payment of the Excise Tax Amount is later than December 31, 2026, (iv) not take into account whether the Excise Tax Amount, Section 4501 of the Code or the Treasury regulations thereunder are or could be the subject of a proceeding, controversy, litigation, or appeal, and (v) be determined in accordance with any IRS/Treasury regulations or other formal guidance regarding the application of Section 4501 of the Code (including any such regulations or formal guidance issued after the date hereof).

(ii) In the event that the Parties are unable to agree on the Excise Tax Formula thirty (30) days prior to the anticipated Closing Date, then the dispute shall be referred to a Tax Advisor mutually acceptable to each of the Parties in order to determine the Excise Tax Formula in consultation with the Parties. The Excise Tax Formula shall be determined as soon as is practicable, but in no event later than twenty (20) days after the appointment of the Tax Advisor. The resolution of the Excise Tax Formula by the Tax Advisor shall be conclusive and binding on the Parties. For purposes of this Section 5.09(e)(ii) and the definition of Closing Cash, (1) “Tax Advisor” means a nationally recognized public accounting firm that is independent of the Parties and (2) all assets in the Trust Account shall count as Closing Cash in the manner described in clause (a) of the definition thereof.

5.10 Expenses. Except as expressly provided herein, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such expense, except that from and after the Closing, the Company shall be liable for and pay the transaction expenses incurred by any Party accruing prior to and through the Closing and not otherwise paid prior to the Closing, which the Company shall pay or cause to be paid by wire transfer of immediately available funds (provided that, for the avoidance of doubt, any expenses of Sponsor will not be considered to be expenses of any Party).

5.11 Preparation of the Form S-4 and the Joint Proxy Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, (i) GX and the Company will jointly prepare the Joint Proxy Statement in preliminary form and (ii) the Company will prepare (with GX’s reasonable cooperation) and file with the SEC, the Canadian Securities Administrators and the TSX the Form S-4 (which shall include the Joint Proxy Statement), in a form mutually acceptable to the Parties. Each of GX and the Company will use its reasonable best efforts to ensure that the Form S-4, including the Joint Proxy Statement, complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act and the Securities Act and with all other applicable Law (including the BCBCA and any applicable Canadian Securities Laws). The Company will ensure that the Joint Proxy Statement includes the opinion of the Company Financial Advisor referred to in Section 3.23. Subject to Section 5.2, the Joint Proxy Statement shall include the Company Board’s recommendation that the Company Pre-Closing Shareholders adopt the Company Resolutions. The Joint Proxy Statement shall include the GX Board’s recommendation that the GX Shareholders adopt the GX Resolutions. GX and the Company will use their respective reasonable best efforts to cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC or any Canadian Securities Administrator) and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. No party will file or mail any such document prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. GX and the Company shall make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act, the BCBCA and any necessary state or Canadian Securities Laws or “blue sky” notice requirements in connection with the issuance of (i) the Company Post-Closing Common Shares issuable pursuant to the Exchange, (ii) the Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, (iii) the Company Common Shares issuable upon the exercise of Former GX Company Warrants, and (iv) the Former GX Company Warrants, in each case pursuant to this Agreement. The (i) Company Post-Closing Common Shares issuable pursuant to the Exchange, (ii) Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, (iii) Company Common Shares issuable upon the exercise of Former GX Company Warrants, and (iv) Former GX Company Warrants will be freely tradable under Canadian Securities Laws and shall not be subject to resale restrictions under same other than as applicable to control persons or pursuant to section 2.6 of National Instrument 45-102 – “Resale of Securities” of the Canadian Securities Administrators. As promptly as practicable after the Form S-4 shall have become effective, each of GX and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholder Meeting and the GX Shareholder Meeting, as applicable, to be mailed to the Company Pre-Closing Shareholders and the GX Shareholders, as applicable.

(b) Each of GX and the Company shall furnish all information concerning such Party and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party and shall otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Joint Proxy Statement, the Form S-4, and the resolution of any comments either received from the SEC or any Canadian Securities Administrator.

(c) If at any time prior to the later of the receipt of the Company Shareholder Approval and GX Shareholder Approval, any information relating to the Company or GX, or any of their respective Affiliates, directors or officers, should be discovered by the Company or GX which is required to be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any misrepresentation, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and the Canadian Securities Administrators and, with respect to the Joint Proxy Statement, to the extent required by applicable Law, disseminated to the Company Pre-Closing Shareholders and GX Shareholders, as applicable, provided in each case that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(d) The Parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC, or any Canadian Securities Administrator or their respective staff and of any request by the SEC, or any Canadian Securities Administrator or their respective staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC, or any Canadian Securities Administrator or their respective staff, on the other hand, with respect to the Joint Proxy Statement or the Form S-4 and (ii) all stop orders of the SEC or of or any Canadian Securities Administrator relating to the Joint Proxy Statement, or the Form S-4. Each Party shall give the other Party and its counsel a reasonable opportunity to participate in preparing the proposed response by such Party to comments received from the SEC, any Canadian Securities Administrator or their respective staff and to provide comments on any proposed response thereto, and such Party shall give reasonable consideration to any such comments and shall not respond to the SEC or the Canadian Securities Administrator prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each Party shall use reasonable best efforts to respond promptly to any comments of the SEC, or any Canadian Securities Administrator or their respective staff with respect to the Joint Proxy Statement or the Form S-4, as applicable. No amendment or supplement to the Joint Proxy Statement or the Form S-4 will be made by GX or the Company without the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that the Company, in connection with a Company Recommendation Change made in compliance with the terms hereof may (and GX shall comply with any request by the Company to) amend or supplement the Joint Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Company Recommendation Change, (ii) a statement of the reason of the Company Board for making such a Company Recommendation Change, and (iii) additional information reasonably related to the foregoing.

5.12 Company Shareholder Meeting; GX Shareholder Meeting.

(a) The Company shall take all action necessary in accordance with applicable Laws and its organizational documents to duly give notice of, convene and hold the Company Shareholder Meeting for the purpose of obtaining the Company Shareholder Approval, as promptly as reasonably practicable after the date on which the Form S-4 becomes effective. Except as otherwise expressly permitted by Section 5.2, the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval, including (i) through the Company Board, recommending, including through a recommendation in the Joint Proxy Statement, that the Company Pre-Closing Shareholders vote in favor of the approval of the Company Resolutions at the Company Shareholder Meeting and (ii) by soliciting from Company Pre-Closing Shareholders proxies in favor of the approval of the Company Resolutions. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholder Meeting (i) to the extent necessary under applicable Law to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company Pre-Closing Shareholders a sufficient amount of time in advance of the Company Shareholder Meeting or (ii) upon the good faith determination by the Company Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Company Resolutions or otherwise take actions consistent with the Company’s obligations pursuant to Section 5.11 and this Section 5.12; provided, however, that unless otherwise agreed to by the Parties, the Company Shareholder Meeting shall not be adjourned or postponed to a date that is more than 10 Business Days after the date on which the Company Shareholder Meeting was first scheduled; provided, further, that the Company Shareholder Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the Outside Date. Notwithstanding the foregoing, but subject to Section 5.12(c), in the event the Company provides notice of a Superior Proposal to GX after a date that is less than ten (10) Business Days before the Company Shareholder Meeting, the Company shall be entitled to and shall upon request from GX postpone the Company Shareholder Meeting to a date determined by the Company that is not more than fifteen (15) Business Days after the scheduled date of the Company Shareholder Meeting, but in any event to a date that is not less than five (5) Business Days prior to the Outside Date. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligations to call, give notice of, convene and hold the Company Shareholder Meeting in accordance with this Section 5.12(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal. The Company shall promptly (and in any event within twenty-four (24) hours following the Company Shareholder Meeting) provide to GX all voting tabulation reports relating to the Company Shareholder Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives.

(b) GX will take all action necessary in accordance with applicable Laws and its organizational documents to duly give notice of, convene and hold the GX Shareholder Meeting for the purpose of obtaining the GX Shareholder Approval, as promptly as reasonably practicable after the date on which the Form S-4 becomes effective. GX shall use its reasonable best efforts to obtain the GX Shareholder Approval, including (i) through the GX Board, recommending, including through a recommendation in the Joint Proxy Statement, that the GX Shareholders vote in favor of the approval of the GX Resolutions at the GX Shareholder Meeting and (ii) by soliciting from GX Shareholders proxies in favor of the approval of the GX Resolutions. Notwithstanding anything to the contrary contained in this Agreement, GX may adjourn or postpone the GX Shareholder Meeting (i) to the extent necessary under applicable Law to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to GX Shareholders a sufficient amount of time in advance of the GX Shareholder Meeting or (ii) upon the good faith determination by the GX Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the GX Resolutions or otherwise take actions consistent with GX’s obligations pursuant to Section 5.11 and this Section 5.12; provided, however, that unless otherwise agreed to by the Parties, the GX Shareholder Meeting shall not be adjourned or postponed to a date that is more than 10 Business Days after the date on which the GX Shareholder Meeting was first scheduled; provided, further, that the GX Shareholder Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the Outside Date. Notwithstanding the foregoing, in the event the Company provides notice of a Superior Proposal to GX after a date that is less than ten (10) Business Days before the GX Shareholder Meeting, GX shall be entitled to postpone the GX Shareholder Meeting to a date determined by GX that is not more than fifteen (15) Business Days after the scheduled date of the GX Shareholder Meeting, but in any event to a date that is not less than five (5) Business Days prior to the Outside Date. GX shall promptly (and in any event within twenty-four (24) hours following the GX Shareholder Meeting) provide to the Company all voting tabulation reports relating to the GX Shareholder Meeting that have been prepared by GX or GX’s transfer agent, proxy solicitor or other Representatives.

(c) Subject to applicable Law, the Parties shall cooperate and use their reasonable best efforts to set the record dates for the Company Shareholder Meeting and the GX Shareholder Meeting, as applicable, on the same day and to hold the Company Shareholder Meeting at least five (5) Business Days prior to the GX Shareholder Meeting.

5.13 Redemption Information. GX will promptly advise the Company at such times as the Company may reasonably request as to the number of Class A Shares for which Redemption Rights have been exercised.

5.14 Indemnification and Insurance.

(a) From and after the Closing, the Company and the Second Merger Surviving Company will indemnify and hold harmless each present and former director and officer of GX, the Company and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or GX, as the case may be, would have been required under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted or required under applicable Law). Without limiting the foregoing, the Company will, and will cause the Second Merger Surviving Company and its other Subsidiaries to, (i) maintain for a period of not less than six years following the Closing provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of officers and directors with respect to acts or omissions occurring prior to the Closing that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, the Company will, or will cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by GX’s, the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company or its Representatives) on terms not less favorable than the terms of GX’s current insurance coverage; provided, however, that (i) GX will cause coverage to be extended under its current directors’ and officers’ liability insurance (covering those Persons who are currently covered by GX’s, the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies) by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current GX insurance coverage with respect to claims existing or occurring at or prior to the Closing, and the cost of such “tail” policy shall constitute a Cash Transaction Expense, except that in no event will GX, the Company or its Subsidiaries be required to pay a premium for such insurance in excess of 250% of the aggregate premium currently payable by GX for such insurance policy (unless, prior to the Closing, the Parties identify a more cost effective policy which satisfies this covenant, in which case, the Parties may cause such coverage to be effectuated under such alternative policy instead), and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.14 will be continued in respect of such claim until the final disposition thereof.

(c) On the Closing Date, to the extent not already entered into, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and GX with the Closing Directors and Officers, which indemnification agreements shall continue to be effective following the Closing.

(d) In the event that the Company or any of its successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company will ensure that proper provision will be made so that the successors and assigns of the Company will succeed to the obligations set forth in this Section 5.14.

5.15 Trust Account Release. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.3), GX will make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) all amounts payable to GX Public Shareholders who have validly exercised Redemption Rights; (b) the payment of outstanding transaction expenses; and (c) after the Second Merger Effective Time, the balance of the assets in the Trust Account to be distributed to the Second Merger Surviving Company.

5.16 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, each of the Parties shall cooperate with the other Parties and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and regulations of NASDAQ to enable the delisting by the Second Merger Surviving Company of the Class A Shares, GX Public Units and GX Public Warrants from NASDAQ and the deregistration of the Class A Shares, GX Public Units and GX Public Warrants under the Exchange Act as promptly as practicable after the Closing.

5.17 Certain Section 16 Matters. Before the Closing, the Company Board, or a committee thereof composed solely of two or more “Non-Employee Directors” (as defined in Rule 16b-3(b)(3)(i) under the Exchange Act), will adopt a resolution consistent with interpretive guidance of the SEC such that the acquisition of Transaction Consideration Shares pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of GX who is expected to become a director or officer (as defined in Rule 16a-1(f) under the Exchange Act) of the Company following the Closing, will be an exempt transaction for purposes of Section 16(b) of the U.S. Exchange Act pursuant to Rule 16b-3 thereunder.

5.18 Financing.

(a) In connection with the Transactions, (x) each of GX and the Company intends to enter into, at or prior to Closing, (i) a facility for up to $20,000,000 on terms no less favorable to the Company than the Convertible Security Funding Agreement, (ii) a committed equity facility substantially on the terms set forth in the Non-Binding Standby Equity Purchase Agreement Term Sheet dated as of the date hereof among the Parties and Yorkville Advisors Global, LP (the “CEF Facility”), and (iii) a facility substantially on the terms set forth in the Non-Binding Unsecured Convertible Debenture Term Sheet dated as of the date hereof among the Parties and Yorkville Advisors Global, LP (the “Convertible Notes”) and (y) if, acting reasonably, the Parties determine that so doing would be in the best interest of the post-Closing Company, each of GX and the Company intends to pursue a private placement financing for the purpose of entering into one or more subscription agreements with certain investors, pursuant to which such investors will purchase Company Common Shares, in each case, to be consummated prior to the First Merger and/or enter into one or more additional financing arrangements, on terms reasonably satisfactory to the Parties (collectively, the “Contemplated Financing”).

(b) Each of GX and the Company will use its reasonable best efforts to provide all customary and reasonable cooperation in connection with the entry into the CEF Facility and the Convertible Notes, in each case, to the extent (1) not entered into prior to the date of this Agreement and (2) necessary to provide financing to the Company if Closing Cash would not otherwise equal or exceed the Closing Cash Minimum, as may be reasonably requested by the other Party, including (i) participation at reasonable times in a reasonable number of meetings, presentations, roadshows (including customary one-on-one meetings), rating agency and due diligence sessions with potential lenders or investors or other potential financing sources (the “Financing Sources”), including direct contact between senior management of the Parties and the other representatives of the Parties, on the one hand, and the actual and potential Financing Sources, on the other hand, in each case with reasonable advance notice, (ii) reasonably assisting the other Party in the preparation of customary materials for rating agency presentations and lender and investor presentations, business projections, pro forma financial statements, bank books and other marketing documents customarily used to arrange such financing, and identifying any portion of the information contained therein that would constitute material, non-public information with respect to the Parties or any of their respective securities for purposes of foreign, United States federal or state securities laws, (iii) as soon as reasonably practicable following the date hereof, preparing and effecting the filing of, or as soon as reasonably practicable following the request of the other Party furnishing the other Party with the information regarding such Party that is customary or necessary for the preparation and filing of, a registration statement and prospectus for the issuance and sale of securities, or the resale of securities issued or underlying securities issued or issuable, in connection with the Convertible Notes or CEF Facility, as necessary to effect the registration of such securities, (iv) to the extent requested by a Financing Source at least ten (10) days prior to the Closing, furnishing within five days prior to the Closing all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, (v) assisting in the preparation of definitive financing documents as may be reasonably requested by the other Party, (vi) reasonably cooperating in satisfying the conditions precedent set forth in the term sheets for the Convertible Notes and the CEF Facility to the extent the satisfaction of such condition requires the cooperation of, or is within the control of the such Party, (vii) taking all corporate actions, subject to the occurrence of the Closing, as reasonably requested by the other Party to permit the consummation of the Convertible Notes and the CEF Facility, and (viii) permitting the actual and potential Financing Sources to conduct customary due diligence, subject to customary non-disclosure and confidentiality agreements or customary wall cross scripts. Each Party will provide the other Party with drafts of documents pursuant to which the Convertible Notes and the CEF Facility will be effectuated and consider any comments provided by the other Party in good faith.  Each of the Company and GX will, and will cause its respective Representatives to, cooperate with the other Party and its Representatives in connection with the Convertible Notes and the CEF Facility and any other Contemplated Financing.

(c) Each of GX and the Company agree to work together in good faith to determine whether one or more of the arrangements comprising the Contemplated Financing should not be pursued to the extent sufficient capital is raised from one or more of the other financing arrangements and, if such decision is made, the Parties agree to amend the definition of Contemplated Financing accordingly.

(d) If, and to the extent, required by any underwriter, placement agent, financial advisor, capital markets advisor or other adviser to GX and/or the Company, each of GX and the Company will use its reasonable best efforts to deliver, in connection with the effectiveness of the Form S-4 and the occurrence of the Company Shareholder Meeting and the GX Shareholder Meeting, reasonable and customary (i) comfort letters from the independent certified public accounting firms of each of GX and the Company and (ii) negative assurance letters of outside counsel to each of GX and the Company.

(e) Notwithstanding anything in this Section 5.18 to the contrary, none of the Contemplated Financing shall require (A) the Sponsor to forfeit or transfer any Founder Shares or (B) GX or the Company to take any actions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions.

5.19 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, GX, on the one hand, and the Company, on the other hand, shall, to the extent permitted by applicable Law, each notify the other in writing promptly after learning of any shareholder demands or other shareholder Actions (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating hereto or thereto (collectively, the “Transaction Litigation”) commenced against, in the case of GX, GX or any of its representatives (in their capacity as such) or, in the case of the Company, the Company, its Subsidiaries or any of their respective representatives (in their capacity as such). GX and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, including by providing it with a reasonable opportunity to offer timely comments, suggestions or advice with respect to such Transaction Litigation and considering in good faith such timely comments, suggestions or advice with respect to such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. In no event shall (x) GX or any of its representatives (in their capacity as such) settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonable withheld, conditioned or delayed) or (y) the Company or any of its Subsidiaries or their respective representatives (in their capacity as such) settle or compromise any Transaction Litigation without the prior written consent of GX (not to be unreasonable withheld, conditioned or delayed).

ARTICLE VI
CONDITIONS

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to consummate the Transactions is subject to the satisfaction (or waiver by such Party, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) no Governmental Entity having competent jurisdiction shall have enacted, issued or entered any Order which remains in effect that enjoins or otherwise prohibits the consummation of the Transactions;

(b) the GX Shareholder Approval shall have been obtained in accordance with the provisions of the GX Charter, the GX Bylaws, the DGCL, applicable securities Laws and applicable NASDAQ rules;

(c) the Company Shareholder Approval shall have been obtained in accordance with the provisions of the Company Articles, the BCBCA, applicable securities Laws and applicable TSX rules;

(d) the Form S-4 containing the Joint Proxy Statement shall have become effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC and not withdrawn;

(e) the (i) Company Post-Closing Common Shares issuable pursuant to the Exchange, (ii) the Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, and (iii) the Company Common Shares issuable upon the exercise of Former GX Company Warrants shall have been approved for listing on NASDAQ as Nasdaq Capital Market securities within the meaning of NASDAQ Rule 5005(a)(27), and the TSX, subject to satisfaction of customary listing conditions of the TSX;

(f) the Former GX Company Warrants shall have been approved for listing on NASDAQ as Nasdaq Capital Market securities within the meaning of NASDAQ Rule 5005(a)(27); and

(g) after giving effect to the exercise of Redemption Rights, the Company and its Subsidiaries (including the Second Merger Surviving Company), on a consolidated basis, will have net tangible assets of at least $5,000,001 immediately upon the consummation of the Transactions and after payment of underwriters’ fees or commissions.

6.2 The Company’s Conditions. The obligations of the Company and Merger Sub to consummate the Transactions will be subject to the satisfaction (or waiver by the Company and Merger Sub, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) (i) the GX Fundamental Representations shall be true, complete and correct as of the date of this Agreement and as of the Closing as though made as of the date of this Agreement and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a different time, in which case such representation and warranty shall be so true, complete and correct as of such different time) other than de minimis inaccuracies and (ii) the other representations and warranties of GX set forth in Article IV shall be true, complete and correct (without giving effect to any qualifications or limitations as to materiality or GX Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing as though made as of the date of this Agreement and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a different time, in which case such representation and warranty shall be so true, complete and correct as of such different time) except, in the case of this clause (ii) for such failures to be true, complete and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a GX Material Adverse Effect;

(b) GX shall have performed in all material respects its covenants required to be performed by it under this Agreement at or prior to the Closing;

(c) at Closing, GX, the Company and the Company Subsidiaries will have, in the aggregate, Closing Cash in an amount equal to or greater than the Closing Cash Minimum;

(d) GX shall have delivered, or caused to be delivered, to the Company, the following:

(i) a counterpart to the Registration Rights and Lock-Up Agreement, duly executed by Sponsor;

(ii) counterparts to the Exchange Agreement, duly executed by the Second Merger Surviving Company and Sponsor;

(iii) an affidavit described in Treasury Regulations section 1.1445-2(c)(3), with accompanying notice to the IRS, to the effect that GX is not and has not been a United States real property holding corporation within the relevant period, in each case executed as of the Closing Date by an appropriate officer and in form and substance satisfactory to the Company; and

(iv) a certificate signed on behalf of GX by a senior executive of GX and dated as of the Closing Date certifying that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

6.3 GX’s Conditions. The obligations of GX to consummate the Transactions will be subject to the satisfaction (or waiver by GX, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) (i) the Company Fundamental Representations shall be true, complete and correct as of the date of this Agreement and as of the Closing as though made as of the date of this Agreement and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a different time, in which case such representation and warranty shall be so true, complete and correct as of such different time) other than de minimis inaccuracies and (ii) the other representations and warranties of the Company set forth in Article III shall be true, complete and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing as though made as of the date of this Agreement and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a different time, in which case such representation and warranty shall be so true, complete and correct as of such different time) except, in the case of this clause (ii) for such failures to be true, complete and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company and Merger Sub shall have performed in all material respects the covenants required to be performed by them under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, a Company Material Adverse Effect shall not have occurred; and

(d) the Company shall have delivered, or caused to be delivered, to GX, the following:

(i) counterparts to the Registration Rights and Lock-Up Agreement, duly executed by the Company and certain Company Pre-Closing Shareholders;

(ii) a counterpart to the Exchange Agreement, duly executed by the Company; and

(iii) a certificate signed on behalf of the Company by a senior executive of the Company and dated as of the Closing Date certifying that the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.

ARTICLE VII
TERMINATION

7.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by mutual written consent of the Company and GX.

7.2 Termination by Either GX or the Company. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by either GX or the Company:

(a) if prior to the Closing, the Transactions are enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Order of a Governmental Entity of competent jurisdiction, provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) will not be available to any Party whose breach of any provision of this Agreement results in or materially contributes to causing such Order to be issued or the failure of the Order to be removed (provided that, for the avoidance of doubt, a Party’s exercise of its rights pursuant to Section 5.4(c) will not preclude its ability to terminate under this Section 7.2(a));

(b) if the Closing has not occurred on or before the Outside Date, provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) will not be available to any Party whose breach of any provision of this Agreement results in or materially contributes to causing the Closing to fail to occur prior to the Outside Date (provided that, for the avoidance of doubt, a Party’s exercise of its rights pursuant to Section 5.4(c) will not preclude its ability to terminate under this Section 7.2(b));

(c) if the Company Shareholder Approval is not obtained at the Company Shareholder Meeting duly convened or any adjournment or postponement thereof; or

(d) if the GX Shareholder Approval is not obtained at the GX Shareholder Meeting duly convened or any adjournment or postponement thereof.

7.3 Termination by the Company.

(a) This Agreement may be terminated by the Company and the Transactions may be abandoned by the Company at any time prior to the Closing if GX breaches any representation, warranty or covenant made by it in this Agreement such that the conditions specified in Section 6.2(a) or Section 6.2(b) would not be satisfied at the Closing (a “Terminating GX Breach”), except that, if such Terminating GX Breach is curable by GX through the exercise of its reasonable best efforts, then, for a period of up to 60 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Outside Date) after receipt by GX of notice from the Company of such breach, but only as long as GX continues to use its reasonable best efforts to cure such Terminating GX Breach (the “GX Cure Period”), then such termination will not be effective, and such termination will become effective only if the Terminating GX Breach is not cured within the GX Cure Period; provided, that the right to terminate this Agreement under this Section 7.3(a) will not be available if the Company is then in breach of this Agreement such that any of the conditions set forth Section 6.1 or Section 6.3 would not reasonably be capable of being satisfied by the Outside Date.

(b) This Agreement may be terminated by the Company and the Transactions may be abandoned by the Company at any time prior to receipt of the Company Shareholder Approval in order to enter into a written definitive agreement providing for a Superior Proposal pursuant to and in accordance with Section 5.2(d); provided that there has been no breach of the Section 5.2 Company Provisions (including as a result of actions taken by any director of the Company that would have constituted a breach of the Section 5.2 Company Provisions if such actions had been taken by the Company).

(c) This Agreement may be terminated by the Company and the Transactions may be abandoned by the Company at any time prior to the Closing (i) if all of the conditions set forth in Section 6.1 and Section 6.3 will have been satisfied or waived (other than those conditions that (x) by their terms are to be satisfied at the Closing, so long as each such condition is capable of being satisfied or (y) have not been satisfied, or are not capable of being satisfied, as a result of GX’s breach of this Agreement or any Ancillary Agreement), (ii) the Company has irrevocably confirmed in writing to GX that (A) all of the conditions set forth in Section 6.2 (other than those conditions that, by their terms, are capable of being satisfied only at Closing, so long as each such condition is capable of being satisfied) have been satisfied or have been waived by the Company and (B) the Company is prepared to consummate the Closing; provided that such confirmation will not be delivered earlier than the date that the Closing should have occurred pursuant to Section 1.1, and (iii) GX fails to consummate the Closing within five Business Days following the date on which the confirmation has been delivered to GX.

7.4 Termination by GX.

(a) This Agreement may be terminated and the Transactions may be abandoned by GX at any time prior to the Closing if either the Company or Merger Sub breaches any representation, warranty or covenant made by it in this Agreement such that the conditions specified in Section 6.3(a) or Section 6.3(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 60 days (or any shorter period of the time that remains between the date GX provides written notice of such violation or breach and the Outside Date) after receipt by the Company of notice from GX of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), then such termination will not be effective, and such termination will become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, that the right to terminate this Agreement under this Section 7.4(a) will not be available if GX is then in breach of this Agreement such that any of the conditions set forth Section 6.1 or Section 6.2 would not reasonably be capable of being satisfied by the Outside Date.

(b) This Agreement may be terminated by GX and the Transactions may be abandoned by GX at any time prior to receipt of the Company Shareholder Approval by written notice from GX to the Company if, prior to obtaining the Company Shareholder Approval, there shall have been a Company Recommendation Change or the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement and the Transactions in accordance with Section 5.2(d).

(c) This Agreement may be terminated by GX and the Transactions may be abandoned by GX at any time prior to the Closing (i) if all of the conditions set forth in Section 6.1 and Section 6.2 will have been satisfied or waived (other than those conditions that (x) by their terms are to be satisfied at the Closing, so long as each such condition is capable of being satisfied or (y) have not been satisfied, or are not capable of being satisfied, as a result of the Company’s breach of this Agreement or any Ancillary Agreement), (ii) GX has irrevocably confirmed in writing to the Company that (A) all of the conditions set forth in Section 6.3 (other than those conditions that, by their terms, are capable of being satisfied only at Closing, so long as each such condition is capable of being satisfied) have been satisfied or have been waived by GX and (B) GX is prepared to consummate the Closing; provided that such confirmation will not be delivered earlier than the date that the Closing should have occurred pursuant to Section 1.1, and (iii) the Company fails to consummate the Closing within five Business Days following the date on which the confirmation has been delivered to the Company.

7.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article VII, (a) this Agreement will terminate and become void and of no effect and (b) there will be no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates) other than as provided in Section 7.5(b); provided, however, and notwithstanding anything in the foregoing to the contrary, (i) the provisions set forth in this Section 7.5, Article VIII and the Confidentiality Agreement will survive the termination of this Agreement and (ii) nothing herein will relieve any Party from liability for any fraud or willful and material breach of this Agreement occurring prior to such termination.

(b) Notwithstanding any other provision of this Agreement:

(i) If this Agreement shall have been validly terminated pursuant to (A) Section 7.3(b) or Section 7.4(b), (B) Section 7.4(a) as a result of a breach of the Section 5.2 Company Provisions (including as a result of actions taken by any director of the Company that would have constituted a breach of the Section 5.2 Company Provisions if such actions had been taken by the Company), or (C) any other provision of Section 7.2, Section 7.3, or Section 7.4 if, at such time, GX shall have had the right to terminate this Agreement pursuant to (1) Section 7.4(b) or (2) Section 7.4(a) as a result of a breach of the Section 5.2 Company Provisions (including as a result of actions taken by any director of the Company that would have constituted a breach of the Section 5.2 Company Provisions if such actions had been taken by the Company), then, in each case, the Company shall pay to GX a termination fee in the amount of $15,000,000 (the “Base Termination Fee”) by wire transfer in immediately available funds to an account designated by GX in which case payment shall be made within two Business Days of such termination.

(ii) If (A) this Agreement shall have been validly terminated by either Party (other than a valid termination (x) by (1) the Company pursuant to Section 7.3(a) or Section 7.3(c), (2) GX pursuant to Section 7.2(b), or (3) either Party pursuant to Section 7.2(a), Section 7.2(d) or, if there has been no Company Recommendation Change, Section 7.2(c) or (y) pursuant to Section 7.1), (B) at or prior to the time of the termination of this Agreement, an Acquisition Proposal with respect to the Company and/or any Company Subsidiaries (whether or not conditional) shall have been publicly disclosed or made and such Acquisition Proposal shall not have been publicly withdrawn at least two Business Days prior to the Company Shareholder Meeting, (C) within twelve months after the date of any such termination, an Alternative Acquisition (whether or not relating to such Acquisition Proposal) with respect to the Company and/or any Company Subsidiaries is consummated or a definitive agreement providing for an Alternative Acquisition (whether or not relating to such Acquisition Proposal) with respect to the Company and/or any Company Subsidiaries is executed, and (D) the Company has not paid the Base Termination Fee pursuant to Section 7.5(b)(i) or the Intentional Breach Termination Fee pursuant to Section 7.5(b)(iii), then the Company shall pay to GX the Base Termination Fee by wire transfer in immediately available funds to an account designated by GX in which case payment shall be made within two Business Days of such Alternative Acquisition consummation or agreement execution (whichever is earlier).

(iii) If this Agreement shall have been validly terminated pursuant to (A) Section 7.4(a) as a result of a willful and material breach by the Company (including, without limitation a willful and material breach of the Section 5.2 Company Provisions (including as a result of actions taken by any director of the Company that would have constituted a willful and material breach of the Section 5.2 Company Provisions if such actions had been taken by the Company)), (B) Section 7.4(c) or (C) any other provision of Section 7.2, Section 7.3 or Section 7.4 if, at such time, GX shall have had the right to terminate this Agreement pursuant to Section 7.4(a) as a result of a willful and material breach by the Company (including, without limitation a willful and material breach of the Section 5.2 Company Provisions (including as a result of actions taken by any director of the Company that would have constituted a willful and material breach of the Section 5.2 Company Provisions if such actions had been taken by the Company)) or Section 7.4(c) then, in each case, the Company shall pay to GX a termination fee in the amount of $25,000,000 (the “Intentional Breach Termination Fee”) by wire transfer in immediately available funds to an account designated by GX in which case payment shall be made within two Business Days of such termination, provided that in no event will GX be entitled to both the Intentional Breach Termination Fee and the Base Termination Fee.

(iv) If this Agreement shall have been validly terminated and the Base Termination Fee or the Intentional Breach Termination Fee is payable by the Company to GX in accordance with the terms hereof, then in addition to the Base Termination Fee or the Intentional Breach Termination Fee, as applicable, the Company shall also pay, or cause to be paid to GX, an amount (the “Expense Amount”) equal to the sum of all documented and reasonable out-of-pocket expenses paid or payable by GX and the Sponsor in connection with this Agreement and the Transactions, which Expense Amount shall not exceed $5,000,000, by wire transfer in immediately available funds to an account designated by GX in which case payment shall be made within two Business Days of such termination.

(c) The Parties acknowledge and hereby agree that the payment of the Base Termination Fee or the Intentional Breach Termination Fee, as applicable, if, as and when required pursuant to this Section 7.5, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate GX in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Each of the Parties acknowledges that the agreements contained in this Section 7.5 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement.

ARTICLE VIII
MISCELLANEOUS AND GENERAL

8.1 No Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, GX or Merger Sub pursuant to this Agreement will not survive the Closing, and from and after the Closing, the Company, the Second Merger Surviving Company and their respective Representatives will not have any further obligations, nor will any claim be asserted or action be brought against the Company, the Second Merger Surviving Company or their respective Representatives with respect thereto. The covenants of the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants, will not survive the Closing, except for those covenants contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants will survive the Closing and continue until fully performed in accordance with their terms).

8.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Closing, the Parties may modify or amend this Agreement by written agreement of GX and the Company; provided that any amendment of this Agreement that requires approval by the Company Pre-Closing Shareholders or the GX Shareholders under applicable Law will be subject to such approval. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a modification, amendment, or waiver of those rights.

8.3 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Transactions are for the sole benefit of such Party and, together with the other provisions of this Agreement for the benefit of such Party, may be waived in writing by such Party, in whole or in part.

8.4 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by pdf or other readable electronic format), each such counterpart being deemed to be an original instrument, with the same effect as if the signature thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the Parties and delivered (including by email or DocuSign) to the other Parties, and all such counterparts will together constitute one and the same agreement.

8.5 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any Law other than the Law of the State of Delaware.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, to the extent that such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware) or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively, the “Chosen Courts”), in any Action arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or the transactions contemplated by the Ancillary Agreements or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action, except in the Chosen Courts; (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the Chosen Courts in the manner provided for notices in Section 8.7. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES, AND WILL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

8.6 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the other provisions of this Section 8.6, the Parties acknowledge and agree (and further agree not to take any contrary position in any litigation concerning this Agreement) that (a) the Parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligations of the Parties to consummate the Merger) without proof of damages or otherwise, and that such relief may be sought in addition to and will not limit, diminish or otherwise impair, any other remedy to which they are entitled under this Agreement, (b) the provisions set forth herein are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and will not be construed to limit, diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (c) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 will not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything in this Agreement to the contrary, in no event will GX be entitled to receive both (A) a grant of specific performance of the Company’s obligation to consummate the Closing and (B) the Base Termination Fee or the Intentional Breach Termination Fee.

8.7 Notices. All notices and other communications among the Parties will be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service, or (c) when delivered by email (so long as the sender of any such e-mail has not received an e-mail from the applicable server indicating a delivery failure), in each case, according to the instructions set forth below. Such notices will be deemed given: at the time of personal delivery, if delivered in person; one Business Day after being sent, if sent by reputable, overnight delivery service and at the time sent (so long as the sender of any such e-mail has not received an e-mail from the applicable server indicating a delivery failure), if sent by email prior to 5:00 p.m. local time of the recipient on a Business Day; or on the next Business Day if sent by email after 5:00 p.m. local time of the recipient on a Business Day or on a non-Business Day.

(a) If to the Company or Merger Sub:

NioCorp Developments Ltd.

7000 South Yosemite Street, Suite 115

Centennial, CO 80112

Attention:	Mark Smith
Neal Shah
Email:	msmith@niocorp.com
nshah@niocorp.com

with copies to counsel to:

Jones Day

250 Vesey Street

New York, NY 10281

Attention:	Joel May
Ann Bomberger
E-mail:	jtmay@jonesday.com
ambomberger@jonesday.com

and to:

Blake, Cassels & Graydon LLP

2600 – 595 Burrard Street

Vancouver, BC V7X 1L3

Attention:	Bob Wooder
E-mail:	bob.wooder@blakes.com

(b) If to GX (prior to the Closing) or the Second Merger Surviving Company:

GX Acquisition Corp. II

1325 Avenue of the Americas, 28th Floor

New York, New York 10019

Attention: Jay Bloom and Dean Kehler
Email: jay.bloom@trimarancapital.com and dean.kehler@trimarancapital.com with copies to counsel to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Michael Chitwood and Michael Civale

Email: Michael.Chitwood@skadden.com and Michael.Civale@skadden.com and to:

Stikeman Elliott LLP

1155 Boulevard René-Lévesque West, Suite #4100

Montréal, Québec H3B 3V2

Attention: Robert Carelli and David Tardif

Email: rcarelli@stikeman.com and dtardif@stikeman.com

or to such other address or addresses as any such Party may from time to time designate in writing.

8.8 Entire Agreement. This Agreement (including the Company Disclosure Letter, the GX Disclosure Letter and all other annexes and exhibits hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

8.9 No Third-Party Beneficiaries. The representations, warranties and covenants set forth herein are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except pursuant to Section 5.14 and Section 8.15 and except for the provisions hereof applicable to Sponsor; provided that the Sponsor is an intended third-party beneficiary of, and may enforce, GX’s rights pursuant to Section 7.5 (including following any liquidation or dissolution of GX).

8.10 Definitions. Each of the terms set forth in Annex A is defined as set forth therein and each of the terms defined elsewhere in this Agreement has the meaning set forth herein.

8.11 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.12 Interpretation; Construction.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, a Section, Annex or Exhibit, such reference will be to an Article, a Section of, or Annex to Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” will be to calendar days unless otherwise indicated as a “Business Day.” References to documents or other materials “provided” or “made available” to GX or similar phrases will mean that such documents or other materials were present at least one Business Day prior to the date hereof in the electronic data room to which GX and its Representatives have access (the “VDR”) (provided that the construction of such terms in Section 3.27 and Section 4.17 will not be limited by this Section 8.12(a)).

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) The mere inclusion of any item in any section or subsection of the Company Disclosure Letter or the GX Disclosure Letter as an exception to any representation or warranty or otherwise will not be deemed to constitute an admission by the Company or by GX, as applicable, or to otherwise imply, that any such item has had or would reasonably be expected to have a Company Material Adverse Effect or a GX Material Adverse Effect, as applicable, or otherwise represents an exception or material development, fact, change, event, effect, occurrence or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any section or subsection of the Company Disclosure Letter or the GX Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Headings inserted in the sections or subsections of the Company Disclosure Letter or the GX Disclosure Letter are for convenience of reference only and will not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

(d) Notwithstanding anything to the contrary herein, no representation or warranty by GX in this Agreement shall apply to any statement or information in the GX Public Disclosure Record that relates to the topics referenced in the SEC proposed rules titled “Special Purpose Acquisition Companies, Shell Companies, and Projections” issued on March 30, 2022 or to any other SEC rule, proposed rule, statement, guidance, interpretation or change in presentation issued after the execution of this Agreement and applicable to special purpose acquisition companies (collectively, the “SEC Statement”), nor shall any correction, amendment or restatement of the GX Public Disclosure Record due wholly or in part to the SEC Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the SEC Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by GX. Each of the Parties acknowledges and agrees that GX continues to review the SEC Statement and its implications, including on the GX Public Disclosure Record, and any restatement, revision or other modification of the GX Public Disclosure Record relating to or arising from such SEC Statement, shall (i) be deemed not material and not to have or reasonably be expected to have, individually or in the aggregate, a GX Material Adverse Effect and (ii) not itself be deemed to constitute a breach of any representation or warranty of any of the Parties in this Agreement. No breach of any representation or warranty of either Party will be deemed to have occurred solely as a result of the SEC Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the SEC Statement or any changes in accounting or disclosure related thereto.

8.13 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party.

8.14 Waiver of Access to Trust Account. Reference is made to the Final IPO Prospectus. The Company hereby represents and warrants that it understands that GX has established the Trust Account containing the proceeds of its IPO and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the GX Public Shareholders, and that, except as otherwise described in the Final IPO Prospectus, GX may disburse monies from the Trust Account only: (a) to the GX Public Shareholders in the event they elect to redeem their GX Shares in connection with the consummation of GX’s Business Combination or in connection with an extension of its deadline to consummate a Business Combination, (b) to the GX Public Shareholders if GX fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by an amendment to GX’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes or (d) to GX (or, as applicable, the Second Merger Surviving Company) after or concurrently with the consummation of a Business Combination. For and in consideration of GX entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between GX or its Affiliates, on the one hand, and the Company or its Affiliates, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives and releases, and will cause any Affiliate of the Company in connection with the Transactions, to irrevocably waive and release, any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with GX or its Affiliates, and further agrees not to seek any recourse against the Trust Account (including any distributions therefrom) for any Released Claims for any reason whatsoever or to bring any Action or proceedings against the Trust Account or the Trustee. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by GX and its Affiliates to induce GX to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any Released Claim, which proceeding seeks, in whole or in part, monetary relief against GX or its Affiliates, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its Affiliates (or any person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

8.15 No Recourse. Except in the case of fraud, all Actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, the Ancillary Agreements or the Transactions, (b) the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Ancillary Agreement), (c) any breach of this Agreement or any Ancillary Agreement and (d) any failure of the Transactions to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to this Section 8.15), are those solely of the persons that are expressly identified as Parties to this Agreement (or, as applicable, the relevant Ancillary Agreement) and not against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, shareholder, optionholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party (with respect to this Agreement) or any party to any Ancillary Agreement (with respect to such Ancillary Agreement), or any director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing, shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

GX:		MERGER SUB:

GX Acquisition Corp. II		Big Red Merger Sub Ltd

By:	/s/ Dean Kelher	By:	/s/ Mark Smith
Name:	Dean Kehler	Name:	Mark Smith
Title:	Co-Chairman and Chief Executive Officer	Title:	Chief Executive Officer

COMPANY:

NioCorp Developments Ltd.

		By:	/s/ Mark Smith
		Name:	Mark Smith
		Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

ANNEX A
DEFINITIONS

(a) As used in this Agreement, the following terms have the meanings specified in this Annex A:

“Aboriginal Claim” means any claim, written assertion or written demand, whether proven or unproven, made in writing by any Aboriginal Peoples with respect to Aboriginal title, Aboriginal rights, treaty rights or any other Aboriginal interest in land.

“Aboriginal Peoples” means any aboriginal peoples of the United States, including Native Americans, including any Tribes in Nebraska, and any group of aboriginal peoples, including Tribal Councils.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any inquiry, hearing, proceeding or investigation, by or before any Governmental Entity, whether civil, criminal or administrative.

“Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.

“Alternative Acquisition” means any transaction, other than the transactions contemplated by this Agreement, providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) assets of the Company and its Subsidiaries which constitute 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, as determined in good faith by the Company Board, or (ii) 15% or more of any class of equity securities of the Company representing 15% or more of the outstanding voting power, of the Company, (b) a tender offer or exchange offer that, if consummated, would result in any Person or group (or the shareholders of any Person or group) beneficially owning 15% or more of any class of equity securities of the Company representing 15% or more of the outstanding voting power of the Company, (c) a plan of arrangement, merger, amalgamation, consolidation, business combination, share exchange, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving any business of the Company or any of its Subsidiaries that constitutes 15% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, or (d) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Transactions.

“Ancillary Agreements” means, collectively, the Registration Rights and Lock-Up Agreement, the Exchange Agreement, the GX Support Agreement, the Company Support Agreement and the Key Employee Agreements and each other schedule, instrument or certificate contemplated hereby or by any of the foregoing.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, and any foreign or other anti-bribery or anti-corruption Laws.

Annex A – 1

“BCBCA” means the British Columbia Business Corporations Act.

“Business Combination” has the meaning specified in the GX Charter.

“Business Day” means any day other than a Saturday or Sunday or other day on which banks are required or authorized to close in New York City, United States or in the city of Vancouver, Canada.

“Canadian Securities Administrators” means the securities commission or similar regulatory authority in each of the Provinces.

“Canadian Securities Laws” means the securities legislation and rules and regulations thereunder of each province and territory of Canada and the rules, instruments, policies and orders of each Canadian Securities Administrator made thereunder.

“Cash Transaction Expenses” the sum of (a) GX’s unpaid transaction expenses accruing at or prior to the Closing and (b) the Company’s unpaid transaction expenses accruing at or prior to the Closing.

“Class A Shares” means the shares of GX Common Stock designated as Class A Common Stock.

“Closing Cash” means, without duplication, an amount equal to:

(a) the amount of cash available to be released from the Trust Account as of the Closing (before reduction for any cash amounts to be used for deferred underwriting commissions to the IPO Underwriter and other Cash Transaction Expenses, but excluding any cash to be removed from the Trust Account in connection with Redemption Rights); plus

(b) the amount of cash actually funded against any facility described in Section 5.18 as of Closing; plus

(c) any cash raised by GX or the Company on or following the date of this Agreement, and paid to GX or the Company prior to or at the Closing, including pursuant to any Contemplated Financing or any other debt or equity or equity-linked financing or investment; less

(d) Company Operating Cash, if any, to the extent available to the Company as of the Closing; provided that any amounts raised in excess of the Company Operating Cash Cap that would otherwise constitute Company Operating Cash will be included in Closing Cash; less

(e) the lesser of (i) $2,000,000 and (ii) the excess, if any, of (A) the Excise Tax Amount over (B) $1,000,000; less

(f) in the event a Tax Advisor is retained pursuant to Section 5.9(e), fifty percent (50%) of the fees of such Tax Advisor.

“Closing Cash Minimum” means $15,000,000 less the amount, if any, by which the Cash Transaction Expenses are, in the aggregate, reduced to less than $15,000,000 as a direct result of Sponsor’s forfeiture or transfer of Forfeited Shares in exchange for reducing the cash amounts that would otherwise be payable to a third party with respect to such Cash Transaction Expenses.

Annex A – 2

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder and any successor statute and the rules and regulations issued thereunder.

“Company Articles” means the articles of the Company, as amended effective January 27, 2015, as such may be subsequently amended in accordance with Section 5.1(b)(i).

“Company Benefit Plan” means each compensation or benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) , or any other plan, policy, program or agreement (including any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement), providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to (or required to be contributed to) by the Company, or to which the Company is a party or has or may reasonably be expected to have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any governmental authority.

“Company Fundamental Representations” means the representations and warranties of the Company in Sections 3.1, 3.2(a), 3.2(b)(i), 3.3 and 3.24.

“Company Material Adverse Effect” means any change, effect, condition, event, circumstance, occurrence or development (each a “Change”, and collectively, “Changes”) that, individually or in the aggregate, (a) has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any Change to the extent that it results from or arises out of (i) any downturn in general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States, Canada or any foreign jurisdiction, (ii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (provided that this clause (ii) shall not prevent a determination that any Change underlying such failure has resulted in a Company Material Adverse Effect), (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, including any litigation resulting or arising therefrom or with respect thereto (provided that this clause (iii) shall not apply to the use of “Company Material Adverse Effect” in Section 3.2 (or Section 6.3(a)(i) as applied to Section 3.2), (iv) any change, in and of itself, in the market price or trading volume of the securities of the Company (provided that this clause (iv) shall not prevent a determination that any Change underlying such change has resulted in a Company Material Adverse Effect), (v) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof), (vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or any trade wars or sanctions, (vii) any hurricane, tornado, flood, earthquake or other natural disaster, (viii) any changes generally affecting the industries in which the Company operates, or (ix) any epidemic, pandemic or other outbreak of illness or disease or public health event (including COVID-19), provided, further, that any Change referred to in clauses (i), (v), (vi), (vii), (viii) or (ix) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries operate; or (b) does or would reasonably be expected to prevent or materially delay or impede the ability of the Company to consummate the Mergers or any of the other Transactions.

Annex A – 3

“Company Mining Rights” means all mining concessions, claims, leases, options, mines, millsites, tunnel sites, surface rights, access rights, water rights and other real property rights and interests to the extent related to the exploration for, exploitation, development, mining or production of minerals and all applications therefor, owned or controlled, in whole or in part, by the Company or the Company Subsidiaries.

“Company Operating Cash” means cash raised by the Company after the date of this Agreement for the sole purpose of funding cash operating expenses of the Company and its Subsidiaries in transactions agreed to in writing by GX (such consent not to be unreasonably withheld, conditioned or delayed), up to a cap in an amount equal to the Company Operating Cash Cap in the aggregate.

“Company Operating Cash Cap” means an amount to be mutually agreed between GX and the Company following the date hereof, taking into account the reasonable operating cash needs of the Company.

“Company Public Disclosure Record” means all documents filed by or on behalf of the Company on the System for Electronic Document Analysis Retrieval under Canadian Securities Laws (“SEDAR”) or the Electronic Data Gathering, Analysis, and Retrieval system under the U.S. securities Laws (“EDGAR”), in each case, since January 1, 2020 and that are publicly available prior to the date hereof.

“Company Resolutions” means the resolutions of Company Pre-Closing Shareholders to approve (a) the issuance of Company Post-Closing Common Shares issuable pursuant to the Exchange, Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement and Company Common Shares issuable upon the exercise of Former GX Company Warrants, in each case in connection with the Transactions, (b) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Form S-4 or correspondence related thereto, (c) any other proposals as the Canadian Securities Administrators or TSX or NASDAQ may indicate are necessary in their review of the Joint Proxy Statement or correspondence related thereto, including in respect of the Contemplated Financing, (d) an amendment to the Company Articles to comply with applicable listing requirements of NASDAQ, and (e) any other proposals the Company and GX deem necessary to effectuate the Transactions at the Company Shareholder Meeting.

“Company Shareholder Meeting” means the special meeting of Company Pre-Closing Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called for the purpose of considering and, if thought fit, approving the Company Resolutions.

“Company Subsidiaries” means Merger Sub and each of the Company’s other Subsidiaries.

“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, foreign antitrust or direct investment Laws.

“Confidentiality Agreement” means the confidentiality agreement, dated July 6, 2022, between GX and the Company.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences).

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of human health (in regards to Hazardous Materials) or the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Material, in each case as in effect at the date hereof, or (c) the protection of worker health or safety (in regards to Hazardous Materials).

“Elk Creek Project” means the greenfield exploration project as described in the Technical Report.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

Annex A – 4

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means an exchange agent to be agreed by GX and the Company prior to the Closing.

“Exchange Ratio” means 11.1829212.

“Final IPO Prospectus” means the final long-form prospectus of GX, dated March 18, 2021, in connection with its initial public offering of GX Public Units (the “IPO”).

“Form S-4” means the registration statement on Form S-4 of the Company with respect to registration of the (i) Company Post-Closing Common Shares issuable pursuant to the Exchange, (ii) Company Common Shares issuable upon the exchange of the Second Merger Class B Shares pursuant to the Exchange Agreement, (iii) Company Common Shares issuable upon the exercise of Former GX Company Warrants, and (iv) Former GX Company Warrants.

“Founder Shares” means shares of Class B Common Stock of GX, all of which are held by Sponsor.

“Founder’s Warrants” means the share purchase warrants issued to Sponsor at the closing of the IPO.

“GAAP” means the United States generally accepted accounting principles, consistently applied.

“GX Bylaws” means the By Laws of GX, as in effect on the date hereof.

“GX Fundamental Representations” means the representations and warranties of GX in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, 4.14 and 4.15.

“GX Material Adverse Effect” means any Change that, individually or in the aggregate, does or would reasonably be expected to prevent or materially delay or impede the ability of GX to consummate the Mergers or any of the other Transactions; excluding any Change to the extent that it results from or arises out of the matters set forth in Section 8.12(d).

“GX Public Disclosure Record” means all documents filed by or on behalf of GX on EDGAR since January 1, 2020 and that are publicly available prior to the date hereof.

“GX Public Shareholders” means GX Shareholders who hold Class A Shares.

“GX Public Units” means the units of GX issued pursuant to the IPO comprised of (a) one Class A Share and (b) one-third of a GX Public Warrant.

“GX Public Warrants” means the share purchase warrants of GX entitling the holder thereof to purchase one Class A Share included as a component of the GX Public Units.

“GX Resolutions” means the special resolution of GX Shareholders to approve (a) an amendment to the GX Charter, effective prior to the First Merger Effective Time, to eliminate the automatic conversion of shares of Founder Shares into Class A Shares at the time of a Business Combination, (b) the Transactions, (c) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Form S-4 or correspondence related thereto, (d) any other proposals as the Canadian Securities Administrators or TSX or Nasdaq may indicate are necessary in their review of the Joint Proxy Statement or correspondence related thereto, including in respect of the Contemplated Financing, and (e) any other proposals the Company and GX deem necessary to effectuate the Transactions at the GX Shareholder Meeting.

Annex A – 5

“GX Shareholder Meeting” means the special meeting of GX Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called for the purpose of considering and, if thought fit, approving the GX Resolutions.

“GX Shares” means Class A Shares and Founder Shares.

“GX Warrant Agreement” means the Warrant Agreement, dated March 17, 2021, between GX and Continental Stock Transfer & Trust Company.

“GX Warrants” means the Founder’s Warrants and the GX Public Warrants.

“Hazardous Materials” means any substance, element, compound, mixture, solution, and/or waste presently listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect or otherwise regulated, under any Environmental Law. Hazardous Material includes any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Entity or any Environmental Law, including but not limited to any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation, polychlorinated biphenyls or per- and polyfluoroalkyl substances.

“Investment Company Act” means the Investment Company Act of 1940.

“Intellectual Property” means all patents and patent applications, invention disclosures and all related continuations, divisionals and extensions thereof, trademarks, service marks, trade names, trade dress, logos or other source or business identifiers, together with all goodwill associated with the foregoing, copyrights and rights works of authorship or in copyrightable subject matter, Internet domain names, social media identifiers, software (including in source code and object code form), rights in trade secrets, know-how, processes, formulae, recipes, methods, techniques, procedures, algorithms, specifications, inventions, ideas, marketing materials, customer and supplier lists, and other confidential or proprietary information, and other intellectual property, industrial, and similar rights in any jurisdiction throughout the world and any registrations and applications therefor.

“IPO Underwriter” means Cantor Fitzgerald & Co.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, systems, hardware, networks, workstations, routers, hubs, switches, data communications lines and other information technology equipment or systems, and all associated documentation.

“Key Employees” means the individuals listed on Section A-1 (Key Employees) of the Company Disclosure Letter.

“Knowledge” means (i) when referring to the knowledge of the Company or the Company Subsidiaries, the actual knowledge, after due inquiry of direct reports, of the persons listed on Section A-2 (Knowledge) of the Company Disclosure Letter and (ii) when referring to the knowledge of GX, means the actual knowledge, after due inquiry of direct reports, of the persons listed on Section A-1 (Knowledge) of the GX Disclosure Letter.

Annex A – 6

“Law” or “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted or promulgated by any Governmental Entity and any judicial interpretation thereof, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“MEWA” means a multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA (that covers employees who reside or work primarily in the United States).

“misrepresentation” has the meaning ascribed to this term under applicable Canadian Securities Laws.

“Multiemployer Plan” means any plan defined in Section 3(37) or 4001(a)(3) of ERISA (that covers employees who reside or work primarily in the United States).

“Multiple Employer Plan” means any plan within the meaning of Section 210 of ERISA or Section 413(c) of the Code (that covers employees who reside or work primarily in the United States).

“NASDAQ” means The NASDAQ Stock Market LLC.

“NI 43-101” means National Instrument 43-101 – “Standards of Disclosure for Mineral Projects” adopted by the Canadian Securities Administrators.

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Outside Date” means March 22, 2023 or, if one or more Extensions are obtained, the last date for GX to consummate a Business Combination pursuant to such Extensions.

“Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established on the most recent consolidated balance sheet included in the Company Financial Statements, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent balance sheet included in the balance sheet or notes thereto or securing liabilities reflected on such balance sheet, (iv) which is incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations (including letters of credit in lieu of any such bonds or to support the issuance thereof), (v) which is any zoning, building or other similar code or regulation not violated by the current use or occupancy of any assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (vi) which constitutes any condition that would be disclosed by a current, accurate survey or physical inspection, Lien (other than any Lien securing indebtedness for borrowed money), easement, right-of-way, covenant, restriction or other similar matters affecting title to the owned real property and leased real property that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use, occupancy, and operation of the assets to which they relate in the business of the Company as currently conducted, (vii) which is a Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff, or similar rights, (viii) which is a Lien arising by operation of law for amounts not yet due, or (ix) which is any interest or title of a lessor under any leases or subleases entered into by the Company in the ordinary course of business.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

Annex A – 7

“Personal Data” means any information about an identifiable individual that alone or in combination with other information could be used to identify an individual, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law.

“Provinces” means the provinces of British Columbia, Alberta, Saskatchewan, Ontario and New Brunswick.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, migrating, dumping, discarding, burying, abandoning or disposing into the environment of a Hazardous Material.

“Representatives” means all officers, directors, managers, employees, agents, representatives, accountants, consultants, legal counsel, investment bankers, financial advisors, agents and other similar representatives, including any of the foregoing parties’ controlled Affiliates.

“Sanctioned Person” means (i) any person listed in any sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Global Affairs Canada, or Her Majesty’s Treasury of the United Kingdom, or any European Union member state, (ii) any person located, organized or resident in a country or territory which, at the applicable time, is the subject or target of comprehensive sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria), or (iii) any person 50% or more owned or otherwise controlled by any such person or persons described in the foregoing clauses (i) and (ii).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger Class A Ratio” means a number to be determined in the sole discretion of the Company, such that, upon the effectiveness of the Second Merger, (a) the aggregate number of shares issued by the Second Merger Surviving Company pursuant to Section 2.1(d)(iv) is approximately equivalent to the total number of Company Common Shares issued and outstanding immediately before the First Merger Effective Time, and (b) Intermediate Holdco holds, in the aggregate, a number of Second Merger Class A Shares approximately equivalent to the total number of Company Common Shares that will be issued and outstanding immediately following the Second Merger Effective Time and prior to the Reverse Stock Split.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all (whether or not disputed) supranational, national, U.S. or non-U.S., federal, state, provincial, local or other taxes, customs, duties, fees, and charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, branches, capital, capital gains, severance, windfall or other profits, gross receipts, stamp, property, sales, use, value added, goods and services, harmonized sales, production, licenses, environmental, transfer, capital stock, payroll, occupation, employment, employer health, employment/unemployment insurance or compensation premiums and contributions, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, and net worth, as well as alternative or add-on minimum taxes and taxes in the nature of excise, withholding or similar, and including liability for the payment of any such amounts through withholding or as a result of being either (a) a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor, or (b) a party to any tax allocation or sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to any such amounts.

“Tax Return” means any return, report declaration, election notice, information return, claim for refund, declaration of estimated taxes, statement or similar filing required to be filed with respect to Taxes, including any amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form.

Annex A – 8

“Technical Report” means the technical report prepared for the Company by Dahrouge Geological Consulting Ltd., Understood Mineral Resources Ltd., Optimize Group, Cementation, Tetra Tech, SRK Consulting (U.S.), Inc., Adrian Brown Consultants Inc., Metallurgy Concept Solutions, Magemi Mining Inc., L3 Process Development, BBE Consulting and CDM Smith entitled “NI 43-101 Technical Feasibility Study, Elk Creek Project, Nebraska,” prepared for the Company with an effective date of and filed on SEDAR on June 28, 2022.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Company.

(b) The following definitions have the meanings set forth in the Sections indicated below:

Defined Term	Location of Definition
2016 Company Incentive Plan	3.3(a)
2016 Options	3.3(a)
2017 Company Incentive Plan	3.3(a)
2017 Options	3.3(a)
Acceptable Confidentiality Agreement	5.2(c)
Acquisition Proposal	5.2(a)
Agreement	Preamble
Base Termination Fee	7.5(b)(i)
Business Combination Proposal	5.2(h)
CEF Facility	5.18(a)
Chosen Courts	8.5(b)
Closing	1.1
Closing Date	1.1
Closing Directors and Officers	1.6
Company	Preamble
Company Board	Preamble
Company Common Shares	3.3(a)
Company Cure Period	7.4
Company Disclosure Letter	Article III
Company Financial Advisor	3.23
Company Financial Statements	3.5(e)
Company Incentive Plans	3.3(a)
Company Material Contracts	3.17
Company Options	3.3(a)
Company Owned IP	3.15
Company Permits	3.8
Company Post-Closing Common Shares	Preamble
Company Pre-Closing Shareholders	Preamble
Company Recommendation Change	5.2(d)
Company Shareholder Approval	3.24(d)
Company Support Agreement	Preamble
Company Warrants	3.3(a)
Contemplated Financing	5.18(a)
Continuous Disclosure Obligations	3.17(a)
Contribution	Preamble, 1.2(g)
Contribution Time	1.2(g)
Convertible Notes	5.18(a)

Annex A – 9

Convertible Security Funding Agreement	2.2(b)
DGCL	Preamble
ECRC	Preamble
ECRC Board	Preamble
Enforceability Exceptions	3.2(a)
Environmental Permits	3.18
Exchange	Preamble
Exchange Agreement	Preamble
Exchange Fund	2.3(b)
Exchange Time	1.2(e)
Expense Amount	7.5(b)(iv)
Extension	5.3(c)
Financing Sources	5.18(b)
First Merger	Preamble
First Merger Class A Share	2.1(a)(ii)
First Merger Class B Share	2.1(a)(i)
First Merger Effective Time	1.3
First Merger Surviving Company	Preamble
Former GX Company Warrants	1.2(f)
Governmental Entity	3.2(c)
GX	Preamble
GX Board	Preamble
GX Charter	Preamble
GX Common Stock	4.3(a)
GX Cure Period	7.3
GX Disclosure Letter	Article IV
GX Financial Statements	4.4(e)
GX Permits	4.7
GX Preferred Shares	4.3(a)
GX Shareholder Approval	4.16(b)
GX Shareholders	Preamble
GX Support Agreement	Preamble
Intended Tax Treatment	2.5
Intentional Breach Termination Fee	7.5(b)(iii)
Interim Period	5.2(b)
Intermediate Holdco	Preamble
Joint Proxy Statement	3.2(c)
Key Employee Agreement	Preamble
Letter of Transmittal	2.3(c)
Liens	3.2(b)
Measurement Date	3.3(a)
Merger Filings	1.3
Merger Sub	Preamble
Merger Sub Board	Preamble
Mergers	Preamble
Nonparty Affiliate	8.15

Annex A – 10

Parties	Preamble
Party	Preamble
Redemption Right	Preamble
Redemption Share	1.2(a)
Registration Rights and Lock-Up Agreement	Preamble
Related Party	3.25
Released Claims	8.14
Resale of Securities	5.11(a)
Reverse Stock Split	Preamble
Right to Match Period	5.2(d)
Sarbanes-Oxley Act	3.5(e)
SEC Statement	8.12(d)
Second Merger	Preamble
Second Merger Class A Share	2.1(d)(i)
Second Merger Class B Share	2.1(d)(ii)
Second Merger Effective Time	1.3
Second Merger Surviving Company	Preamble
Section 5.2 Company Provisions	5.2(b)
Sponsor	Preamble
Subsidiary Directors and Officers	1.7
Surviving Company Bylaws	1.5(b)
Surviving Company Charter	1.5(b)
Take-Over Bids and Issuer Bids	5.2(f)
Terminating Company Breach	7.4
Terminating GX Breach	7.3
Transaction Consideration Shares	2.3(b)
Transaction Litigation	5.19
Transactions	1.1
Transfer Taxes	5.9(a)
Trust Account	4.15
Trust Agreement	4.15
Trustee	4.15
TSX	5.7
VDR	8.12(a)

Annex A – 11

Exhibit A

Registration Rights and Lock-Up Agreement

[See attached.]

Exhibit A

FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2022, is made and entered into by and among NioCorp Developments Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Company”), GX Acquisition Corp. II, a Delaware corporation (“GX”), GX Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), certain holders of the common shares of the Company (the “Common Shares”) set forth on Schedule 11 hereto (such shareholders, the “NioCorp Holders”), certain current and former stockholders of GX, and other persons and entities, in each case, set forth on Schedule 2 hereto2 (collectively, the “Investor Holders” and, collectively with the Sponsor, the NioCorp Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, GX and the Sponsor are party to that certain Registration Rights Agreement, dated as of March 17, 2021 (the “Original RRA”);

WHEREAS, the Company, GX and Big Red Merger Sub Ltd, a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”) are parties to that certain Business Combination Agreement, dated as of September 25, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which GX merged with and into the Merger Sub (the “Merger”), with GX surviving the Merger as a direct wholly owned subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Sponsor and the Investor Holders received Second Merger Class B Shares (as defined in the Merger Agreement), which are exchangeable into Common Shares;

WHEREAS, on and prior to the date hereof, certain other investors (collectively, the “Third-Party Investor Holders”) purchased an aggregate of $[●] principal amount of unsecured debentures convertible into Common Shares and entered into a purchase agreement to purchase up to $[●] of Common Shares in a variable rate facility, each in transactions exempt from registration under the Securities Act;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of GX and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is a Holder in the aggregate of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

[1]	Note: To consist of stockholders of the Company who are directors, officers or affiliates who will need registration rights with respect to their shares of the post-combination company as a result of holding control securities. All Company shares issued in connection with the Merger to be registered on Form S-4.

[2]	Note: To include Sponsor and SPAC insiders as well as any insider PIPE investors.

WHEREAS, GX and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Canadian Securities Authorities” means the securities regulators or securities regulatory authorities in the provinces and territories of Canada and any of their successors.

“Canadian Securities Laws” means all applicable securities laws in each of the provinces and territories of Canada and the respective rules, regulations, blanket orders and blanket rulings under such laws together with published policies, policy statements and notices of the Canadian Securities Authorities.

“Canadian Shelf Prospectus” shall have the meaning given in Section 2.1.4.

2

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Shares” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, arrangement, amalgamation, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Exchange Agreement” shall have the meaning given to such term in the Merger Agreement.

“Exchange Ratio” shall have the meaning given to such term in the Merger Agreement.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“GX Support Agreement” shall have the meaning given to such term in the Merger Agreement.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” shall mean that certain letter agreement, dated as of March 17, 2021, by and among GX, the Sponsor and each of the other parties thereto.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Investor Holders” shall have the meaning given in the Preamble hereto.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean Sponsor and the NioCorp Holders and their respective Permitted Transferees.

3

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) one year after the Closing and (ii) subsequent to the Closing, (x) the date on which the VWAP of the Common Shares has equaled or exceeded the quotient of $13.42 per share divided by the Exchange Ratio (as adjusted for stock splits (including the Reverse Stock Split), stock dividends, reorganizations, recapitalizations and the like) for 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date on which the Company completes a liquidation, merger, arrangement, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Common Shares for cash, securities or other property.

“Lock-up Shares” shall mean with respect to (i) the Sponsor and its Permitted Transferees, the Common Shares and any other equity securities convertible into or exercisable or exchangeable for Common Shares held by the Sponsor immediately following the Closing (other than Common Shares acquired in the public market) and (ii) the NioCorp Holders and their respective Permitted Transferees, the Common Shares and any other equity securities convertible into or exercisable or exchangeable for Common Shares held by the NioCorp Holders immediately following the Closing (other than Common Shares acquired in the public market).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“NioCorp Holders” shall have the meaning given in the Preamble hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Sponsor and its Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Lock-up Shares, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, including without limitation the Exchange Agreement and the GX Support Agreement; (b) with respect to the NioCorp Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Lock-up Shares, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

4

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of GX’s initial public offering, including any Common Shares issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any (i) outstanding Common Shares and other equity securities of the Company and (ii) Common Shares issuable upon the exercise or exchange of any outstanding equity securities of the Company or of another issuer, held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); and (b) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, arrangement, amalgamation, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registration Expenses” shall mean the reasonable and documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable and documented fees and expenses of one (1) legal counsel plus one (1) Canadian legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Reverse Stock Split” shall have the meaning given to such term in the Merger Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

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“Sponsor Manager” shall mean the managing member of Sponsor, including after the dissolution of Sponsor.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Third-Party Investor Holders” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“VWAP” shall mean, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Company.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

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ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. As soon as practicable but no later than thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of a reasonably practicable time prior to such submission or filing) on a delayed or continuous basis and shall use its reasonable best efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any reasonable method or combination of reasonable methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of a reasonably practicable time prior to such filing), and pursuant to any reasonable method or combination of reasonable methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Sponsor, the NioCorp Holders and the Investor Holders for an aggregate of not more than three (3) additional registrations per calendar year pursuant to this Agreement.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Holder or a NioCorp Holder (any of the Sponsor, an Investor Holder or a NioCorp Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, the Investor Holders and the NioCorp Holders may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4, provided that the Company is not obligated to effect (x) more than three (3) Underwritten Shelf Takedowns per year or (y) an Underwritten Shelf Takedown within ninety (90) days after the closing of a prior Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering. If the Company shall have filed and obtained a receipt from a Canadian Securities Authorities in one or more Canadian jurisdictions in respect a (final) base shelf prospectus (a “Canadian Shelf Prospectus”) which may validly qualify the offering in such Canadian jurisdictions of the Registrable Securities that the Demanding Holder is requesting to sell pursuant to this Section 2.1.4 at the time such request is made, the Demanding Holder shall be entitled to request that such Canadian Shelf Prospectus also qualify the offering of such Registrable Securities (whether or not same would constitute a “distribution” subject to the prospectus requirement for purposes of applicable Canadian Securities Laws), and, in such instance, the terms and conditions of this Agreement shall apply mutatis mutandis consistent with generally accepted Canadian practice to such Canadian Shelf Prospectus, any supplement thereto and the offering of Registrable Securities thereunder.

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2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell and all other Common Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Common Shares or other equity securities proposed to be sold by Company or by other holders of Common Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Holder or a NioCorp Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Holders, the NioCorp Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, an Investor Holder or a NioCorp Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Holder or such NioCorp Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1.6.

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2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) contemplated by the separate registration rights agreement among the Company and the Third-Party Investor Holders (the “Third-Party Investor Registration Rights Agreement”), (ii) contemplated by the Warrant Agreement, dated as of March 17, 2021, between the Company and Continental Stock Transfer & Trust Company (the “NioCorp Warrants Registration Obligations”), (iii) filed in connection with any registration rights obligations contemplated by the Fee Reduction Agreement, dated as of September 6, 2022, between GX and Cantor Fitzgerald & Co., the Fee Reduction Agreement, dated as of September 14, 2022, between GX and BTIG, LLC, or any similar arrangements or agreements that GX is party thereto (collectively, the “GX Fee Arrangements”), (iv) contemplated by the Convertible Security Funding Agreement, dated February 26, 2021, between the Company and Lind Global Asset Management III, LLC, as amended (the “Lind Agreement”) (v) filed on Form S-8 or otherwise in connection with any employee stock option or other benefit plan, (vi) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (vii) for an offering of debt that is convertible into equity securities of the Company, (viii) for a dividend reinvestment plan, (ix) a Block Trade or (x) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities intended to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. If the Company proposes to qualify by way of a Canadian prospectus the distribution of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities substantially as contemplated by this Section 2.2.1, Holders of Registrable Securities shall be entitled to request that the offering of such Registrable Securities be qualified by way of such Canadian prospectus as if it would constitute a Piggyback Registration and, in such instance, the terms and conditions of this Agreement shall apply mutatis mutandis consistent with generally accepted Canadian practice to the applicable Canadian prospectus, any supplement thereto and the offering of Registrable Securities thereunder.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares or other equity securities that the Company desires to sell, taken together with (i) the Common Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Common Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)   if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Common Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

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(c)   if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Common Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

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2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $25 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least ten (10) business days prior to the day such offering is to commence and the Company shall use its reasonable best efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

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2.4.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5 cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

3.1.6 (a) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement, and (b) cooperate reasonably and promptly with the Holders and the transfer agent to effect the removal of any restrictive legends from the Registrable Securities when legally permissible, including delivery, within three (3) business days of request thereof, of any Company instruction letters and opinions of counsel requested by the transfer agent in connection with the removal of any restrictive legends from the Registrable Securities;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.9 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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3.1.10 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.11 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.12 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.13 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.14 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

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3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its Holder Information as requested, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

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3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable best efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or Section 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are (i) caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein or (ii) due to the failure of any Holder to furnish Holder Information (as defined below). The Company shall indemnify the Underwriters, their officers and directors and each person or entity to controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

LOCK-UP

5.1 Lock-Up. Subject to Section 5.2, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of the Lock-up Period (the “Lock-up”).

5.2 Permitted Transferees and Other Exceptions.

5.2.1 Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such Lock-up Party, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (iv) any other Lock-up Party or any direct or indirect partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (g) to the Company; or (h) in connection with a liquidation, merger, arrangement, amalgamation, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Common Shares for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.

5.2.2 Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period in connection with (a) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (provided, however, that such plan does not provide for the transfer of the Lock-up Shares during the Lock-up Period) or (b) transfers to satisfy tax withholding obligations in connection with the exercise of rights to purchase Common Shares or the vesting of stock-based awards, including without limitation, sell-to-cover transactions.

5.3 Termination of Existing Lock-Up. The lock-up provisions in this ARTICLE V shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the date of this Agreement.

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ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: NioCorp Developments Ltd., 7000 South Yosemite Street, Suite 115, Centennial, Colorado 80112, Attention: Mark Smith, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective five (5) business days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the NioCorp Holders, the Investor Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the NioCorp Holders shall be permitted to transfer its rights hereunder as the NioCorp Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such NioCorp Holder (it being understood that no such transfer shall reduce or multiply any rights of such NioCorp Holder or such transferees), (ii) each of the Investor Holders shall be permitted to transfer its rights hereunder as the Investor Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Holder (it being understood that no such transfer shall reduce or multiply any rights of such Investor Holder or such transferees) and (iii) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including the Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to its members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees). Upon a transfer by the Sponsor pursuant to subsection (iii) to the Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor Manager.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

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6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK

6.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6 Amendments and Modifications. This Agreement may be amended or modified, and compliance with any of the provisions, covenants and conditions set forth herein may be waived, upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities then outstanding; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor Manager so long as the Sponsor or its Permitted Transferees hold any Registrable Securities; provided, further, that any amendment hereto or waiver hereof that adversely affects any Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. Other than (i) the Third-Party Investor Registration Rights Agreement; (ii) the NioCorp Warrants Registration Obligations; (iii) any registration rights obligations contemplated by the GX Fee Arrangements; and (iv) the Lind Agreement, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Shares (or securities convertible into or exchangeable for Common Shares) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder without (a) the prior written consent of the Sponsor Manager, for so long as the Sponsor or its Permitted Transferees hold any Registrable Securities or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company and each Holder represents and warrants that this Agreement supersedes any other registration rights agreement or other agreement with any Holders having similar terms and conditions, and in the event of a conflict between any such agreement and this Agreement, the terms of this Agreement shall prevail.

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6.8 Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.11    Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

NioCorp Developments Ltd.
a corporation incorporated under the laws of the Province of British Columbia

By:
Name:
Title:

GX Acquisition Corp. II
a Delaware corporation

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDERS:

GX Sponsor II LLC
a Delaware limited liability company

By:
Name:
Title:

[Entity NioCorp Holders]
a [●]

By:
Name:
Title:

[Individual NioCorp Holders]

[Entity Investor Holders]
a [●]

By:
Name:
Title:

[Individual Investor Holders]

[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1

NioCorp Holders

[TO COME]

Schedule 2

Investor Holders

[TO COME]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among NioCorp Developments Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Common Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder

Its:

Address:

Agreed and Accepted as of ____________, 20__

NioCorp Developments Ltd.

By:
Name:
Its:

Exhibit B

Exchange Agreement

[See attached.]

Exhibit B

EXCHANGE AGREEMENT
BY AND AMONG
NIOCORP DEVELOPMENTS LTD.,
GX ACQUISITION CORP. II AND
GX SPONSOR II LLC
Dated as of [●]

i

(Continued)

		Page
Section 7.7	Specific Performance	15

Section 7.8	Amendment	15

Section 7.9	Severability	15

Section 7.10	Notices	16

Section 7.11	Counterparts	16

Section 7.12	Entire Agreement	16

EXHIBITS

EXHIBIT A – Form of Exchange Notice

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EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is dated as of [●], by and among NioCorp Developments Ltd., a company incorporated under the laws of the Province of British Columbia (the “Company”), GX Acquisition Corp. II, a Delaware corporation (“GX”), and GX Sponsor II LLC (together with its Permitted Transferees (as defined herein), each an “Exchanging Shareholder” and, collectively, the “Exchanging Shareholders”).

RECITALS

WHEREAS, this Agreement is entered into in connection with the consummation of the transactions contemplated by the Business Combination Agreement, dated as of September 25, 2022, by and among GX, the Company and Big Red Merger Sub Ltd, a Delaware corporation and a direct, wholly owned subsidiary of the Company (such transactions being the “Transactions”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Articles. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1.1 or elsewhere in this Agreement:

“Agreement” has the meaning specified in the introduction.

“Appraiser FMV” means the fair market value of any Common Share as determined by an independent appraiser mutually agreed upon by GX and the relevant Exchanging Shareholder, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall mean the value that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, and shall be determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by GX.

“Articles” means the Amended and Restated Articles of the Company, dated as of the date hereof, as amended from time to time in accordance with their terms.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by law to close.

“Cash Exchange Election” has the meaning specified in Section 2.2(b).

“Cash Exchange Five Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day prior to the applicable Exchange Date. By way of example, assuming for purposes of this example that none of the days in the relevant period that are Business Days are not Trading Days, then if the Exchange Notice date is a Friday, the Cash Exchange Five Day VWAP for such Exchange Date will be the arithmetic average of the VWAP for the five (5) consecutive Trading Day period beginning on and including the Friday of the previous week and ending on and including the Thursday of the week of such Exchange Date.

“Cash Exchange Notice” has the meaning specified in Section 2.2(b).

“Cash Exchange Payment” means, with respect to a particular Exchange for which GX has elected to make a Cash Exchange Payment in accordance with Section 2.2:

(a) if the Common Shares trade on a Recognized Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of Common Shares that would have been received by the Exchanging Shareholder in the Exchange for the portion of the shares of GX Class B Common Stock subject to the Cash Exchange Election if no Cash Exchange Election had been made and (ii) the Cash Exchange Five Day VWAP; or

(b) if the Common Shares are not then traded on a Recognized Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (i) the number of Common Shares that would have been received by the Exchanging Shareholder in the Exchange for the portion of the shares of GX Class B Common Stock subject to the Cash Exchange Election if no Cash Exchange Election had been made and (ii) the Appraiser FMV of one Common Share.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of GX, dated as of the date hereof, as may be amended from time to time.

“Common Shares” means the Common Shares of the Company and any equity securities issued or issuable in exchange for, or with respect to, such Common Shares (a) by way of a dividend, split or combination of equity interest or (b) in connection with a reclassification, recapitalization, merger, arrangement, amalgamation, consolidation or other reorganization.

“Company” has the meaning specified in the introduction.

“Designated Recipient(s)” means the Exchanging Shareholder or any other person the Exchanging Shareholder designates as a recipient in the Exchange Notice, as applicable.

“Direct Exchange” has the meaning specified in Section 2.2(c).

“Direct Exchange Notice” has the meaning specified in Section 2.2(c).

“Exchange” means the exchange by GX of one or more shares of GX Class B Common Stock held by an Exchanging Shareholder for the Exchange Payment in accordance with this Agreement. Any references to an Exchange in this Agreement or any other agreement or document that references an “Exchange” as defined in this Agreement shall, unless specifically provided otherwise herein or therein, include a Direct Exchange where appropriate.

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“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Amount” has the meaning specified in Section 2.2(a).

“Exchange Date” means a date specified in any Exchange Notice as the “Exchange Date,” which must not be less than three (3) nor greater than twenty (20) Business Days after the date upon which the Exchange Notice is received by the Company.

“Exchange Notice” has the meaning specified in Section 2.2(a).

“Exchange Payment” means, with respect to any Exchange, the Reciprocal Common Shares and/or the Cash Exchange Payment, as applicable.

“Exchange Ratio” has the meaning specified in Section 3.1.

“Exchange Right” has the meaning specified in Section 2.1.

“Exchanging Shareholder” has the meaning specified in the introduction.

“Fundamental Transaction” has the meaning specified in Section 4.5(b).

“Governmental Authority” has the meaning specified in Section 4.6.

“GX” has the meaning specified in the introduction.

“GX Class A Common Stock” means, as applicable, GX’s Class A Common Stock, par value $0.0001 per share or shares of Class A Common Stock (as defined in the Certificate of Incorporation).

“GX Class B Common Stock” means, as applicable, GX’s Class B Common Stock, par value $0.0001 per share or shares of Class B Common Stock (as defined in the Certificate of Incorporation).

“Joinder Agreement” means a joinder agreement, pursuant to which a Permitted Transferee will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement as an Exchanging Shareholder.

“Obligation” means the obligation to deliver the Reciprocal Common Shares upon exercise of the exchange rights pursuant to Article II hereof.

“Permitted Transferee” has the meaning specified in Section 7.6.

“Reciprocal Common Shares” means, with respect to the portion of an Exchange for which (a) a Cash Exchange Notice is not delivered by GX or (b) a Direct Exchange Notice electing to effect a Cash Exchange Payment is not delivered by the Company, a number of Common Shares equal to the product of (i) the Exchange Amount as set forth in the Exchange Notice, multiplied by (ii) the Exchange Ratio, as adjusted herein; provided that, so long as any Common Shares are listed on Nasdaq, any Reciprocal Common Shares issued to an Exchanging Shareholder with respect to an Exchange will be Common Shares listed on Nasdaq.

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“Recognized Securities Exchange” means (a) a securities exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934, as amended, or (b) the Toronto Stock Exchange.

“Registration Statement” means a registration statement filed by the Company with the Securities and Exchange Commission in compliance with the Securities Act, all as the same shall be in effect at the time, and the rules and regulations promulgated thereunder, and/or a prospectus filed with the applicable Canadian securities regulatory authorities, for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of September 25, 2022, by and among the Company, GX and the other persons set forth on the signature pages thereto.

“Trading Day” means a day on which the principal Recognized Securities Exchange on which the Common Shares are listed, quoted or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transactions” has the meaning specified in the Recitals.

“Transfer” of securities shall be construed broadly and shall include any direct or indirect issuance, sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by operation of law or otherwise. Notwithstanding anything to the contrary contained herein, Transfer shall not include the sale or transfer of Reciprocal Common Shares to an Exchanging Shareholder in connection with the exchange of its shares of GX Class B Common Stock.

“Transfer Agent” means Computershare Investor Services, Inc., or such other financial institution as may from time to time be designated by the Company to act as its transfer agent for Common Shares.

“VWAP” means the volume-weighted average price of a Common Share on the principal Recognized Securities Exchange on which Common Shares of the Company are listed (translated in U.S. dollars as required) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of a Common Share in the over-the-counter market on the electronic bulletin board for Common Shares during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for Common Shares by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for Common Shares as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for Common Shares on such Trading Day on any of the foregoing bases, the VWAP of Common Shares on such Trading Day shall be the fair market value per share on such Trading Day as reasonably determined by the Company.

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Section 1.2 Terms Generally. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless expressly so limited;

(f)   references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement unless otherwise indicated;

(g) references to any “person” include the successors and permitted assigns of such person;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) references to “$” or “dollars” means the lawful currency of the United States of America;

(j) references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(k) the parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties that this Agreement shall be construed as if drafted collectively by the parties hereto, and that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

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ARTICLE II
EXCHANGE RIGHT

Section 2.1 Exchange Right. On or prior to the End Date, each Exchanging Shareholder shall have the right (an “Exchange Right”) at any time and from time to time, upon the terms and subject to the conditions hereof, to surrender, without consideration, any or all of the shares of GX Class B Common Stock held by such Exchanging Shareholder to GX in exchange for Reciprocal Common Shares, as provided in and subject to the adjustments set forth in this Agreement; provided that the Exchange Right shall not be available with respect to any Earnout Share (as defined in the Sponsor Support Agreement) until such Earnout Share shall have become a Released Earnout Share (as defined in the Sponsor Support Agreement), except in the case of a deemed automatic exchange in connection with a Winding Up Event. To the extent any share of GX Class B Common Stock held by an Exchanging Shareholder has not been exchanged hereunder prior to the End Date, the Exchanging Shareholder shall elect to exchange such GX Class B Common Stock in exchange for Reciprocal Common Shares, as provided in and subject to the adjustments set forth in this Agreement. In addition, in the event of any occurrence described in Section 4.2(c) of the Certificate of Incorporation (a “Winding Up Event”), each Exchanging Shareholder with any share of GX Class B Common Stock which has not, at such time, been exchanged hereunder, will automatically be deemed to have elected to surrender each such share of GX Class B Common Stock in exchange for Reciprocal Shares hereunder effective immediately prior to such Winding Up Event, and each of the Parties hereto shall take any and all actions necessary to ensure that such exchange occurs immediately prior to such Winding Up Event.

Section 2.2 Exchange Right Procedures. Any Exchanging Shareholder that elects to exercise the exchange right set forth in Section 2.1 shall tender to GX the applicable number of shares of GX Class B Common Stock in exchange for Reciprocal Common Shares in accordance with the following procedures:

(a) The Exchanging Shareholder shall deliver to GX: (i) a notice, substantially in the form attached hereto as Exhibit A (an “Exchange Notice”), specifying, among other things, (A) the number of shares of GX Class B Common Stock that such Exchanging Shareholder wishes to exchange (the “Exchange Amount”), (B) the applicable Exchange Date and (C) the Designated Recipient(s); (ii) powers of transfer for the shares of GX Class B Common Stock and (iii) such other documentation as required by the Transfer Agent in connection with such exercise of the Exchange Right.

(b) Within one (1) Business Day following receipt of an Exchange Notice, GX may elect, only to the extent the Board of Directors of the Company has determined in good faith, after taking into account all debts, liabilities and obligations of the Company and any cash reserve that the Board of Directors determines is reasonable or necessary, that GX or the Company has available cash (or shall have available cash immediately prior to the applicable Exchange), to settle all or a portion of an Exchange in cash in an amount equal to the Cash Exchange Payment (the “Cash Exchange Election”), in lieu of the Reciprocal Common Shares, exercisable by GX (or its designee) by giving written notice of such election to the Exchanging Shareholder within one (1) Business Day following receipt of an Exchange Notice (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the shares of GX Class B Common Stock that will be exchanged or surrendered and cancelled (as applicable) for cash in lieu of Reciprocal Common Shares. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for Reciprocal Common Shares. GX’s election to settle all or a portion of an Exchange in cash need not be uniform and may be made selectively among Exchanging Shareholders, whether or not such Exchanging Shareholders are similarly situated.

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(c) Notwithstanding anything to the contrary in this Section 2.2, subject to Section 2.2(b), the Company may, in its sole and absolute discretion, elect to effect an Exchange (subject to the terms of this Article II) through a direct exchange of the shares of GX Class B Common Stock by the Exchanging Shareholder to the Company for the Exchange Payment (a “Direct Exchange”). The Company may, at any time prior to an Exchange Date, deliver written notice (a “Direct Exchange Notice”) to GX and the Exchanging Shareholder setting forth its election to exercise its right to consummate a Direct Exchange if, and only if, such election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date, as determined by the Company in good faith. A Direct Exchange Notice may be revoked by the Company at any time if, and only if, any such revocation does not prejudice the ability of the parties to consummate an Exchange on the Exchange Date, as determined by the Company in good faith. The right to consummate a Direct Exchange in all events shall be exercisable for all the shares of GX Class B Common Stock that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 2.2(c), a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner (including the same form of Exchange Payment) as the relevant Exchange would have been consummated if the Company had not delivered a Direct Exchange Notice. For the avoidance of doubt, whether or not all or any portion of an Exchange Payment will be in the form of a Cash Exchange Payment shall be determined by GX, and the Company shall effect a Direct Exchange in the form(s) of Exchange Payment(s) as is consistent with this Agreement and GX’s election (if any).

Section 2.3 Exchange Payment.

(a) On the Exchange Date, in the case of an Exchange that is not a Direct Exchange:

(i) the Company shall contribute to GX for its delivery to the Exchanging Shareholder, (A) the Reciprocal Common Shares with respect to any shares of GX Class B Common Stock not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any shares of GX Class B Common Stock subject to a Cash Exchange Notice;

(ii) in consideration for the contribution set forth in Section 2.3(a)(i), GX shall issue to the Company a number of shares of GX Class A Common Stock equal to the number of shares of GX Class B Common Stock being exchanged by the Exchanging Shareholder; and

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(iii) the Exchanging Shareholder shall transfer and surrender the shares of GX Class B Common Stock being exchanged to GX in exchange for the Reciprocal Common Shares and the Cash Exchange Payment, as applicable.

(b) On the Exchange Date, in the case of an Exchange that is a Direct Exchange:

(i) the Exchanging Shareholder shall transfer the shares of GX Class B Common Stock being exchanged to the Company;

(ii) the Company shall transfer to the Exchanging Shareholder, in exchange for the shares of GX Class B Common Stock transferred pursuant to Section 2.3(b)(i), (A) the Reciprocal Common Shares with respect to any shares of GX Class B Common Stock not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any shares of GX Class B Common Stock subject to a Cash Exchange Notice;

(iii) the Company shall contribute to GX the shares of GX Class B Common Stock acquired pursuant to Section 2.3(b)(i); and

(iv)   in consideration for the contribution set forth in Section 2.3(b)(iii), GX shall issue to the Company a number of shares of GX Class A Common Stock equal to the number of shares of GX Class B Common Stock contributed to GX.

ARTICLE III
EXCHANGE RATIO

Section 3.1 Exchange Ratio; Adjustment of Exchange Ratio. Except as otherwise adjusted as provided for in Section 4.5, the ratio which each share of GX Class B Common Stock is exchangeable for a Common Share shall be one to one (the “Exchange Ratio”).

ARTICLE IV
SUPPORT

Section 4.1 Taxes. Any and all share issuances or contributions hereunder shall be made free and clear of any and all present or future liens, encumbrances, transfer taxes and all liabilities with respect thereto. Each party shall pay any and all transfer taxes that he, she or it is required to pay under applicable law.

Section 4.2 No Effect on Agreement. Except as provided in this Agreement or otherwise agreed to by the parties in accordance with Section 7.8, the obligations of the Company under this Agreement shall not be altered, limited, impaired or otherwise affected by:

(a) any modification or amendment, in whole or in part, of the terms of the shares of GX Class B Common Stock or any other instrument or agreement evidencing or relating to any of the foregoing, except to the extent adopted in accordance with the Certificate of Incorporation;

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(b) any change, whether direct or indirect, in the Company’s relationship to GX, including any such change by reason of any merger or consideration or any sale, transfer, issuance, spin-off, distribution or other disposition of any stock, equity interest or other security of the Company or any other entity;

(c) the failure by an Exchanging Shareholder to bring an action against GX, the Company or any other party liable on the Obligation as a condition precedent to the exercise of its rights under this Agreement;

(d) any proceeding, voluntary or involuntary, involving bankruptcy, insolvency, receivership, reorganization, liquidation, wind-up or arrangement of the Company or GX or any defense which the Company or GX may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding; and

(e) any other act or omission that may or might otherwise operate as a discharge of the Company as a matter of law or equity, other than the performance of the Obligation and this Agreement.

Section 4.3 Continuing Agreement. This Agreement shall be construed as a continuing, absolute and unconditional, subject to the compliance by the parties with the requirements and procedures set forth herein, agreement to issue Reciprocal Common Shares (or other property as provided herein) and a guarantee of performance of the Obligation and shall not be conditioned or contingent upon the pursuit by Exchanging Shareholders at any time of any right or remedy against the Company or GX. This Agreement shall remain in full force and effect until it is terminated in accordance with Section 7.4.

Section 4.4 Reservation of Shares. The Company shall, at all times while shares of GX Class B Common Stock are outstanding or are issuable (whether such obligation is absolute or contingent) pursuant to this Agreement and/or the Articles, reserve and keep available, from its authorized and unissued share capital, sufficient Common Shares solely for issuance and delivery as and when required under this Agreement and/or the Articles.

Section 4.5 Dilutive Actions; Issuances; Shareholder Rights; Fundamental Transactions.

(a) If there is (i) any division or subdivision (by split, distribution, reclassification, recapitalization, reorganization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization, reorganization or otherwise) of any share of common stock of GX, the Company shall cause it to be accompanied by an identical proportionate division, subdivision, consolidation or combination of the Common Shares; or (ii) any division or subdivision (by split, distribution, reclassification, recapitalization, reorganization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization, reorganization or otherwise) of the Common Shares, the Company and GX shall cause it to be accompanied by an identical proportionate division, subdivision, consolidation or combination of the shares of common stock of GX. In the event that the Company shall cause a dividend or other distribution to be made on the Common Shares (whether in the form of cash, securities, properties or other assets, and including an issuance of rights, options or warrants to all or substantially all holders of Common Shares), the Company shall take all necessary actions (including making contributions of cash, securities, property or other assets) so as to allow GX to declare and pay and effect, and GX shall declare and pay and effect (and the Company shall cause GX to declare and pay and effect) a dividend or distribution on each share of GX Class B Common Stock which shall be identical to the dividend or distribution paid on each Common Share, at the same time as such dividend or distribution shall be paid on the Common Shares subject, in each case, to Section 2.5(g) of the Sponsor Support Agreement and Section 4.2(b)(iii) of the Certificate of Incorporation.

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(b) In the event of any takeover bid, share exchange offer, third party or issuer tender offer, merger, amalgamation, arrangement, acquisition, reclassification, reorganization, recapitalization, consolidation, dissolution, liquidation, wind-up or other similar transaction of the Company involving a payment or distribution of cash, securities or other assets to the holders of Common Shares or as a result of which the Common Shares are converted into, among other things, another security and the shares of GX Class B Common Stock shall remain outstanding (a “Fundamental Transaction”), then the exchange provisions of this Agreement shall thereafter permit the exchange of shares of GX Class B Common Stock for the amount of such cash, securities or other assets which an Exchanging Shareholder would have received had he, she or it made an exchange for Common Shares immediately prior to such Fundamental Transaction, regardless of whether such exchange would actually have been permitted at such time and taking into account any adjustment as a result of any division or subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such Fundamental Transaction; provided that if delivery of such cash, securities or other assets may not be effected in whole or in part for any reason or if the entitlement of the Exchanging Shareholders thereto shall otherwise be negatively impacted, the Exchange Ratio shall be equitably adjusted in accordance with commonly accepted financial practice and subject to any applicable stock exchange approval. For the avoidance of doubt, if there is any Fundamental Transaction in which the Common Shares are converted or changed into another security, securities or other property, this Agreement shall continue to be applicable, mutatis mutandis, with respect to such security, securities or other property. In the event of any Fundamental Transaction pursuant to which the holders of Common Shares are entitled to elect the form of consideration in exchange for their Common Shares, the Company shall not consummate such Fundamental Transaction unless and until it has provided each Exchanging Shareholder prompt written notice prior to the consummation of such Fundamental Transaction and reasonable opportunity to elect the form of consideration which an Exchanging Shareholder would have received had he, she or it made an exchange for Common Shares immediately prior to such Fundamental Transaction, regardless of whether such exchange would actually have been permitted at such time and taking into account any adjustment as a result of any division or subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such Fundamental Transaction.

(c) The Company shall (i) provide all Exchanging Shareholders with prompt written notice of any transaction referred to in clause (a) and (b) of this Section 4.5 involving the Common Shares promptly after the Company provides notice of any such proposed transaction, or otherwise proposes such transaction, to its shareholders but in no event later than the earliest of (1) ten (10) Business Days prior to the record date of such transaction, if applicable, and (2) twenty (20) Business Days prior to the applicable effective date or expiration date of such transaction, and (3) such time as notice thereof shall be required to be given pursuant to Rule 10b-17 under the Exchange Act, in each case so that such holders may participate by exercising their rights under Section 2.2(a) in any such transaction, and (ii) adopt reasonable modifications (following good faith consultation with the Exchanging Shareholders who individually hold at least 40% of the GX Class B Common Stock) to the exchange procedures set forth in this Agreement (including accelerating the date on which the Exchange Right may be exercised) to facilitate participation in any such transaction. Such notice shall specify all material terms of such transaction, the record date (if applicable), the proposed date of consummation of such transaction, and the effect of such transaction on the Exchange Ratio.

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(d) All holders of shares of GX Class B Common Stock shall receive all notices, proxies, circulars, reports and other documents delivered to holders of Common Shares as if such holders of shares of GX Class B Common Stock were holders of Common Shares. All holders of shares of GX Class B Common Stock shall be entitled to attend all meetings, whether annual or extraordinary, of the shareholders of the Company as if such holders of GX Class B Common Stock were holders of Common Shares and receive such prior notice of such meetings at substantially the same time as holders of Common Shares.

(e) Each of the Company and GX covenants that such party shall not enter into any agreement, amend or modify any existing agreement, or take any other action, in each case that would adversely impact the rights of any Exchanging Shareholder in any material respect without first (i) providing prior written notice to each Exchanging Shareholder, (ii) engaging in good faith negotiations with the Exchanging Shareholders with respect to any such proposed agreement or any alternative agreement or arrangement by and among the Company, GX and the Exchanging Shareholders for the purpose of eliminating or mitigating any such adverse impact and (iii) receiving the prior written consent of the holders of a majority of the GX Class B Common Stock held by Exchanging Shareholders to enter into such agreement, amend or modify such existing agreement, or take such other action. Without limiting the generality of the foregoing, the foregoing shall apply to any agreement or action with respect to the following, in each case that would adversely impact the rights of any Exchanging Shareholder in any material respect:

(i) any amendment to the organizational documents of the Company or GX;

(ii) (x) the creation of a new class or series of share capital or capital stock or equity securities of the Company or GX (except as provided in the parentheticals in clauses (y)(1) and (y)(2) of this Section 4.5(e)(ii)) or (y) any issuance by the Company or GX in any transaction or series of related transactions of (1) equity or equity-linked securities (except for (A) common shares of GX issued as consideration for and equal to the fair market value of capital contributions made by the Company or a subsidiary thereof with proceeds of Company equity or equity-linked financing transactions and (B) common shares of the Company) or (2) any preferred equity or non-voting equity (except, with respect to GX, to the extent issued as consideration for and equal to the fair market value of capital contributions made by the Company or a subsidiary thereof with proceeds of Company preferred equity or non-voting equity financing transactions); or

(iii) the declaration and payment of any stock dividend or other distribution by the Company (with respect to common shares of the Company) or GX (with respect to shares of GX Class A Common Stock) in which the holders of GX Class B Common Stock do not participate on a pro rata basis subject, in each case, to Section 2.5(g) of the Sponsor Support Agreement and Section 4.2(b)(iii) of the Certificate of Incorporation.

Section 4.6 Government Authority Approval. The Company and the Exchanging Shareholders shall cooperate with one another in (a) determining whether any action in respect of (including any filing with), or consent, approval, registration or qualification (other than registration under the Securities Act) or waiver by, any governmental authority under the laws of any applicable jurisdiction (a “Governmental Authority”) is required in connection with the issuance of Reciprocal Common Shares upon an exchange pursuant to Article II hereof, (b) using their respective commercially reasonable efforts to take any such actions (including making any filing or furnishing any information required in connection therewith) in order to obtain any such consent, approval, registration, qualification or waiver required in connection with an exchange to be effected in accordance with Article II hereof on a timely basis and (c) keeping the other party promptly informed in all material respects with respect to any communication given or received in connection with any such action, consent, approval or waiver, including using reasonable efforts to provide to each other in advance any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party; provided, that any and all fees, costs and expenses required to be incurred by either the Company or the Exchanging Shareholders in connection with obtaining any such consent, approval, registration or qualification or waiver by, any Governmental Authority shall be paid by the Company.

Section 4.7 Limited Proxy. To the extent any equitable adjustment contemplated by and in accordance with Section 4.5(a) or Section 4.5(b), including any related amendment to the Certificate of Incorporation, requires the approval of the Exchanging Shareholders, each Exchanging Shareholder hereby appoints 0896800 B.C. LTD., with full power of substitution and resubstitution, as its irrevocable proxy, to the fullest extent of such Exchanging Shareholder’s rights with respect to the shares of Class B Common Stock owned by such Exchanging Shareholder as of the relevant record date, to vote each of such share of Class B Common Stock solely in favor of any equitable adjustment, including any related amendment to the Certificate of Incorporation. Such appointment is coupled with an interest hereunder and is intended to be irrevocable for the purposes of this Agreement

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ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Company. The Company represents and warrants as of the date hereof and as of the date of each exchange effected in accordance with Article II hereof that (i) it is validly existing and in good standing under the laws of British Columbia, (ii) it has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and to issue the Reciprocal Common Shares in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (including, without limitation, the issuance of the Reciprocal Common Shares) have been duly authorized by all necessary action on the part of the Company, (iv) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, the execution, delivery and performance of obligations under this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Reciprocal Common Shares) will not result in a violation or breach of the Articles, of any laws applicable to the Company, or of any material indenture, security, agreement or other instrument to which the Company or any of its subsidiaries is a party, (v) upon each issuance to a Designated Recipient as contemplated by this Agreement, the Reciprocal Common Shares so issued will be duly authorized and validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than those existing by operation of applicable securities laws and will be free from all liens, claims and charges (including pre-emptive of other rights), and (vi) to the extent Common Shares are listed on one or more Recognized Securities Exchange, all Common Shares shall, at all times that shares of GX Class B Common Stock are exchangeable, be duly approved for listing subject to official notice of issuance (or the equivalent) on each Recognized Securities Exchange, if any, on which the Common Shares are then listed.

Section 5.2 Representations and Warranties of the Exchanging Shareholders. Each Exchanging Shareholder, severally and not jointly, represents and warrants that as of the date hereof and as of the date of each Exchange (i) if it is not a natural person, that it is duly incorporated or formed and, to the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction, (ii) it has all requisite legal capacity and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, (iii) if it is not a natural person, the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Exchanging Shareholder, (iv) this Agreement constitutes a legal, valid and binding obligation of such Exchanging Shareholder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, (v) the execution, delivery and performance of this Agreement by such Exchanging Shareholder and the consummation by such Exchanging Shareholder of the transactions contemplated hereby will not, if it is not a natural person, result in a violation of the certificate of incorporation and bylaws or other organizational constituent documents of such Exchanging Shareholder and (vi) that any Designated Recipient shall have all necessary legal authority under applicable laws to hold the Reciprocal Common Shares.

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ARTICLE VI
SECURITIES LAW MATTERS

Section 6.1 Securities Law Transfer Restrictions. Each Exchanging Shareholder agrees that it shall not offer, sell or otherwise Transfer any Common Shares issued pursuant to this Agreement other than (a) to the Company or GX, (b) in compliance with the Securities Act or applicable laws of any State or other jurisdiction governing the offer and sale of securities, (c) in a transaction that does not require registration under the Securities Act or the laws of any applicable State or other jurisdiction governing the offer and sale of securities, or (d) to (i) with respect to any person that is an individual, any member of such individual’s immediate family and/or any trust, partnership, limited liability company, or other similar estate planning vehicle that such individual controls and the beneficiaries of which are only such individual or such individual’s immediate family, and any other transferee who receives Common Shares by will or the laws of descent and distribution, and (ii) with respect to any other person, any partner, member or affiliate of such person; but only if the Exchanging Shareholder has furnished to the Company, with a copy to GX, a customary opinion of counsel, reasonably satisfactory to the Company and GX, prior to such sale or Transfer to the extent reasonably requested by GX. Each Exchanging Shareholder consents to the Company and GX making a notation on its records and giving instructions to any registrar and transfer agent not to record any Transfer of securities of the Company and GX held by such Exchanging Shareholder without first being notified by GX that it is reasonably satisfied that such Transfer is exempt from, or not subject to, the registration requirements of the Securities Act. GX shall promptly notify the Transfer Agent upon reasonably determining that a proposed Transfer is exempt from, or not subject to, the registration requirements of the Securities Act.

Section 6.2 Shareholder Register and Notation.

(a) Common Shares. Each of the Company, GX and the Exchanging Shareholders acknowledges and agrees that all Reciprocal Common Shares issued pursuant to this Agreement shall be issued and registered in the Company’s securities register. In connection with the issuance of Reciprocal Common Shares, the Company, GX and the Exchanging Shareholders acknowledge the following notation (or a similar notation) may be placed in the Company’s securities register:

“THE COMMON SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM PURSUANT TO APPLICABLE LAW. ANY OFFER, SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THIS SECURITY IN A TRANSACTION THAT IS NOT REGISTERED UNDER THE SECURITIES ACT IS SUBJECT TO THE COMPANY’S RIGHT TO REQUIRE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY.”

If such notation has been placed in the Company’s securities register, the Company shall, at the request of an Exchanging Shareholder, remove or caused to be removed from such register the notation described in this Section 6.2(a), if it is reasonably satisfied (based upon opinion of counsel addressed to the Company reasonably satisfactory to the Company and GX, or in the case of an Exchanging Shareholder proposing to transfer such securities, pursuant to Rule 144(b)(1) of the Securities Act, a customary certificate addressed to the Company confirming compliance with such exemptions, reasonably satisfactory to the Company and GX) that such notation is no longer required under applicable requirements of the Securities Act.

(b) Transfer Registration. The Company shall register all issuances and transfers of Reciprocal Common Shares made in accordance with the terms of this Agreement in its securities register.

Section 6.3 Supplemental Listing. If any of the Common Shares are listed on one or more Recognized Securities Exchanges, the Company shall take all such actions as may be necessary to ensure that the Reciprocal Common Shares issuable hereunder shall be duly approved for listing subject to official notice of issuance on each Recognized Securities Exchange, if any, on which the Common Shares are then listed. The Company shall take all such actions as may be necessary to ensure that all such Reciprocal Common Shares may be so issued without violation of any requirements of any domestic stock exchange upon which Common Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

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ARTICLE VII
MISCELLANEOUS

Section 7.1 The Company’s Waivers. Subject to the compliance by the parties with the requirements and procedures set forth herein, (i) the Company waives any and all notice of the creation, renewal, extension or accrual of the Obligation and notice of or proof of reliance by the Exchanging Shareholders upon this Agreement or acceptance of this Agreement, and (ii) the Obligation shall conclusively be deemed to have been created, contracted, incurred, renewed, extended, amended or waived in reliance upon this Agreement, and all dealings between the Company and the Exchanging Shareholders shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. Subject to the compliance by the parties with the requirements and procedures set forth herein, the Company waives presentment, demand, notice, and protest of all instruments included in or evidencing the Obligation and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of any such instrument or this Agreement.

Section 7.2 Election of Remedies. Each and every right, power and remedy herein given to the Exchanging Shareholders, or otherwise existing, shall be cumulative and not exclusive, and be in addition to all other rights, powers and remedies now or hereafter granted or otherwise existing. Each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised, from time to time and as often and in such order as may be deemed expedient by any of the Exchanging Shareholders.

Section 7.3 Effect of Delay or Omission to Pursue Remedy. No single or partial waiver by a party of any right, power or remedy, or delay or omission by any party in the exercise of any right, power or remedy which they may have shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing. Any waiver given by any party of any right, power or remedy in any one instance shall only be effective in that specific instance, and only by the party expressly giving such waiver, and only for the purpose for which given, and will not be construed as a waiver of any right, power or remedy on any future occasion. No waiver of any term, covenant or provision of this Agreement, or consent given hereunder, shall be effective unless given in writing by the party to be bound thereby.

Section 7.4 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the date that no shares of GX Class B Common Stock remain outstanding (whether such obligation is absolute or contingent), (b) the mutual written consent of the Company, GX and each of the Exchanging Shareholders, and (c) the date that is ten (10) years following the date of this Agreement (the “Ten Year Anniversary”); provided, that, if, on the Ten Year Anniversary, any Earnout Share has been vested for a period of fewer than twenty-four (24) months (any such vested Earnout Share, a “Recent Vested Share”), this subsection (c) will be deemed to refer to the first date after the Ten Year Anniversary on which each such Recent Vested Share has been vested for a period of twenty-four (24) months (the earlier of (a), (b) and (c), the “End Date”); provided, however, that Article V, Article VI and this Article VII and the Exchanging Shareholder’s obligation under Section 2.1 to exchange any GX Class B Common Stock that has not yet been exchanged by the End Date shall survive any such termination. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination.

Section 7.5 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any law other than the law of the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, to the extent that such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware) or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively, the “Chosen Courts”), in any proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such proceeding, except in the Chosen Courts; (ii) agrees that any claim in respect of any such proceeding may be heard and determined in the Chosen Courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such proceeding in the Chosen Courts; and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such proceeding in the Chosen Courts. Each of the parties agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party irrevocably consents to service of process inside or outside the territorial jurisdiction of the Chosen Courts the manner provided for notices in Section 7.10. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

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(c) EACH PARTY HEREBY IRREVOCABLY WAIVES, AND WILL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 7.6 Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other parties; provided that any Exchanging Shareholder shall be entitled to assign any or all of his, her or its rights hereunder in conjunction with the assignment or transfer of his, her or its shares of GX Class B Common Stock (or the right to receive Common Shares with respect thereto) subject to the restrictions set forth in, and in accordance with, the Sponsor Support Agreement (a “Permitted Transferee”). All Permitted Transferees shall be required as a condition to any such assignment or transfer, to become a party to this Agreement as an Exchanging Shareholder by executing a Joinder Agreement and the Company and GX shall counter sign and deliver to such Permitted Transferee an executed Joinder Agreement promptly following receipt of a validly executed Joinder Agreement from such Permitted Transferee. Notwithstanding anything to the contrary contained in this Section 7.6, if a holder of shares of GX Class B Common Stock shall have entered into a lock-up or similar agreement or an arrangement with GX or the Company with respect to any such holder’s shares of capital stock of GX or the Company (including the Sponsor Support Agreement and the Registration Rights and Lock-Up Agreement), then such agreement or arrangement shall also apply to the holder with respect to it shares of GX Class B Common Stock mutatis mutandis. Any transfer of any rights under this Agreement in violation of any provision of this Agreement shall be void ab initio and of no force or effect.

Section 7.7 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the other provisions of this Section 7.7, the parties acknowledge and agree (and further agree not to take any contrary position in any litigation concerning this Agreement) that (a) the parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, and that such relief may be sought in addition to and will not limit, diminish or otherwise impair, any other remedy to which they are entitled under this Agreement, (b) the provisions set forth herein are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and will not be construed to limit, diminish or otherwise impair in any respect any party’s right to specific enforcement, and (c) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.7 will not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.8 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by GX, the Company and the holders of a majority of the GX Class B Common Stock.

Section 7.9 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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Section 7.10   Notices. All notices and other communications among the parties will be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service, or (c) when delivered by email (so long as the sender of any such e-mail has not received an e-mail from the applicable server indicating a delivery failure), in each case, according to the instructions set forth below. Such notices will be deemed given: at the time of personal delivery, if delivered in person; one (1) Business Day after being sent, if sent by reputable, overnight delivery service and at the time sent (so long as the sender of any such e-mail has not received an e-mail from the applicable server indicating a delivery failure), if sent by email prior to 5:00 p.m. local time of the recipient on a Business Day; or on the next Business Day if sent by email after 5:00 p.m. local time of the recipient on a Business Day or on a non-Business Day.

(a) If to an Exchanging Shareholder:

c/o GX Sponsor LLC
1325 Avenue of the Americas, 28th Floor
New York, NY 10019
Attention: [●]
Email: [●]

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Michael Chitwood
                  Michael Civale
Email: Michael.Chitwood@skadden.com
                  Michael.Civale@skadden.com

(b) If to GX or the Company:

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite 115
Centennial, CO 80112
Attention: Mark Smith
                  Neal Shah
Email: msmith@niocorp.com
                  nshah@niocorp.com

with a copy to (which will not constitute notice):

Jones Day
250 Vesey Street
New York, NY 10281
Attention: Joel May
                  Ann Bomberger
Email: jtmay@jonesday.com
                  ambomberger@jonesday.com

Section 7.11   Counterparts. This Agreement may be executed in any number of counterparts (including by pdf or other readable electronic format), each such counterpart being deemed to be an original instrument, with the same effect as if the signature thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the Parties and delivered (including by email or DocuSign) to the other parties, and all such counterparts will together constitute one and the same agreement.

Section 7.12   Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

NIOCORP DEVELOPMENTS LTD.

By:
Name:
Title:

[Signature Page to Exchange Agreement]

GX ACQUISITION CORP. II

By:
Name:
Title:

[Signature Page to Exchange Agreement]

GX SPONSOR II LLC

By:
Name:
Title:

[Signature Page to Exchange Agreement]

EXHIBIT A

Form of Exchange Notice

To: [Second Merger Surviving Company]
7000 South Yosemite Street, Suite 115
Centennial, CO 80112
Attention: [ ]

Date: [ ]

Ladies and Gentlemen:

Pursuant to the Exchange Agreement, dated [ ], the undersigned hereby requests [Second Merger Surviving Company] to (i) exchange the number of shares of GX Class B Common Stock set forth below for the applicable number of Reciprocal Common Shares and (ii) deliver such Reciprocal Common Shares to the Designated Recipient set forth below.

DESCRIPTION OF SHARES TENDERED

GX Class B Common Stock Total Number of Shares	Number of Shares Exchanged

(1)	Unless otherwise indicated, it will be assumed that all shares described above are being exchanged.

DELIVERY OF RECIPROCAL COMMON SHARES

Name, Address and Taxpayer ID Number of Designated Recipient	Number of Shares of Reciprocal Common Shares to be Delivered

Proposed Exchange Date (minimum three (3) and maximum twenty (20) Business Days in advance):

Delivery by book-entry transfer must be made to an account maintained by the depositary with the book-entry transfer facility. Please complete the following (only participants in the book-entry transfer facility may receive Reciprocal Common Shares by book-entry transfer):

Name of Designated Recipient (Must Exactly Match Name Supplied Above)	Name of Institution Receiving Reciprocal Common Shares	Account Number	Transaction Code Number

Name and signature of Exchanging Shareholder:
(print name)

(signature)

A-1

Exhibit C

First Merger Surviving Company Certificate of Incorporation

[See attached.]

Exhibit C

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GX ACQUISITION CORP. II

[Date]

GX Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “GX Acquisition Corp. II”. The certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 24, 2020 (the “Original Certificate”).

2. The amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 17, 2021 (the “Amended and Restated Certificate”).

3. An amendment to the Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on [●].

4. This second amended and restated certificate of incorporation of the Corporation (this “Second Amended and Restated Certificate”), which restates and integrates and further amends the provisions of the Amended and Restated Certificate, as thereafter amended, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

5. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

6. The text of the Amended and Restated Certificate, as thereafter amended, is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is GX Acquisition Corp. II (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●] shares of common stock (the “Common Stock”), including (a) [●] shares of Class A Common Stock (the “Class A Common Stock”), and (b) [●] shares of Class B Common Stock (the “Class B Common Stock”).

Section 4.2 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate, the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation except that the holders of shares of Class B Common Stock shall not have the right to vote with respect to the election or removal of directors.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate, at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock shall have the exclusive right to vote for the election or removal of directors and holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate, holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate that relates solely to the rights, preferences, privileges (or the qualifications, limitations or restrictions thereof) or other terms of one or more other series of Common Stock if the holders of such affected series of Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate or the DGCL.

(b) Dividends. Subject to applicable law, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

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(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d) Class A Common Stock Purchase Right. Each share of Class A Common Stock is subject to a unilateral right of purchase by NioCorp Developments Ltd. (“NioCorp”), in each case, in exchange for 11.1829212 shares of common stock of NioCorp (the “Exchange”), and, upon NioCorp’s exercise of such unilateral right of purchase with respect to any share of Class A Common Stock, the Exchange will occur immediately and without further action on the part of any person (including the holder of such share of Class A Common Stock).

Section 4.3 Rights, Warrants and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Amended and Restated Bylaws of the Corporation (as amended from time to time, the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to one or more resolutions adopted by a majority of the Board.

(b) Until such time as the Board determines otherwise, the number of directors shall be no less than one. Each director shall hold office until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal in accordance with this Second Amended and Restated Certificate. No decrease in the number of directors shall shorten the term of any incumbent director. All directors shall be elected for terms expiring at the next annual meeting of stockholders of the Corporation.

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(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Section 5.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. If, at any time, there are no remaining directors in office, any such vacancies may be filled solely and exclusively by the affirmative vote of the holders of Class A Common Stock.

Section 5.4 Removal. Any or all of the directors may be removed from office at any time only by the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of Class A Common Stock.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws; provided, however, that the affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares Class A Common Stock shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS

Section 7.1 Special Meetings. Subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called, for any purpose or purposes, at any time, only by or at the direction of the Chairman of the Board, Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by any other person or persons.

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ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

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(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX; provided, however, that any amendment, alteration, change or repeal of any provision of this Second Amended and Restated Certificate which affects the rights, preferences and privileges of the holders of shares of Class B Common Stock in any material respect shall require the vote, approval or consent of the holders of a majority of the Class B Common Stock then held by Exchanging Shareholders, voting as a separate class.

ARTICLE X
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1 Forum. Subject to the last sentence in this Section 10.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 10.1 will not apply to suits brought to enforce any liability or duty created by or under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 10.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.3 Severability. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any sentence of this Section 10.3 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.3.

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IN WITNESS WHEREOF, GX Acquisition Corp. II has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GX ACQUISITION CORP. II

By:
Name:
Title:

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Exhibit D

First Merger Surviving Company Bylaws

[See attached.]

Exhibit D

AMENDED AND RESTATED

BYLAWS
OF
GX ACQUISITION CORP. II
(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting or otherwise required by applicable law.

Section 2.2. Special Meetings. Subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called, for any purpose or purposes, only by or at the direction of the President of the Corporation or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by any other person or persons. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

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Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board. Notice of the cancelled or postponed meeting shall be given to each stockholder of the Corporation of record entitled to vote at the meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

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(b) Manner of Voting. At any stockholders meeting, each stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

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(d) Required Vote. At all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or by remote communication, if applicable, or represented by proxy at the meeting and the validity of any proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

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Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board or (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or by a stockholder of record entitled to vote at such annual meeting.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the chairman of the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if the chairman of the meeting should so determine, the chairman of the meeting shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

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Section 2.9. Consents in Lieu of Meeting.

(a) Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(b) Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation in the manner required by this Section 2.9 and the DGCL, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(c) Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this Section 2.9.

ARTICLE III

DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

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Section 3.2. Election; Qualification. Except as otherwise provided in these Bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal. Directors need not be stockholders. The Certificate of Incorporation or these Bylaws may prescribe qualifications for directors.

Section 3.3. Compensation. . The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board for any purpose or purposes (a) may be called by the President and (b) shall be called by the President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

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Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting of the Board, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

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Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a President, a Secretary, a Treasurer and such other officers as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The President may also appoint such other officers as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the President, as may be prescribed by the appointing officer.

(a)

Section 6.2. Term of Office; Removal; Vacancies. The officers of the Corporation shall be appointed pursuant to Section 6.1 and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the President may also be removed, with or without cause, by the President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the President may be filled by the President, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

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Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation will be uncertificated, unless the Board determines otherwise.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation, if any, shall be signed by or in the name of the Corporation by any two officers of the Corporation. Any or all the signatures on the certificate may be electronic. In case any officer, transfer agent or registrar who has signed or whose electronic signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

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(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, destruction or wrongful taking of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

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(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

(c) The transfer of any shares of the Corporation will, in all respects, be subject to the restrictions set forth in any contractual arrangement to which the Corporation and the holder of such shares is party.

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Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such action, suit or proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

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Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

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Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

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Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

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(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

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(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders needs to be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

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(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include, without limitation, equalizing dividends, repairing or maintaining any property of the Corporation and meeting contingencies.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The officers may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the officers may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

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Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines and may be altered by the Board. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any other officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

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Exhibit E

Second Merger Surviving Company Certificate of Incorporation

[See attached.]

Exhibit E

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GX ACQUISITION CORP. II

[Date]

GX Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “GX Acquisition Corp. II”. The certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 24, 2020 (the “Original Certificate”).

2. The amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 17, 2021 (the “Amended and Restated Certificate”).

3. An amendment to the Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on [●].

4. The second amended and restated certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the date hereof, effective prior to the effectiveness hereof (the “Second Amended and Restated Certificate”).

5. This third amended and restated certificate of incorporation of the Corporation (this “Third Amended and Restated Certificate”), which restates and integrates and further amends the provisions of the Second Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

6. This Third Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

7. The text of the Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is GX Acquisition Corp. II (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is (a) [●] shares of common stock (the “Common Stock”), including (a) [●] shares of Class A Common Stock (the “Class A Common Stock”), and (b) [●] shares of Class B Common Stock (the “Class B Common Stock”) and (b) [●] shares of preferred stock (the “Preferred Stock”).

Section 4.2 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Third Amended and Restated Certificate, the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation except that (A) the holders of shares of Class B Common Stock shall not have the right to vote with respect to the election or removal of directors and (B) except as otherwise provided by law, holders of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation, including any certificate of designations relating to any terms of Preferred Stock (each, a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock.

(ii) Except as otherwise required by law or this Third Amended and Restated Certificate, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Third Amended and Restated Certificate, at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock shall have the exclusive right to vote for the election or removal of directors and holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Third Amended and Restated Certificate, holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate that relates solely to the rights, preferences, privileges (or the qualifications, limitations or restrictions thereof) or other terms of one or more other series of Common Stock if the holders of such affected series of Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate or the DGCL.

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(b) Dividends.

(i) Subject to the rights of the holders of any outstanding series of Preferred Stock, applicable law and the provisions of this Section 4.2(b), the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(ii) A holder of a Vested Share or a Released Earnout Share (each, as defined in the Sponsor Support Agreement, dated as of September 25, 2022, by and among the Corporation, NioCorp Developments Ltd. (“NioCorp”), GX Sponsor II LLC and the other persons party thereto (the “Sponsor Support Agreement”)) shall be entitled to receive in respect thereof, to the extent the applicable record date occurs prior to the time such Vested Share or Released Earnout Share is exchanged for shares of NioCorp pursuant to the Exchange Agreement, such holder’s portion of any dividends or other distributions made by (1) the Corporation to its holders of Common Stock and (2) NioCorp to its holders of common stock on an as-exchanged (pursuant to the Exchange Agreement) to NioCorp common stock basis (other than, in the case of clause (2), dividends or other distributions using cash proceeds from any dividends or other distributions previously made by the Corporation to its holders of Common Stock in which such holder of a Vested Share or a Released Earnout Share has participated).

(iii) A holder of an Earnout Share (as defined in the Sponsor Support Agreement) shall not, prior to the time such Earnout Share becomes a Released Earnout Share, have the right to receive in respect thereof dividends or other distributions made by the Corporation to its holders of Common Stock or NioCorp to its holders of common stock; provided, that, at such time as any such Earnout Share becomes a Released Earnout Share, the holder thereof will be entitled to receive such holder’s portion of any dividends or other distributions declared previously by (1) the Corporation to its holders of Common Stock and (2) NioCorp to its holders of common stock on an as-exchanged (pursuant to the Exchange Agreement) to NioCorp common stock basis (other than, in the case of clause (2), dividends or other distributions using cash proceeds from any dividends or other distributions previously made by the Corporation to its holders of Common Stock), in each case, during the period beginning upon the effectiveness of this Third Amended and Restated Certificate and ending upon the time such Earnout Share became a Released Earnout Share, in each case, in the amount the holder of such Earnout Share would have been entitled to receive at such time but for the restriction contained in this Section 4.2(b)(iii), and such amounts will be paid promptly (and in any event within ten (10) Business Days) thereafter in cash unless the Board determines in good faith that the Corporation does not have sufficient cash on hand therefor, in which case the Corporation will deliver a note for such amount to the applicable holder in a form reasonably satisfactory to such holder and the Corporation.

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(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights of the holders of any outstanding series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Winding Up Event”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them except that each share of Class B Common Stock which has not, at such time, been exchanged under the Exchange Agreement, will be exchanged into NioCorp common shares immediately prior to such Winding Up Event in accordance with the Exchange Agreement.

(d) Class B Common Stock.

(i) Shares of Class B Common Stock are exchangeable for cash or common shares of NioCorp, upon the terms and subject to the conditions specified in the Exchange Agreement, entered into as of the date hereof, by and among NioCorp, the Corporation and GX Sponsor II LLC (the “Exchange Agreement”).

(ii) To the extent an outstanding share of Class B Common Stock shall be exchanged for a common share of NioCorp in accordance with the Exchange Agreement, such share of Class B Common Stock shall be transferred and surrendered to the Corporation or NioCorp, upon the terms and subject to the conditions specified in the Exchange Agreement and shall thereafter, upon its acquisition by the Corporation, be cancelled and no longer considered outstanding.

(iii) Holders of shares of Class B Common Stock shall be entitled to all of the rights, preferences and privileges, and bound by all of the applicable restrictions, specified in the Exchange Agreement.

Section 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and this Third Amended and Restated Certificate of Incorporation, the Board is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 Rights, Warrants and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

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ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Third Amended and Restated Certificate or the Amended and Restated Bylaws of the Corporation (as amended from time to time, the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Third Amended and Restated Certificate and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to one or more resolutions adopted by a majority of the Board.

(b) Until such time as the Board determines otherwise, the number of directors shall be no less than one. Each director shall hold office until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal in accordance with this Third Amended and Restated Certificate. No decrease in the number of directors shall shorten the term of any incumbent director. All directors shall be elected for terms expiring at the next annual meeting of stockholders of the Corporation.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Section 5.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. If, at any time, there are no remaining directors in office, any such vacancies may be filled solely and exclusively by the affirmative vote of the holders of Class A Common Stock.

Section 5.4 Removal. Any or all of the directors may be removed from office at any time only by the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of Class A Common Stock.

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ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws; provided, however, that the affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Third Amended and Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares Class A Common Stock shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS

Section 7.1 Special Meetings. Subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called, for any purpose or purposes, at any time, only by or at the direction of the Chairman of the Board, Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by any other person or persons.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Third Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Third Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

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ARTICLE IX
CERTAIN ACTIONS

Section 9.1 General. Until the termination or expiration of the Exchange Agreement in accordance with its terms, the Corporation shall not enter into any agreement, amend or modify any existing agreement, or take any other action, in each case that would adversely impact the rights of any Exchanging Shareholder (as defined in the Exchange Agreement) in any material respect without first (i) providing prior written notice to each Exchanging Shareholder, (ii) engaging in good faith negotiations with the Exchanging Shareholders with respect to any such proposed agreement or any alternative agreement or arrangement by and among the Corporation, NioCorp and the Exchanging Shareholders for the purpose of eliminating or mitigating any such adverse impact and (iii) receiving the prior written consent of the holders of a majority of the Class B Common Stock then held by Exchanging Shareholders to enter into such agreement, amend or modify such existing agreement, or take such other action. Nothing in this Third Amended and Restated Certificate or otherwise will prohibit the Corporation from (A) issuing additional shares of Class A Common Stock to the holders of shares of Class A Common Stock as consideration for and equal to the fair market value of such holders’ contribution of capital, and holders of Class B Common Stock shall have no right to participate therein or (B) increasing the number of shares of authorized Common Stock, to which Section 4.7 of the Exchange Agreement shall apply.

Section 9.2 Certain Specific Actions. Without limiting the generality of Section 9.1, Section 9.1 shall apply to any agreement or action with respect to the following, in each case to the extent that such agreement or action would adversely impact the rights of any Exchanging Shareholder in any material respect:

(a) any amendment to this Third Amended and Restated Certificate or the Bylaws of the Corporation or the organizational documents of NioCorp;

(b) (x) the creation of a new class or series of capital stock or equity securities of the Corporation or NioCorp (except as provided in the parentheticals in clauses (y)(1) and (y)(2) of this Section 9.2(b) or (y) any issuance by the Corporation or NioCorp in any transaction or series of related transactions of (1) equity or equity-linked securities (except for (A) common shares of the Corporation issued as consideration for and equal to the fair market value of capital contributions made by NioCorp or a subsidiary thereof with proceeds of NioCorp equity or equity-linked financing transactions and (B) common shares of NioCorp) or (2) any preferred equity or non-voting equity (except, with respect to the Corporation, to the extent issued as consideration for and equal to the fair market value of capital contributions made by NioCorp or a subsidiary thereof with proceeds of NioCorp preferred equity or non-voting equity financing transactions); and

(c) the declaration and payment of any stock dividend or other distribution by the Corporation (with respect to shares of Class A Common Stock) or NioCorp (with respect to shares of common stock) in which the holders of Class B Common Stock do not participate on a pro rata basis (provided, that, the holders of Class B Common Stock will, for these purposes, be deemed to have participated in any such stock dividend or other distribution notwithstanding the fact that the Exchanging Shareholders are restricted from receiving such dividend or other distribution with respect to certain shares of Class B Common Stock on the terms and conditions set forth in Section 4.2(b)(iii)).

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ARTICLE X
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Third Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Third Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that any amendment, alteration, change or repeal of any provision of this Third Amended and Restated Certificate which affects the rights, preferences and privileges of the holders of shares of Class B Common Stock in any material respect (including, for the avoidance of doubt, any amendment, alteration, change or repeal of any provision of Section 4.2(d) or Article IX) shall require the vote, approval or consent of the holders of a majority of the Class B Common Stock then held by Exchanging Shareholders, voting as a separate class.

ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Subject to the last sentence in this Section 11.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Third Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by or under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Severability. If any provision or provisions of this Third Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third Amended and Restated Certificate (including, without limitation, each portion of any sentence of this Section 11.3 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.3.

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IN WITNESS WHEREOF, GX Acquisition Corp. II has caused this Third Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GX ACQUISITION CORP. II

By:
Name:
Title:

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